     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 19, 1998
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                              CHILES OFFSHORE LLC

           (Exact Name of Co-Registrant as Specified in Its Charter)

           DELAWARE                        76-0547408
 (State or Other Jurisdiction           (I.R.S. Employer
              of                      Identification No.)
Incorporation or Organization)

        Reg. No. 333-     -01                   Reg. No. 333-     -02                   Reg. No. 333-     -03
    CHILES OFFSHORE FINANCE CORP.                CHILES COLUMBUS LLC                     CHILES MAGELLAN LLC
   (Exact Name of Co-Registrant as         (Exact Name of Co-Registrant as         (Exact Name of Co-Registrant as
      Specified in its Charter)               Specified in its Charter)               Specified in its Charter)
              DELAWARE                                DELAWARE                                DELAWARE
   (State or other jurisdiction of         (State or other jurisdiction of         (State or other jurisdiction of
   incorporation or organization)          incorporation or organization)          incorporation or organization)
             76-0568691                              76-0568690                              76-0568689
(I.R.S. Employer Identification No.)    (I.R.S. Employer Identification No.)    (I.R.S. Employer Identification No.)

                                                        1381
                                            (Primary Standard Industrial
                                             Classification Code Number)

                                                                                    WILLIAM E. CHILES
                11200 WESTHEIMER, SUITE 410                                    11200 WESTHEIMER, SUITE 410
                    HOUSTON, TEXAS 77042                                           HOUSTON, TEXAS 77042
                       (713) 339-3777                                                 (713) 339-3777
    (Address, including Zip Code, and Telephone Number,         (Name, Address, including Zip Code, and Telephone Number,
including Area Code, of Co-Registrants' Principal Executive             including Area Code, of Agent for Service)
                          Offices)

                                    COPY TO:
                               JAMES L. RICE III
                           WEIL, GOTSHAL & MANGES LLP
                           700 LOUISIANA, SUITE 1600
                              HOUSTON, TEXAS 77002
                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________________

                        CALCULATION OF REGISTRATION FEE

                                                             PROPOSED MAXIMUM    PROPOSED MAXIMUM
         TITLE OF EACH CLASS               AMOUNT TO BE     OFFERING PRICE PER  AGGREGATE OFFERING      AMOUNT OF
    OF SECURITIES TO BE REGISTERED          REGISTERED           UNIT(1)             PRICE(1)        REGISTRATION FEE
10% Senior Notes due 2008.............     $110,000,000            100%            $110,000,000         $32,450.00
Guarantees of 10% Senior Notes due
  2008(2).............................          --                  --                  --                  --

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended.

(2) The 10% Senior Notes due 2008 are guaranteed by Chiles Columbus LLC and Chiles Magellan LLC. No separate consideration will be paid in respect of the guarantees. Pursuant to Rule 457(n), no separate filing fee is required for the guarantees.
                         ------------------------------

    THE CO-REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE CO-REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JUNE 19, 1998
PRELIMINARY PROSPECTUS
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION AND AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                           OFFER FOR ALL OUTSTANDING
                           10% SENIOR NOTES DUE 2008
                                IN EXCHANGE FOR

    [LOGO]
                           10% SENIOR NOTES DUE 2008
                                       OF
                              CHILES OFFSHORE LLC
                         CHILES OFFSHORE FINANCE CORP.
                                ---------------

    Chiles Offshore LLC, a Delaware limited liability company (the "Company"), and Chiles Offshore Finance Corp., a special purpose Delaware corporation and a wholly owned subsidiary of the Company ("Finance" and, together with the Company, the "Issuers") and the Guarantors (as hereinafter defined) hereby offer, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange $1,000 principal amount of registered 10% Senior Notes Due 2008 (the "New Notes") issued by the Issuers, for each $1,000 principal amount of unregistered 10% Senior Notes Due 2008 (the "Old Notes") issued by the Issuers of which an aggregate principal amount of $110,000,000 is outstanding. The form and terms of the New Notes are identical to the form and terms of the Old Notes except that the New Notes are being registered under the Securities Act of 1933, as amended (the "Securities Act"), and will not bear any legends restricting their transfer. The New Notes will evidence the same debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, the indenture governing the Old Notes. Interest on the New Notes shall accrue from the date of issuance of the Old Notes. The Exchange Offer is being made in order to satisfy certain contractual obligations of the Issuers. See "The Exchange Offer" and "Description of New Notes." The New Notes and the Old Notes are sometimes collectively referred to herein as the "Notes."

    Interest on the New Notes will be payable semi-annually on May 1 and November 1 of each year, commencing November 1, 1998. The Company will not be required to make any sinking fund payment with respect to the New Notes. The New Notes will not be redeemable at the option of the Issuers prior to May 1, 2003, except that until May 1, 2001, the Issuers may redeem, at their option, in the aggregate up to 35% of the original principal amount of the Notes, on a pro rata basis, at the redemption price set forth herein with the net proceeds of one or more Public Equity Offerings (as defined) if at least $71.5 million aggregate principal amount of the Notes remains outstanding after each such redemption. On and after May 1, 2003, the Notes may be redeemed at the option of the Issuers, in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. See "Description of New Notes--Optional Redemption."

    The net proceeds to the Issuers from the sale of the Old Notes (the "Original Offering") were placed in escrow to be used to (a) partially fund the construction of two premium jackup offshore drilling rigs (the "Rigs"), (b) pay interest on the Notes through the first two semi-annual interest payment dates (see "Description of New Notes--Escrow of Proceeds") and (c) provide working capital. One of the Rigs will be wholly owned and operated by Chiles Columbus LLC and the other by Chiles Magellan LLC, each a Delaware limited liability company and a wholly owned subsidiary of the Company (each, an "Owner" and, collectively, the "Owners").

    In the event that a Construction Contract (as defined) with respect to a Rig is terminated prior to delivery of such Rig, or in certain circumstances, following an Event of Loss (as defined), after delivery of a Rig, each Holder (as defined) shall have the right to require the Issuers to purchase the Allocated Principal Amount (as defined) of such Holder's Notes for such Rig at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. See "Description of New Notes--Right to Require Repurchase Upon Contract Termination." Upon a Change of Control (as defined), each Holder shall have the right to require the Issuers to purchase such Holder's Notes, in whole or in part, at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. See "Description of New Notes--Change of Control."

    The New Notes will be senior obligations of the Issuers, will rank PARI PASSU with all existing and future senior indebtedness of the Issuers and will be senior in right of payment to all future subordinated indebtedness. Except as described herein with respect to the Collateral under the Escrow Security Agreement (each as defined), the New Notes will be unsecured, and effectively subordinated to the claims of secured creditors to the extent of the collateral securing such claims. Concurrently with, and as a condition to, the closing of the Original Offering, the Company entered into a $25.0 million bank credit agreement (the "Bank Facility"), which is secured by substantially all the assets of the Company and its subsidiaries, including the Rigs, other than the Collateral under the Escrow Security Agreement. See "Description of New Notes--Ranking" and "Description of Bank Facility." Payment of the principal of, premium, if any, and interest on the New Notes will be guaranteed, jointly and severally, on an unsecured basis by the Company's Restricted Subsidiaries (as defined), which includes the Owners, both of which have also guaranteed, jointly and severally, the Bank Facility on a secured basis. The guarantees of the Company's Restricted Subsidiaries will be irrevocable and unconditional, but limited in amount to the extent required by laws relating to fraudulent transfer or similar laws. See "Risk Factors--Effective Subordination of the Notes; Dependence on Subsidiaries" and "Description of New Notes--
Guarantees."                                            (CONTINUED ON NEXT PAGE)

    SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NEW NOTES.
                            ------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                 The date of this Prospectus is         , 1998.

(CONTINUED FROM FRONT COVER)

    The Company is a recently formed entity with no significant prior operating history. Finance was formed to consummate the Original Offering as a co-issuer of the Notes, and will conduct no other business. Certain institutional investors that might otherwise be limited in their ability to invest in securities issued by limited liability companies, by reason of the legal investment laws of their states of incorporation or their charter documents, may be able to invest in the Notes because Finance is a co-obligor. Certain of the Company's subsidiaries (the "Guarantors") will guarantee, jointly and severally on an unsecured basis, the New Notes (collectively, the "Subsidiary Guarantees"). The Company and the Guarantors will accept for exchange any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York
City time, on         , 1998, unless extended (as so extended, the "Expiration
Date"). Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer."

    In order for a holder of Old Notes to participate in the Exchange Offer, such holder must represent to the Issuers that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving New Notes, whether or not such person is the holder of the Old Notes, (ii) neither the holder nor any such other person is engaging in or intends to engage in a distribution of such New Notes,
(iii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes and (iv) neither the holder nor any such other person is an "affiliate," as defined under Rule 405 promulgated under the Securities Act, of either of the Issuers. See "The Exchange Offer--Purpose and Effect."

    Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal accompanying this Prospectus (the "Letter of Transmittal") states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuers have agreed that, for a period of 180 days after the Expiration Date (as defined herein), they will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    No public market has existed for the Old Notes before the Exchange Offer. The Company and the Guarantors currently do not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system, and no active public market for the New Notes is currently anticipated. The Issuers and the Guarantors will pay all the expenses incident to the Exchange Offer.

    The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange pursuant to the Exchange Offer.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND OTHER UNCERTAINTIES. WHEN INCLUDED IN THIS PROSPECTUS, THE WORDS "EXPECTS," "INTENDS," "ANTICIPATES," "ESTIMATES" AND ANALOGOUS EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS INHERENTLY ARE SUBJECT TO A VARIETY OF RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. SUCH RISKS AND UNCERTAINTIES INCLUDE, AMONG OTHERS, GENERAL ECONOMIC AND BUSINESS CONDITIONS, INDUSTRY FLEET CAPACITY, CHANGES IN FOREIGN AND DOMESTIC OIL AND GAS EXPLORATION AND PRODUCTION ACTIVITY, COMPETITION, CHANGES IN FOREIGN POLITICAL, SOCIAL AND ECONOMIC CONDITIONS, REGULATORY INITIATIVES AND COMPLIANCE WITH GOVERNMENTAL REGULATIONS, CUSTOMER PREFERENCES AND VARIOUS OTHER MATTERS, INCLUDING FACTORS SET FORTH UNDER "RISK FACTORS," "CERTAIN FINANCIAL FORECAST INFORMATION" AND "BUSINESS," MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL. THESE FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE OF THIS PROSPECTUS. THE COMPANY EXPRESSLY DISCLAIMS ANY OBLIGATION OR UNDERTAKING TO RELEASE PUBLICLY ANY UPDATES OR REVISIONS TO ANY FORWARD-LOOKING STATEMENT OR FINANCIAL FORECAST CONTAINED HEREIN TO REFLECT ANY CHANGE IN THE COMPANY'S EXPECTATIONS WITH REGARD THERETO OR ANY CHANGE IN EVENTS, CONDITIONS OR CIRCUMSTANCES ON WHICH ANY SUCH STATEMENT OR FORECAST IS BASED.

    THE INFORMATION SET FORTH UNDER "CERTAIN FINANCIAL FORECAST INFORMATION" WAS PREPARED BY THE COMPANY SOLELY FOR USE IN CONNECTION WITH THE PRIVATE PLACEMENT OF THE OLD NOTES AND NOT FOR PUBLICATION OR WITH A VIEW TO COMPLYING WITH THE PUBLISHED GUIDELINES OF THE COMMISSION (AS DEFINED) REGARDING PROJECTIONS OR WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS AND IS INCLUDED IN THIS PROSPECTUS ONLY BECAUSE IT WAS FURNISHED TO PURCHASERS OF OLD NOTES. THE INCLUSION OF THIS INFORMATION SHOULD NOT BE REGARDED AS AN INDICATION THAT THE COMPANY OR ANYONE WHO RECEIVED THIS INFORMATION CONSIDERED IT A RELIABLE PREDICTOR OF FUTURE EVENTS, AND THIS INFORMATION SHOULD NOT BE RELIED ON AS SUCH. THIS INFORMATION HAS NOT BEEN UPDATED SUBSEQUENT TO CONSUMMATION OF THE ORIGINAL OFFERING AND WILL NOT BE UPDATED IN THIS PROSPECTUS, IN ANY SUPPLEMENT OR AMENDMENT HERETO OR OTHERWISE IN ANY MANNER.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, EACH REFERENCE TO THE "COMPANY" MEANS CHILES OFFSHORE LLC, A DELAWARE LIMITED LIABILITY COMPANY ("CHILES"), OR CHILES TOGETHER WITH ITS SUBSIDIARIES CHILES OFFSHORE FINANCE CORP. ("FINANCE"), A SPECIAL PURPOSE DELAWARE CORPORATION AND A WHOLLY OWNED SUBSIDIARY OF CHILES, AND CHILES COLUMBUS LLC AND CHILES MAGELLAN LLC (EACH AN "OWNER" AND, COLLECTIVELY, THE "OWNERS"), EACH A DELAWARE LIMITED LIABILITY COMPANY AND A WHOLLY OWNED SUBSIDIARY OF CHILES, AS THE CONTEXT REQUIRES. DATA RELATING TO INDUSTRY FLEET UTILIZATION LEVELS, AVERAGE DAYRATES AND OTHER INDUSTRY FLEET STATISTICS CONTAINED HEREIN, UNLESS OTHERWISE INDICATED, ARE DERIVED FROM INFORMATION PROVIDED BY OFFSHORE DATA SERVICES.

                                  THE COMPANY

    The Company was formed in 1997 for the purpose of constructing, owning and operating a fleet of state-of-the-art premium jackup offshore drilling rigs. In 1997, the Company commenced construction of the first two such rigs at the AMFELS, Inc. ("AMFELS") shipyard in Brownsville, Texas under fixed-price contracts. The first rig, the CHILES COLUMBUS, is a LeTourneau Enhanced 116-C design, and the second, the CHILES MAGELLAN, is a LeTourneau Super 116 design (together, the "Rigs"). The Company expects that it will pay, net of capitalized interest, $83.5 million and $87.8 million, respectively, in total construction and outfitting costs for the Rigs. The Company and AMFELS have scheduled the Rigs for delivery in April and September 1999, respectively.

    SEACOR SMIT Inc. ("SEACOR"), operator of the second largest fleet of offshore service vessels in the world, has invested $35.0 million for approximately 55.4% of the outstanding equity interests in the Company. SEACOR is a Delaware corporation whose common stock is listed for trading on the New York Stock Exchange under the symbol "CKH." The remaining equity interests in the Company are held by private investors, including the original founders and senior management.

    The Company's management team has extensive experience in the offshore contract drilling industry. William E. Chiles, the President and CEO of the Company, has over 25 years of experience in the industry. During his career, Mr. Chiles founded or co-founded three offshore contract drilling companies and supervised the construction of four jackup rigs at the Brownsville, Texas shipyard facility where the Rigs are being constructed. The Company's operating and engineering personnel have substantial experience operating, marketing, building, refurbishing and upgrading premium jackup rigs, including the LeTourneau 116-C design.

                                    THE RIGS

    Jackup rigs are the largest category of mobile offshore drilling units, representing approximately 60% of such units. Oil and gas exploration companies use jackup rigs extensively for offshore drilling in water depths from 20 feet to 350 feet. Jackup rigs are mobile, self-elevating drilling platforms equipped with legs that are lowered to the ocean floor until a foundation is established to support the drilling platform. A jackup rig consists of the hull, jacking system, drilling equipment, crew quarters, loading and unloading facilities, storage areas, heliport and other related equipment. A jackup rig is towed to the drillsite with its hull riding in the sea and its legs retracted. At the drillsite, the legs are jacked down to the ocean floor until the hull has been elevated a sufficient distance above the water to allow storm waves to pass beneath. Jackup rigs vary a great deal in size and capability. Premium jackup drilling rigs are distinguished by their technological features, which generally allow for increased productivity, flexibility and safety of operation. Most premium jackup rigs have a drillstring cantilevering feature that enables the drilling of multiple exploratory or development wells from the same location over an existing fixed production platform. The Company defines premium jackup rigs as cantilevered jackup rigs capable of operating in water depths of 300 feet or greater, excluding (due to their substantially higher construction cost) the class of jackup rigs built for service in "harsh environments," such as the North Sea and Eastern Canada.

    The Rigs will be state-of-the-art premium jackup drilling rigs capable of operating at a water depth of 360 feet. Both Rigs incorporate the LeTourneau Super 116's hull design and enhanced design features together with a technologically advanced equipment package, which the Company believes provide greater versatility and production efficiency compared to other rigs of similar class. Each of the Rigs will feature 70-foot cantilevering capability, the maximum reach currently available in the premium jackup rig market. The Rigs will have capabilities that substantially exceed those of typical existing premium jackup rigs, including increased engine horsepower, increased hydraulic horsepower and enlarged mud handling and solids control systems. The Rigs will also incorporate such features as digital drilling controls, dual pipe handling, pipe handling robotics and drillpipe identification and tracking systems. The Company expects that the Rigs will differentiate themselves in particular by their increased productivity, mainly resulting from their superior engine and hydraulic horsepower.

    The Company expects to operate the Rigs initially in the Gulf of Mexico, but with certain modifications, the Rigs are capable of operating in essentially all markets for jackup rigs, except for "harsh environment" drilling areas. Other non-"harsh environment" markets include West Africa, Southeast Asia, Latin America, the Middle East/Persian Gulf and the southern sector of the North Sea. The Company believes that the superior operating performance of the Rigs will enable it to enter into attractive drilling contracts with high quality customers at the appropriate time.

                                MARKET OVERVIEW

    The world's jackup rig fleet currently consists of 380 rigs, which vary significantly in terms of technological advancement, water depth capability and age. A total of 117 are premium jackup rigs and as of March 1998, 29 such rigs were employed in the Gulf of Mexico, the largest single market for jackup rigs. The current average age of the world's jackup rig fleet is 17.5 years with premium jackup rigs having an average age of 16.4 years, which compares to an expected original useful life for such units of approximately 25 years. In addition to the Company's Rigs, seven other jackup rig newbuildings are on order with shipyards around the world (collectively representing 2.4% of the existing fleet), of which six are jackup rigs designed for work in "harsh environment" areas.

    Based on published industry data, the Company estimates that as of March 31, 1998, the average dayrate for premium jackup rigs worldwide was $73,000 and that it averaged $62,000 in 1997 and $39,000 in 1996. (1997 and 1996 dayrate data include a small number of "harsh environment" jackup rigs, which increases slightly the average historical dayrate information for premium jackup rigs.) Based on published industry data, the Company estimates that premium jackup rig utilization levels have averaged 93% over the last ten years and that as of March 31, 1998, average utilization exceeded 96%. Major factors underlying these improvements include an increase in demand due to greater offshore exploration and development expenditures by the world's oil and gas companies, and a reduction in rig supply, due to the advancing age of the existing fleet and the small number of newbuildings. Growth in offshore expenditures by oil and gas companies has been due in part to substantial technological advances in exploration and production (including 3-D seismic, horizontal drilling and subsea completion procedures), which have reduced the overall cost of finding and producing oil and gas. In addition, the offshore drilling industry has experienced a worldwide consolidation during the last ten years which has substantially reduced the number of drilling contractors.

                               BUSINESS STRATEGY

    The Company intends to become a leading provider of state-of-the-art premium jackup rigs and to maximize dayrates and rig utilization by offering its customers the most productive premium jackup rigs available. The Company will focus on establishing a reputation for customer service, higher productivity and safety of operation in the offshore contract drilling market. The key elements of the Company's strategy are as follows:

    - FOCUS ON PREMIUM JACKUP RIG MARKET. The Company will focus on premium jackup rigs, which the Company believes enjoy strong and growing worldwide demand, have the versatility to work in a variety of different markets, represent a relatively low investment compared to new semisubmersibles, drillships and "harsh environment" jackup rigs, possess a favorable relationship between potential revenues and operating costs, and are familiar to the management of the Company through prior operations and newbuildings.

    - OWN AND OPERATE HIGH QUALITY ASSETS. The Rigs will represent a new generation of premium jackup rigs with significantly enhanced capabilities incorporating the latest technologies. Such capabilities will assist the Company in offering its customers equipment with superior productivity and safety features.

    - BUILD TO MEET STRONG DEMAND GROWTH. The Company intends to be among the first offshore drilling contractors to provide new generation premium jackup rigs to the industry. The Company believes that this is the early stage of a period of strong growth in the demand for, and utilization of, premium jackup rigs. The Company believes that it has been able to secure favorable contract terms by placing orders during this early stage, at a time when relatively few new premium jackup rigs are being built.

    - EXPAND RIG FLEET. The Company expects to expand its rig fleet prudently over time. The Company may achieve this growth through the exercise of three sequential options (the "Construction Options") that the Company holds to construct additional LeTourneau Super 116 design premium jackup rigs at a total delivered cost of approximately $100.0 million per rig.

    - FOCUS ON THE GULF OF MEXICO. The Company will focus its operations initially on the Gulf of Mexico market, which is the largest single market for jackup rigs in the world. Furthermore, the presence of an established pipeline and production infrastructure makes the Gulf of Mexico an economically attractive market for continued exploration and production activity.

    - UTILIZE SEACOR EXPERTISE. SEACOR will directly advise the Company concerning strategic, financial and marketing matters through representation on the Company's Management Committee (I.E., its board of directors). Additionally, pursuant to the Services Agreement (as defined), SEACOR has made available its Vice President, Finance to serve as the Company's Senior Vice President and Chief Financial Officer. The Company believes that SEACOR's marketing expertise and its extensive oil and gas company client base will greatly assist the Company in the marketing of the Rigs.

    - EMPLOY, RETAIN AND MOTIVATE EXPERIENCED AND INCENTIVIZED MANAGEMENT. The Company will seek to employ, retain and motivate experienced senior management and key employees through the implementation of an equity participation and performance incentive program.

                                 THE FINANCING

    The Company intends to finance construction of the Rigs and the start-up phase of its operations through aggregate capital contributions of $63.9 million (of which $55.4 million has been received in cash) from SEACOR, the original founders and other equity investors (the "Equity Financing"), $110.0 million in gross proceeds from the Original Offering and borrowings under its $25.0 million Bank Facility. The Company consummated the final phase of the Equity Financing on December 16, 1997 and the Original Offering on April 29, 1998, the date of original issuance of the Notes (the "Issue Date"). As of March 31, 1998, a total of approximately $36.6 million of the cash proceeds of the Equity Financing had been spent on construction of the Rigs, offering costs associated with the Equity Financing and supporting activities and at such date the Company had approximately $18.8 million cash on hand. The Company anticipates that less than half of the Bank Facility will be drawn at the time the second Rig is scheduled to be delivered, and therefore the undrawn portion thereof would be available for debt service and other general corporate purposes.

    The sources and uses of funds on the Issue Date, were as follows, assuming an Issue Date of March 31, 1998:

                                                                                      AMOUNTS
                                                                                   (IN MILLIONS)
                                                                                   -------------
SOURCES OF FUNDS:
Bank Facility(1).................................................................    $     0.0
Notes Offering...................................................................        110.0
Equity Financing (available balance)(2)..........................................         18.8
                                                                                        ------
  Total..........................................................................    $   128.8
                                                                                        ------
                                                                                        ------
USES OF FUNDS:
Deposit to Escrow Accounts
  Pre-Funded Rig Construction Costs..............................................    $    95.2
  Pre-Funded Capitalized Interest................................................         11.1
Notes Issuance Costs.............................................................          3.7
Bank Facility Fees and Expenses..................................................          0.2
Available Cash...................................................................         18.6
                                                                                        ------
Total............................................................................    $   128.8
                                                                                        ------
                                                                                        ------

------------------------

(1) The Bank Facility provides a $25.0 million revolving credit commitment, which is not permitted to be drawn until delivery of the first of the two Rigs.

(2) Represents the balance of the $55.4 million cash component of the Equity Financing as of March 31, 1998.

                           THE CONSTRUCTION PROJECTS

    The scheduled delivery dates (each, a "Scheduled Delivery Date") of the Rigs will be April 30, 1999 for the CHILES COLUMBUS and September 10, 1999 for the CHILES MAGELLAN. The Company expects the total construction cost of the CHILES COLUMBUS to be approximately $83.5 million and the total construction cost of the CHILES MAGELLAN to be approximately $87.8 million, in each case net of capitalized interest. The major components of the construction costs are the fixed contract prices payable to AMFELS pursuant to the respective Platform Construction Agreement (the "Construction Contract") for each Rig, the cost of owner furnished equipment ("OFE"), which includes the major components of the drilling and power system (including engines, generators, draw works and top drives), and the Company's internal expenditures during the construction period. The Company currently has contracted for over 95% of the total cost of OFE on a fixed-price basis. The total amount of these expenditures is summarized in the following table:

                                                                                   CHILES      CHILES
                                                                                  COLUMBUS    MAGELLAN     TOTAL
                                                                                 -----------  ---------  ----------
                                                                                           (IN THOUSANDS)
Construction Contracts(1)......................................................   $  61,032   $  64,684  $  125,716
OFE(2).........................................................................      17,189      17,189      34,378
Internal Expenditures(3).......................................................       5,259       5,957      11,216
                                                                                 -----------  ---------  ----------
    Total......................................................................   $  83,480   $  87,830  $  171,310

------------------------

(1) The Construction Contracts are fixed-price contracts.

(2) The Company currently has contracted for over 95% of the total cost of OFE on a fixed-price basis.

(3) Internal expenditures are costs associated with Company personnel overseeing construction which are capitalized and general and administrative costs which are expensed.

    The AMFELS shipyard, originally built and operated by Marathon LeTourneau, Inc., has a long-term commitment to the offshore drilling industry and many of the key personnel who designed and built LeTourneau jackup rigs in the past are currently working there. The shipyard's newbuilding construction experience includes 24 jackup rigs and two semisubmersibles. AMFELS is 100% owned by Keppel FELS, Ltd., an established international shipyard and engineering group based in Singapore. To mitigate the risk of a delay in construction, the Company has procured standard "delay-in-delivery" insurance that provides for coverage of $30,000 per day per Rig up to a maximum of 360 days for certain delays in excess of 30 days up to a total combined limit of $21.6 million for both Rigs.

                               THE EXCHANGE OFFER

    The Exchange Offer applies to $110.0 million aggregate principal amount of the Old Notes. The form and terms of the New Notes are the same as the form and terms of the Old Notes except that the New Notes are being registered under the Securities Act and, therefore, will not bear legends restricting their transfer. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture pursuant to which the Old Notes were issued. Interest on the New Notes shall accrue from the date of issuance of the Old Notes. The Old Notes and the New Notes are sometimes referred to collectively herein as the "Notes." See "Description of New Notes" and "The Exchange Offer."

The Exchange Offer................  $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of Old Notes. As of the
                                    date hereof, Old Notes representing $110.0 million
                                    aggregate principal amount are outstanding. The terms of
                                    the New Notes and the Old Notes are substantially
                                    identical.

                                    Based on an interpretation by the Commission's staff set
                                    forth in no-action letters issued to third parties
                                    unrelated to the Issuers and the Guarantors, the Issuers
                                    and the Guarantors believe that New Notes issued
                                    pursuant to the Exchange Offer in exchange for Old Notes
                                    may be offered for resale, resold and otherwise
                                    transferred by any person receiving the New Notes,
                                    whether or not that person is the Holder (other than any
                                    such holder or such other person that is an "affiliate"
                                    of either of the Issuers or either of the Guarantors
                                    within the meaning of Rule 405 under the Securities
                                    Act), without compliance with the registration and
                                    prospectus delivery provisions of the Securities Act,
                                    provided that (i) the New Notes are acquired in the
                                    ordinary course of business of that Holder or such other
                                    person, (ii) neither the Holder nor such other person is
                                    engaging in or intends to engage in a distribution of
                                    the New Notes and (iii) neither the Holder nor such
                                    other person has an arrangement or understanding with
                                    any person to participate in the distribution of the New
                                    Notes. See "The Exchange Offer--Purpose and Effect."
                                    Each broker-dealer that receives New Notes for its own
                                    account in exchange for Old Notes, where those Old Notes
                                    were acquired by the broker-dealer as a result of its
                                    market-making activities or other trading activities,
                                    must acknowledge that it will deliver a prospectus in
                                    connection with any resale of these New Notes. See "The
                                    Exchange Offer--Purpose and Effect" and "--Procedures
                                    for Tenders," and "Plan of Distribution."

Registration Rights Agreement.....  The Old Notes were sold by the Issuers on April 29, 1998 in a private placement. In connection with the sale, the
                                    Issuers entered into a Registration Rights Agreement
                                    with the purchasers (the "Registration Rights
                                    Agreement") providing for

                                    the Exchange Offer. See "The Exchange Offer--Purpose and
                                    Effect."

Expiration Date...................  The Exchange Offer will expire at 5:00 p.m., New York
                                    City time,             , 1998, or such later date and
                                    time to which it is extended.

Withdrawal........................  The tender of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to 5:00 p.m., New
                                    York City time, on the Expiration Date. Any Old Notes
                                    not accepted for exchange for any reason will be
                                    returned without expense to the tendering Holder thereof
                                    as promptly as practicable after the expiration or
                                    termination of the Exchange Offer.

Interest on the New Notes and
  Old Notes.......................  Interest on the New Notes will accrue from the Issue
                                    Date, which is April 29, 1998.

Conditions to the Exchange          The Exchange Offer is subject to certain customary
  Offer...........................  conditions, certain of which may be waived by the
                                    Company. See "The Exchange Offer--Certain Conditions to
                                    Exchange Offer."

Procedures for Tendering Old        Each Holder of Old Notes wishing to accept the Exchange
  Notes...........................  Offer must complete, sign and date the Letter of
                                    Transmittal, or a copy thereof, in accordance with the
                                    instructions contained herein and therein, and mail or
                                    otherwise deliver the Letter of Transmittal, or the
                                    copy, together with the Old Notes and any other required
                                    documentation, to the Exchange Agent at the address set
                                    forth in the Letter of Transmittal. Persons holding Old
                                    Notes through The Depository Trust Company ("DTC") and
                                    wishing to accept the Exchange Offer must do so pursuant
                                    to DTC's Automated Tender Offer Program, by which each
                                    tendering Participant will agree to be bound by the
                                    Letter of Transmittal. By executing or agreeing to be
                                    bound by the Letter of Transmittal, each Holder will
                                    represent to the Company that, among other things, (i)
                                    the New Notes acquired pursuant to the Exchange Offer
                                    are being obtained in the ordinary course of business of
                                    the person receiving such New Notes, whether or not such
                                    person is the Holder of the Old Notes, (ii) neither the
                                    Holder nor any such other person is engaging in or
                                    intends to engage in a distribution of such New Notes,
                                    (iii) neither the Holder nor any such other person has
                                    an arrangement or understanding with any person to
                                    participate in the distribution of such New Notes and
                                    (iv) neither the Holder nor any such other person is an
                                    "affiliate," as defined under Rule 405 promulgated under
                                    the Securities Act, of either of the Issuers or either
                                    of the Guarantors. Pursuant to the Registration Rights
                                    Agreement, the Issuers and the Guarantors are required
                                    to file a "shelf" registration statement for a
                                    continuous offering pursuant to Rule 415 under the
                                    Securities Act in respect of the Old Notes (and use
                                    their reasonable best efforts to cause such shelf
                                    registration statement to be declared effective by the
                                    Commission and keep it continuously effective,
                                    supplemented and amended for prescribed periods) if (i)
                                    because of any

                                    change in law or in applicable interpretations of the
                                    staff of the Commission, the Issuers are not permitted
                                    to effect the Exchange Offer, or (ii) if for any other
                                    reason the Exchange Offer is not consummated within 150
                                    days of date of the Original Offering, or (iii) if
                                    Credit Suisse First Boston Corporation or Wasserstein
                                    Perella Securities, Inc., the initial purchasers in the
                                    Original Offering (the "Initial Purchasers"), so
                                    requests with respect to Old Notes not eligible to be
                                    exchanged for New Notes in the Exchange Offer, and held
                                    by it following consummation of the Exchange Offer or
                                    (iv) if any Holder of Old Notes (other than a
                                    broker-dealer that receives New Notes for its own
                                    account in exchange for Old Notes, where such Old Notes
                                    were acquired by such broker-dealer as a result of
                                    market-making or other trading activities (a
                                    "Participating Dealer") is not eligible to participate
                                    in the Exchange Offer or any such Holder (other than a
                                    Participating Dealer) does not receive freely tradeable
                                    New Notes in the Exchange Offer.

Acceptance of Old Notes and
  Delivery of New Notes...........  The Company will accept for exchange any and all Old
                                    Notes that are properly tendered in the Exchange Offer
                                    prior to 5:00 p.m., New York City time, on the
                                    Expiration Date. The New Notes issued pursuant to the
                                    Exchange Offer will be delivered promptly following the
                                    Expiration Date. See "The Exchange Offer--Terms of the
                                    Exchange Offer."

Exchange Agent....................  U.S. Bank Trust National Association is serving as
                                    Exchange Agent in connection with the Exchange Offer.

Federal Income Tax                  The exchange pursuant to the Exchange Offer should not
  Considerations..................  be a taxable event for federal income tax purposes. See
                                    "Certain Federal Income Tax Considerations."

Effect of Not Tendering...........  Old Notes that are not tendered or that are tendered but not accepted will, following the completion of the
                                    Exchange Offer, continue to be subject to the existing
                                    restrictions upon transfer thereof. Except as described
                                    in "The Exchange Offer-- Procedures for Tenders," the
                                    Issuers will have no further obligation to provide for
                                    the registration under the Securities Act of such Old
                                    Notes.

                               TERMS OF NEW NOTES

    CERTAIN CAPITALIZED TERMS USED IN THIS PROSPECTUS WITH RESPECT TO THE NOTES, AND NOT OTHERWISE DEFINED HEREIN, HAVE THE MEANINGS SET FORTH UNDER "DESCRIPTION OF NEW NOTES--CERTAIN DEFINITIONS."

Issuers......................  Chiles Offshore LLC and Chiles Offshore Finance Corp.

Securities Offered...........  $110.0 million principal amount of 10% Senior Notes Due
                               2008.

Maturity Date................  May 1, 2008.

Interest Payment Dates.......  May 1 and November 1, commencing November 1, 1998.

Use of Proceeds; Escrow......  Concurrently with the closing of the Original Offering, the
                               Issuers deposited the net proceeds of the Original Offering with the Escrow Agent. Such funds will be used to pay
                               interest on the Notes through the first two semi-annual
                               interest payment dates, pay a portion of the construction
                               costs of the Rigs and provide working capital. See
                               "Description of New Notes--Escrow of Proceeds."

Optional Redemption..........  The New Notes are not redeemable at the option of the
                               Issuers prior to May 1, 2003, except that until May 1, 2001, the Issuers may redeem, at their option, in the aggregate up to 35% of the original principal amount of the New Notes, on a pro rata basis, at the redemption price set forth herein with the net proceeds of one or more Public Equity Offerings if at least $71.5 million aggregate principal amount of the
                               New Notes remains outstanding after each such redemption. On and after May 1, 2003, the Notes may be redeemed at the
                               option of the Issuers, in whole or in part, at the
                               redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. See "Description of New
                               Notes--Optional Redemption."

Right to Require Repurchase
  Upon Contract                In the event that a Construction Contract is terminated
  Termination................  prior to delivery of the Rig, each Holder will have the right to require the Issuers to purchase the Allocated
                               Principal Amount of such Holder's New Notes for such Rig at a purchase price equal to 101% of the principal amount
                               thereof, plus accrued and unpaid interest to the date of
                               purchase. See "Description of New Notes--Right to Require
                               Repurchase Upon Contract Termination."

Event of Loss of a Rig.......  Upon the occurrence of an Event of Loss of a Rig after the delivery of such Rig, the Issuers will be required to apply the insurance and other proceeds either to repay
                               indebtedness outstanding under the Bank Facility or other
                               secured debt (and permanently reduce the commitments
                               thereunder) or to acquire a Qualified Substitute Rig (as
                               defined), and to apply the balance to purchase the Allocated
                               Principal Amount of Notes tendered by Holders at a purchase price equal to 101% of the principal amount thereof, plus
                               accrued and unpaid interest to the date of purchase. See
                               "Description of New
                               Notes--Certain Covenants."

Change of Control............  Upon a Change of Control, each Holder will have the right to require the Issuers to purchase such Holder's Notes, in
                               whole or in part, at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. See "Description of New
                               Notes--Change of Control."

Ranking......................  The New Notes will be senior obligations of the Issuers, will rank PARI PASSU with all existing and future senior
                               indebtedness of the Issuers and will be senior in right of payment to all future subordinated indebtedness. Except as described herein with respect to the Escrowed Property, the
                               New Notes will be unsecured, and effectively subordinated to the claims of secured creditors to the extent of the
                               collateral securing such claims. The Bank Facility is
                               secured by substantially all the assets of the Company and its subsidiaries, including the Rigs, other than the
                               Escrowed Property. See "Description of New Notes--Ranking."

Guarantees...................  Payment of the principal of, premium, if any, and interest on the New Notes will be guaranteed, jointly and severally, on an unsecured basis, by the Company's Restricted
                               Subsidiaries (as defined), which includes the Owners, which have also guaranteed, jointly and severally, the Bank
                               Facility on a secured basis. The guarantees of the Company's
                               Restricted Subsidiaries will be irrevocable and
                               unconditional, but limited in amount to the extent required by laws relating to fraudulent transfer or similar laws. See
                               "Description of New Notes--Subsidiary Guarantees."

Security.....................  The New Notes will initially be secured by the Escrow
                               Accounts and all funds and investments contained therein,
                               the Escrow Agreement and all proceeds of the foregoing to
                               the extent provided in the Escrow Security Agreement. Upon the release of the Escrowed Property, the New Notes will be unsecured. See "Description of New Notes-- Escrow of
                               Proceeds."

Covenants....................  The Indenture will contain certain covenants that, among other things, limit the ability of the Company and its
                               Restricted Subsidiaries to (i) incur any additional
                               indebtedness, (ii) pay dividends or make certain other
                               Restricted Payments, (iii) restrict distributions from
                               Restricted Subsidiaries, (iv) sell assets, (v) enter into
                               transactions with affiliates, (vi) sell or issue capital
                               stock of Restricted Subsidiaries, (vii) incur liens other
                               than permitted liens, (viii) enter into sale/leaseback
                               transactions, (ix) enter into certain mergers and
                               consolidations, (x) conduct certain business activities,
                               (xi) impair the security interest in the Collateral and
                               (xii) amend the Escrow Agreement or the Escrow Security
                               Agreement. The Indenture will also contain a covenant
                               requiring the Company to maintain certain levels of
                               insurance on the Rigs. In addition, the Indenture will limit the business activities of Finance, including its ability to incur indebtedness. See "Description of New Notes--Certain
                               Covenants."

                                  RISK FACTORS

    Prospective investors in the New Notes should carefully consider the factors discussed in detail elsewhere in this Prospectus under the caption "Risk Factors."

                             SUMMARY FINANCIAL DATA

    The following summary financial data are derived from the financial statements of the Company as of and for the periods presented. The summary financial data for the three-month period ended March 31, 1998 is derived from financial statements that are unaudited but include all adjustments, consisting of normal recurring accruals, that the Company considers necessary for a fair presentation of its financial position and results of operations for these periods. The summary financial data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements (including the Notes thereto) included elsewhere in this Prospectus.

                                                                                                 PERIOD FROM
                                                                                                  INCEPTION
                                                                                               (AUGUST 5, 1997)
                                                                                             TO DECEMBER 31, 1997
                                                                        THREE MONTHS ENDED   --------------------
                                                                          MARCH 31, 1998
                                                                        -------------------
                                                                            (UNAUDITED)
INCOME STATEMENT DATA:
Total revenues........................................................     $    --              $     --
Operating expenses:
  Contract drilling...................................................          --                    --
  General and administrative..........................................            82,290               376,089
  Depreciation........................................................             2,565                 5,953
Operating loss........................................................            84,855               382,042
Interest income.......................................................           363,086                72,930
Net income (loss).....................................................           278,231              (309,112)

OTHER FINANCIAL DATA:
Capital expenditures..................................................     $   9,878,354        $    5,215,116
Cash provided by (used in) operating activities.......................        (3,618,017)            3,571,349
Ratio of earnings to fixed charges (1)                                          --                    --


                                                                                              DECEMBER 31, 1997
                                                                                             --------------------
                                                                          MARCH 31, 1998
                                                                        -------------------
                                                                            (UNAUDITED)
BALANCE SHEET DATA:
Working capital.......................................................     $  18,769,174        $   28,401,504
Rigs under construction and equipment, net............................        44,895,880            35,020,091
Total assets..........................................................        63,781,861            67,398,320
Members' equity.......................................................        63,699,826            63,421,595

------------------------

(1) The Company is a development stage company with no significant operations to the date of this Prospectus other than constructing the Rigs and, therefore, no ratio of earnings to fixed charges has been presented.

                                  RISK FACTORS

    HOLDERS OF OLD NOTES SHOULD CONSIDER CAREFULLY THE RISK FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH HEREIN, BEFORE DECIDING TO TENDER OLD NOTES IN THE EXCHANGE OFFER. THE RISK FACTORS SET FORTH BELOW ARE GENERALLY APPLICABLE TO THE OLD NOTES AS WELL AS THE NEW NOTES.

    THIS PROSPECTUS CONTAINS STATEMENTS THAT CONSTITUTE FORWARD-LOOKING STATEMENTS. THOSE STATEMENTS ARE SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES, INCLUDING, WITHOUT LIMITATION, THE FACTORS SET FORTH BELOW, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL. SEE "DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS."

CONSEQUENCES OF FAILURE TO EXCHANGE

    Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon. In general, Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Company does not currently intend to register the Old Notes under the Securities Act. Based on interpretations by the staff of the Commission, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by Holders thereof (other than any such Holder which is an "affiliate" of either of the Issuers or either of the Guarantors within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Old Notes were acquired in the ordinary course of such Holders' business and such Holders have no arrangement with any person to participate in the distribution of such New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes will be adversely affected.

DEPENDENCE ON OIL AND NATURAL GAS INDUSTRY; INDUSTRY CONDITIONS; MARKET
  VOLATILITY

    The Company's business and operations are materially dependent upon the condition of the oil and natural gas industry and, specifically, the exploration and production expenditures of oil and gas companies. Due to the Company's initial focus on the Gulf of Mexico, the Company's business and operations will be particularly dependent upon the condition of the oil and natural gas industry in the Gulf of Mexico and on the exploration and production expenditures of oil and gas companies there. Historically, the offshore contract drilling industry has been highly competitive and cyclical, with periods of high demand, short rig supply and high dayrates followed by periods of low demand, excess rig supply and low dayrates. The offshore contract drilling business is influenced by a number of factors, including the current and anticipated prices of oil and natural gas, the expenditures by oil and gas companies for exploration and production and the availability of drilling rigs. Throughout the 1980s and early 1990s, depressed oil and natural gas prices and an oversupply of rigs adversely affected the offshore drilling market, particularly in the U.S. Gulf of Mexico, where the prolonged weakness and uncertainty in the demand for and price of natural gas resulted in a significant decline in exploration and production activities and, accordingly, a decline in dayrates. The Company cannot predict the future level of demand for its services or future conditions of the oil and natural gas industry. Any decrease in exploratory and production expenditures by oil and gas companies could have a material adverse effect on the Company's business and results of operations.

LIMITED LIABILITY OF AMFELS; CONSEQUENCES OF DELAY OR NONCOMPLETION OF RIGS;
  NON-PERFORMANCE BY AMFELS

    As with any major construction undertaking, completion of the Rigs could be delayed or prevented, or cost overruns could be incurred, as a result of numerous factors including shortages of materials, failure or delay of LeTourneau, Inc. ("LeTourneau") or other third party providers, labor disputes, weather interferences, difficulties in obtaining necessary permits or in meeting permit conditions or unforeseen engineering problems. No representation or assurance can be made that the Rigs will be successfully constructed or, if constructed, completed on time. If the Rigs are not completed on time or are not capable of operating according to their respective design specifications, in certain circumstances, the applicable Scheduled Delivery Date may be extended and, in certain other circumstances, termination of the applicable Construction Contract may be the Company's sole remedy for such failure. The Company will maintain insurance to protect against certain delays in delivery caused by specified events, including physical loss or damage to the Rigs in the shipyard during construction as a result of named perils, including labor disturbances, delays in delivery of materials required for construction as a result of such events and delays resulting from restricted access to the shipyard as a result of such events. However, the coverage provided under such insurance is subject to significant exceptions and would not provide protection against certain delays in delivery.

    If completion of one or both of the Rigs is delayed or prevented due to (i) any act or omission of the Company, including failure to timely deliver to AMFELS any equipment to be furnished by the Company, or (ii) delays caused by the American Bureau of Shipping or any governmental agency, changes, any of a wide variety of events of FORCE MAJEURE under the applicable Construction Contract, or inability or failure of LeTourneau to perform its obligations under the applicable LeTourneau Agreement (as defined), or if all subjects and conditions under the applicable LeTourneau Agreements are not fully and timely met by LeTourneau, the applicable Scheduled Delivery Date(s) will be extended by the applicable period. In the event of the occurrence of any of the foregoing, or if the Rigs cannot achieve operation in accordance with their respective design specifications, AMFELS would not be obligated to pay liquidated damages. AMFELS would be excused from performance and would not be in default under the applicable Construction Contract. In addition, the date for achievement of substantial completion and the Scheduled Delivery Date, as defined in the respective Construction Contract, would be subject to adjustment as a result thereof. See "Business--The Construction Contracts--Scheduled Delivery Dates." If AMFELS does not achieve substantial completion by the Scheduled Delivery Date, or if a Rig does not perform in accordance with its design specifications, or if after achieving substantial completion a failure of a Rig to perform in accordance with its design specifications causes a suspension or curtailment of operations of such Rig after the applicable Scheduled Delivery Date, the Company's ability to make payments of principal and interest on the Notes may be materially adversely affected.

    Under the Construction Contracts, the Company is responsible for a number of matters in connection with the construction and completion of the Rigs. While the Company believes that it has made adequate arrangements to assure timely performance of such responsibilities, the Company is relying on the other parties to certain contracts to enable it to perform its responsibilities under the Construction Contracts and there can be no assurance that such other parties will meet their obligations under such contracts.

    If completion of one or both of the Rigs is delayed or prevented due to the failure by AMFELS to perform, or the breach by AMFELS of, any of its covenants, agreements or undertakings under the applicable Construction Contract beyond the applicable cure period, the Company's sole remedy may be to terminate the related Construction Contract. Under the Construction Contracts, the Company may terminate the Construction Contracts upon the occurrence of an event of default by AMFELS, including such a failure by AMFELS to perform, or the breach by AMFELS of, any of its covenants, agreements or undertakings under the applicable Construction Contract, which AMFELS has failed to commence diligently to cure within thirty (30) days or which remains uncured for ninety (90) days, in each case, after notice thereof by the Company. In addition, each of the Construction Contracts provides for its automatic termination if, prior to delivery, an actual or constructive total loss occurs with respect to a Rig. See "Business--The Construction Contracts." In the event of any such termination, the Company's ability to make payments of principal and interest on the Notes may be materially adversely affected.

COMPANY DEPENDENCE ON RIGS' PERFORMANCE FOR REVENUES; CONSTRUCTION AND MARKETING
  RISKS

    Until the first Rig to be delivered from the shipyard commences operation, debt service on the Notes will be payable solely from the Escrowed Property (as defined) in the Interest Escrow Account (as defined). Thus, in the event of a prolonged delay beyond the Rigs' respective Scheduled Delivery Dates, no assurance can be given that sufficient sources of funds will be available to make payments of principal and interest on the Notes. See "--Limited Liability of AMFELS; Consequences of Delay or Noncompletion of Rigs; Non-Performance by AMFELS." Thereafter, payments pursuant to drilling contracts are expected to provide substantially all of the Company's revenues. Any material failure by the Rigs to maintain anticipated utilization levels and to receive anticipated average dayrates would therefore have a material adverse effect on the Company's revenues and the Company's ability to make payments of principal of and interest on the Notes. Moreover, the recent improvement in the current results of operations and prospects for the offshore contract drilling industry as a whole may lead to increased rig construction and enhancement programs by the Company's competitors. A significant increase in the supply of premium jackup rigs could have an adverse effect on the average utilization and average dayrates for the Rigs. In such case, the Company's results of operations would be adversely affected. Profitability of the Company in the future will depend upon the utilization and dayrates for the Rigs and the Company's ability to control operating costs. There is no assurance that current utilization and dayrates will not decline, or that current average operating costs will not escalate, or that the Company will be able to meet its debt service obligations in the future.

    The Company at present is constructing only the two Rigs. If either of the Rigs suffers an actual or total casualty loss or significant damage or suffers mechanical or other difficulties, or if for any other reason such Rig is not capable of normal operations for any extended period, the Company's results of operations would be, and its ability to meet its debt service obligations could be, materially and adversely affected.

    The Rigs currently are under construction and the Company will not receive any material revenues unless and until the Rigs achieve commercial operation. The Company has not executed a drilling contract for either of the Rigs. In addition, there is no assurance that any drilling contract that may be signed will be a term contract, I.E., any such contract or contracts may be "well-to-well," and the Company may market the Rigs on that basis at any time and from time to time. Thus, there may be periods in the future when one or both of the Rigs are not under contract and thus, not producing revenues. Moreover, during any such period, the Company will continue incurring the expense of maintaining the affected Rig in the "stacked" mode pending execution of a contract. Finally, if a Rig is not working because of adverse demand conditions in the local market, the Company may incur unreimbursed expenses to mobilize the Rig from that market to another where demand conditions are more favorable.

EARLY STAGE OF DEVELOPMENT; OPERATING LOSSES

    The Company is at an early stage of development. The Company has no significant operating history for periods prior to the Original Offering. Finance and the Owners have no operating history or financial statements for any periods prior to the Original Offering. Consequently, the Company has no substantial commercial operating history for investors to evaluate in making an investment decision.

    The Company is subject to all of the risks inherent in the establishment of a new business enterprise. Since its inception, the Company has recognized no operating revenue, has incurred losses and has had a negative cash flow from operations, exclusive of accounts payable. The Company reported a loss from operations of approximately $0.08 million and $0.38 million for the three months ended March 31, 1998 and for the period from inception to December 31, 1997, respectively. There can be no assurance that the Company will generate significant revenues or achieve or sustain profitability in the future. In addition, there can be no assurance that the Company will successfully complete the transition from a development stage company to successful operations. As a result of the aforementioned factors and the related uncertainties, there can be no assurance of the Company's future success.

    The development of the Company's business, including construction of the Rigs, will require significant capital expenditures, virtually all of which will be incurred before the realization of revenue. The Company expects that the expenditures required to complete construction of the Rigs, together with the associated early operating expenses, will result in negative cash flow until at least one of the Rigs has been deployed. There can be no assurance that the Company's estimates of its future losses or of its expected negative cash flow will be accurate or that the Company's need for additional capital to fund operating losses or capital needs will not continue substantially longer than expected.

    The Company is currently pursuing a business strategy that includes obtaining drilling contracts with oil and gas operators, employment of rig personnel, obtaining additional financing to complete the construction of the Rigs and fund the purchase of drilling equipment, and overseeing the construction of the Rigs and installation of the drilling equipment. There are no assurances that this business strategy will be achieved. While pursuing this business strategy, the Company will experience cash flow deficits until the Rigs' construction is completed and the Rigs are placed in operation. As a result of the aforementioned factors and related uncertainties, the Company's auditors have raised a substantial doubt as to the Company's ability, in their audit report to the Members of Chiles Offshore LLC dated February 11, 1998, to continue as a going concern. The Company's financial statements included elsewhere herein do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

FINANCIAL FORECAST

    The financial forecast set forth under "Certain Financial Forecast Information" (the "Forecast") is based upon certain assumptions and estimates, some of which may not materialize, and unanticipated events may occur that could materially adversely affect the actual results achieved by the Company during the forecast period. Consequently, the Company's actual results of operations during the forecast period will vary from the Forecast and such variations may be material. In addition, prospective investors should understand that the degree of uncertainty increases with each successive period presented. The Company's independent public accountants have not examined, compiled, reviewed, or applied agreed-upon procedures to the Forecast, and consequently, assume no responsibility for the Forecast. The Forecast has not been prepared in compliance with the published guidelines of the American Institute of Certified Public Accountants. The Forecast has been prepared by the Company as of March 31, 1998 and presents management's best estimate as of such date of the Company's revenue, operating expenses and net income for each of the years in the three-year period ending December 31, 2001. The Company does not intend to update or otherwise revise the Forecast to reflect events or circumstances existing or arising after March 31, 1998 or to reflect the occurrence of unanticipated events. Prospective investors should make their own independent assessment of the ability of the Company to make principal and interest payments on the Notes. The Forecast should not be relied upon for any purpose following the consummation of the Original Offering. No assurance can be given that the Company's cash flow from operations will be sufficient to pay, when due, the principal of and interest on the Notes. See "Disclosure Regarding Forward-Looking Statements."

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE DEBT

    The Company is highly leveraged following consummation of the Original Offering. Upon consummation of the Original Offering, the Company's outstanding total long-term debt was comprised of

$110.0 million of Notes. In addition, the Company has $25.0 million of unused senior secured borrowing capacity under the Bank Facility. The degree to which the Company is leveraged could have important consequences to holders of the Notes, including (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for its operations and expansion plans; and (iii) the Company may be more vulnerable to a downturn in general economic conditions or its business. The Company's borrowings under the Bank Facility are at floating rates of interest, which could result in a higher interest expense in the event of an increase in interest rates.

    The Company's ability to make scheduled payments or to refinance its obligations with respect to its indebtedness depends on its financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond its control and to the ability of Chiles to access payments and advances from its subsidiaries in amounts and at times sufficient to fund its debt obligations. Further, there can be no assurance that the Company's operating results or Chiles's access to payments and advances from its subsidiaries will be sufficient for payment of the Company's indebtedness, including the Notes. See "--Effective Subordination of the Notes; Dependence on Subsidiaries."

EFFECTIVE SUBORDINATION OF THE NOTES; DEPENDENCE ON SUBSIDIARIES

    The Notes will be effectively subordinated to all current and future secured indebtedness of the Company and of any future subsidiaries of Chiles, including indebtedness under the Bank Facility, to the extent of any mortgaged or pledged assets. The Company's obligations under the Bank Facility will be secured by first priority mortgages on the Rigs and by a pledge of substantially all of the Owners' other assets. Therefore, in the event of a bankruptcy, liquidation or reorganization of the Company, the assets of the Company would be available to pay obligations on the Notes only after all such indebtedness has been paid in full, and in such event there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. The indebtedness under the Bank Facility will become due prior to the time the principal obligations under the Notes become due. Upon consummation of the Original Offering, there was (and upon consummation of the Exchange Offer, there will be) $25.0 million of unused senior secured borrowing capacity under the Bank Facility.

    In addition, the operations of the Company will be conducted primarily through the Owners and any future Chiles subsidiaries. Therefore, the Company's ability to make required principal and interest payments with respect to the Notes will depend on the earnings of such subsidiaries and on its ability to receive funds from such subsidiaries through dividends or other payments.

RESTRICTIVE COVENANTS

    Among other things, the covenants contained in the Indenture restrict, condition or prohibit the Company from incurring additional indebtedness, creating certain liens on its assets, making certain asset dispositions, entering into transactions with affiliates, merging or consolidating with any other person or selling, assigning, transferring, leasing, conveying or otherwise disposing of substantially all the assets of the Company. In addition, the Bank Facility contains certain financial and operating covenants and prohibitions. There can be no assurance that the Company's leverage and such restrictions will not materially and adversely affect the Company's ability to finance its future operations or capital needs or to engage in other business activities. Moreover, a failure to comply with the obligations contained in the Indenture governing the Notes or any other agreements with respect to additional financing (including the Bank Facility or any replacement facility) could result in an event of default under such agreements, which could permit acceleration of the related debt and acceleration of debt under future debt agreements that may contain cross-acceleration or cross-default provisions. See "Description of Bank Facility" and "Description of New Notes."

DEPENDENCE ON KEY PERSONNEL

    While the Company's senior management has worked together extensively in the past, the complete management team has not yet been fully assembled. The Company's success depends to a large extent upon the continued services of its senior management including, in particular, William E. Chiles, the President and Chief Executive Officer of the Company, and its ability to attract and retain key operating personnel. The loss of the services of any such employee could have a material adverse effect on the Company. The Company does not maintain "key man" insurance with respect to any such individuals. While the success of the Company depends in large part upon such personnel, the Company believes that there are other qualified managers in the offshore drilling industry whom the Company might retain to fill such positions, if needed. However, there can be no assurance that the Company would be able to engage such qualified managers and, if so, on what terms. See "Management."

DEPENDENCE ON SKILLED LABOR

    The Company's financial performance is affected by the availability of qualified personnel and the cost of labor. In recent years, unemployment rates in the offshore contract drilling industry have reached unusually low levels leading to lower availability of skilled labor and increased labor costs. While the Company does not believe that contraction of the labor market will have a material adverse effect on its financial performance, there can be no assurance that sufficient labor will be available in the future or that the cost of labor will not rise, either of which could have an adverse effect on the Company.

COMPETITION

    The contract drilling industry is highly competitive. Customers sometimes award contracts on a competitive bid basis, and although a customer selecting a rig may consider, among other things, a contractor's safety record, crew quality and quality of service and equipment, price is the major factor in determining the selection of a drilling contractor. The Company believes that competition for drilling contracts will continue to be intense for the foreseeable future because of the ability of contractors to move rigs from areas of low utilization and dayrates to areas of greater activity and relatively higher dayrates. Such movement or a decrease in drilling activity in any major market could depress dayrates and could adversely affect utilization of the Company's Rigs. Most of the Company's competitors are much larger and more established companies with greater financial resources than the Company. See "Business-- Offshore Contract Drilling Services."

    In addition, the current favorable conditions in the premium jackup rig market may lead to additional newbuildings of rigs of this class. A significant increase in the supply of state-of-the-art, technologically advanced premium jackup rigs capable of competing with the Rigs may have an adverse effect on the average operating dayrates for the Rigs, and on their average utilization levels. In such case, the Company's results of operations would be adversely affected.

RISKS IN INTERNATIONAL OPERATIONS

    All or a portion of the revenues from operation of the Rigs may be derived from foreign operations and be subject, in varying degrees, to risks inherent in doing business abroad. The Company's non-U.S. operations will be subject to certain political, economic and other uncertainties not encountered in U.S. operations, including risks of war and civil disturbances (or other risks that may limit or disrupt markets), expropriation and the general hazards associated with the assertion of national sovereignty over certain areas in which operations are conducted. The Company's operations outside the United States may face the additional risk of fluctuating currency values, hard currency shortages, controls of currency exchange and repatriation of income or capital. No prediction can be made as to what governmental regulations may be enacted in the future that could adversely affect the international drilling industry.

OPERATIONAL RISKS; INDEMNIFICATION AND INSURANCE

    The Company's operations will be subject to the many hazards inherent in the offshore drilling business, including blowouts, craterings, fires, collisions and groundings of drilling equipment, which could cause substantial damage to the environment, and damage or loss from adverse weather and sea conditions. These hazards could also cause personal injury and loss of life, suspend drilling operations or seriously damage or destroy the property and equipment involved and, in addition to environmental damage, could cause substantial damage to producing formations and surrounding areas. The Company's offshore drilling equipment will also be subject to hazards inherent in marine operations, such as capsizing, grounding, collision, damage from weather or sea conditions or unsound location. In addition, the Company may be subject to liability for oil spills, reservoir damage and other accidents that could cause substantial damages.

    The Company generally expects to be able to obtain contractual indemnification pursuant to which the Company's customers would agree to protect and indemnify the Company to some degree from liability for reservoir, pollution and environmental damages, but there can be no assurance that the Company can obtain such indemnities in all of its contracts, that the level of indemnification that can be obtained will be meaningful, that such indemnification agreements will be enforceable or that the customer will be financially able to comply with its indemnity obligations. In addition, the Company expects to maintain insurance coverage against loss of hire, property damage, war risk (in the case of certain operations outside the U.S.), general liability and environmental liabilities, including pollution caused by sudden and accidental oil spills, but there can be no assurance that such insurance will continue to be available or carried by the Company or if available and carried will be adequate to cover the Company's loss or liability in many circumstances. Moreover, any such insurance is expected to be subject to substantial deductibles and to provide for premium adjustments based on claims.

ENVIRONMENTAL AND OTHER REGULATIONS

    The Rigs and the operation of the Rigs must comply with extensive environmental protection laws and regulations. Compliance with these laws and regulations may entail significant expenses, including expenses for rig modifications and changes in operating procedures. These laws and regulations could have a material adverse effect on the business and the operations of the Owners and the Company. Additional laws and regulations may be adopted in the future which would have a material adverse effect on the business and the operations of the Company. See "Business--Governmental Regulation."

POSSIBLE INABILITY TO REPURCHASE NOTES UPON CERTAIN EVENTS

    Upon the occurrence of a Change of Control, Contract Termination or, under certain circumstances, an Event of Loss (each as defined), each holder of the Notes will have the right to require the Company to repurchase any or all of the Notes owned by such holder at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest. However, the Company expects that its ability to repurchase the Notes upon the occurrence of any such event will be limited by the Bank Facility and by the terms of any other then existing contractual obligations of the Company. In addition, the Company may not have adequate financial resources to effect such a repurchase, and there can be no assurance that the Company would be able to obtain such resources through a refinancing of the Notes to be repurchased or otherwise. If the Company fails to repurchase all of the Notes tendered for purchase upon the occurrence of any such event, such failure will constitute an Event of Default (as defined) under the Indenture. See "Description of New Notes--Change of Control," "--Right to Require Repurchase Upon Contract Termination" and "--Certain Covenants--Application of Event of Loss Proceeds."

    With respect to the sale of assets referred to in the definition of "Change of Control," the phrase "all or substantially all" as used in such definition varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under the relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of a person and therefore it may be unclear whether a Change of Control has occurred and whether the Notes are subject to an offer to purchase.

    Except as described under "Description of New Notes--Change of Control," the Indenture does not contain provisions that permit the holders of the Notes to require the Company to repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

FRAUDULENT CONVEYANCE CONSIDERATIONS RELATING TO SUBSIDIARY GUARANTEES

    The obligations of Chiles and Finance under the Notes will be guaranteed (the "Subsidiary Guarantees") on an unsecured basis by the Owners. Various fraudulent conveyance laws have been enacted for the protection of creditors and may be utilized by a court of competent jurisdiction to subordinate or avoid the Subsidiary Guarantees issued by the Owners. It is also possible that under certain circumstances a court could hold that the direct obligations of the Owners could be superior to the obligations under the Subsidiary Guarantees.

    To the extent that a court were to find that (x) a Subsidiary Guarantee was incurred by an Owner with the intent to hinder, delay or defraud any present or future creditor or that such Owner contemplated insolvency with a design to favor one or more creditors to the exclusion in whole or in part of others or
(y) an Owner did not receive fair consideration or reasonably equivalent value for issuing its Subsidiary Guarantee and at the time it issued such Subsidiary Guarantee, such Owner (i) was insolvent by reason of the issuance of the Subsidiary Guarantee, (ii) was engaged or about to engage in a business or transaction for which the remaining assets of such Owner constituted unreasonably small capital or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, the court could avoid or subordinate the Subsidiary Guarantee in favor of the Owner's other creditors. Among other things, a legal challenge of the Subsidiary Guarantee issued by an Owner on fraudulent conveyance grounds may focus on the benefits, if any, realized by the Owner as a result of the issuance by Chiles and Finance of the Notes. To the extent a Subsidiary Guarantee is avoided as a fraudulent conveyance or held unenforceable for any other reason, the holders of the Notes would cease to have any claim in respect of such Owner and would be creditors solely of Chiles and Finance and the other Owner, assuming its Subsidiary Guarantee was not also avoided or held unenforceable.

    On the basis of financial information and other information currently available to it, the Company believes that the Old Notes and the Subsidiary Guarantees issued concurrently with the issuance of the Old Notes were incurred for proper purposes and in good faith and that, after giving effect to indebtedness incurred in connection with the issuance of the Old Notes and the issuance of the Subsidiary Guarantees, the Company (including each Owner) was and is solvent and will continue to be solvent, will have sufficient capital for carrying on their respective business and will be able to pay their debts as such debts become absolute and mature. There can be no assurance, however, that a court passing on such questions would reach the same conclusions.

ABSENCE OF PUBLIC MARKET

    The New Notes will constitute a new issue of securities for which there is no established trading market. The Company does not intend to list the New Notes on any national securities exchange or to seek the admission of the New Notes for quotation through the National Association of Securities Dealers Automated Quotation System. Although the Initial Purchasers have advised the Company that they currently intend to make a market in the New Notes, they are not obligated to do so and may discontinue such market making activity at any time without notice. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited during the Exchange Offer and the pendency of any shelf registration statement. Although the Old Notes have been designated for trading in the PORTAL market, there can be no assurance as to the development or liquidity of any market for the New Notes, the ability of the Holders of the New Notes to sell their New Notes or the price at which the Holders would be able to sell their New Notes. Future trading prices of the New Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities.

                                USE OF PROCEEDS

    There will be no proceeds to the Company from the exchange of Old Notes pursuant to the Exchange Offer.

    The net proceeds from the sale of the Old Notes in the Original Offering were approximately $106.3 million, which the Company expects to use to (a) partially fund the construction of the Rigs, (b) pay interest on the Notes through the first two semi-annual interest payment dates and (c) provide working capital. Pursuant to the Escrow Agreement, the Company deposited with the Escrow Agent an amount in cash equal to the net proceeds of the Original Offering, together with approximately $0.2 million for additional Notes issuance costs, as follows: (i) into the Interest Escrow Account, approximately $11.1 million, representing the amount sufficient to provide for payment in full of the first two scheduled semi-annual interest payments on the Notes and (ii) into the Construction Escrow Account (as defined), the balance of approximately $95.4 million. See "Description of New Notes--Escrow of Proceeds."

    As of May 31, 1998, the Company had no outstanding indebtedness under the Bank Facility and had $25.0 million of undrawn availability thereunder. See "Description of Bank Facility."

                                 CAPITALIZATION

    The following table sets forth the unaudited capitalization of the Company as of March 31, 1998, and as adjusted to give effect to consummation of the Original Offering, and the application of the proceeds therefrom. The information presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

                                                                                             ACTUAL    AS ADJUSTED
                                                                                            ---------  -----------
                                                                                                (IN THOUSANDS)
Debt:
  Bank Facility...........................................................................  $  --       $  --
  Notes...................................................................................     --         110,000
                                                                                            ---------  -----------
    Total debt............................................................................  $  --       $ 110,000
                                                                                            ---------  -----------
Members' equity:
    Total Members' equity.................................................................  $  63,670   $  63,670
                                                                                            ---------  -----------
      Total capitalization................................................................  $  63,670   $ 173,670
                                                                                            ---------  -----------
                                                                                            ---------  -----------

                            SELECTED FINANCIAL DATA

    The following selected financial data are derived from the financial statements of the Company as of and for the periods presented. The selected financial data for the three-month period ended March 31, 1998 is derived from financial statements that are unaudited but include all adjustments, consisting of normal recurring accruals, that the Company considers necessary for a fair presentation of its financial position and results of operations for these periods. The selected financial data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements (including the Notes thereto) included elsewhere in this Prospectus.

                                                                                                 PERIOD FROM
                                                                                                  INCEPTION
                                                                        THREE MONTHS ENDED     (AUGUST 5, 1997)
                                                                          MARCH 31, 1998     TO DECEMBER 31, 1997
                                                                        -------------------  --------------------
                                                                            (UNAUDITED)
INCOME STATEMENT DATA:
Total revenues........................................................     $    --              $     --
Operating expenses:
  Contract drilling...................................................          --                    --
  General and administrative..........................................            82,290               376,089
  Depreciation........................................................             2,565                 5,953
Operating loss........................................................            84,855               382,042
Interest income.......................................................           363,086                72,930
Net income (loss).....................................................           278,231              (309,112)

OTHER FINANCIAL DATA:
Capital expenditures..................................................     $   9,878,354        $    5,215,116
Cash provided by (used in) operating activities.......................        (3,618,017)            3,571,349
Ratio of earnings to fixed charges (1)................................          --                    --


                                                                          MARCH 31, 1998      DECEMBER 31, 1997
                                                                        -------------------  --------------------
                                                                            (UNAUDITED)
BALANCE SHEET DATA:
Working capital.......................................................     $  18,769,174        $   28,401,504
Rigs under construction and equipment, net............................        44,895,880            35,020,091
Total assets..........................................................        63,781,861            67,398,320
Members' equity.......................................................        63,699,826            63,421,595

------------------------

(1) The Company is a development stage company with no significant operations to the date of this Prospectus other than constructing the Rigs and, therefore, no ratio of earnings to fixed charges has been presented.

                     CERTAIN FINANCIAL FORECAST INFORMATION

GENERAL

    The Forecast represents the Company's best assumptions and estimates as of March 31, 1998, of its anticipated results of operations for each of the years in the three-year period ended December 31, 2001. The Forecast was not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accounts or generally accepted accounting principles ("GAAP"). In addition, Arthur Andersen LLP, independent accountants for the Company, have not examined, reviewed, compiled or applied agreed-upon procedures to the Forecast and, accordingly, assume no responsibility for and disclaim any association with such Forecast, and no other independent expert has reviewed the Forecast. The Forecast should be read together with the information contained in "Disclosure Regarding Forward-Looking Statements," "Risk Factors," "Use of Proceeds," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

    The Company will not update or otherwise revise the Forecast, including any revisions to reflect circumstances existing after March 31, 1998, or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions do not materialize. Furthermore, the Company will not update or revise the Forecast to reflect changes in general economic or industry conditions. The Forecast should not be relied upon for any purpose following consummation of the Original Offering.

    For additional assumptions on which the Forecast information is based, see "--Summary of Significant Assumptions for the Financial Forecast Information." All assumptions and the Company's current and future businesses and operations are subject to a number of uncertainties. See "Risk Factors."

LIMITATIONS OF FORECAST INFORMATION

    The Forecast is based upon a number of estimates and assumptions that, while presented with numerical specificity and, as of March 31, 1998, considered reasonable by management of the Company, are inherently subject to significant business, economic, competitive, regulatory and other uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of the Company. The assumptions disclosed herein are those that the Company believes are significant to the Forecast and reflect management's judgment as of March 31, 1998. The Forecast is necessarily speculative in nature, and it is usually the case that one or more of the assumptions do not materialize. Not all assumptions used in the preparation of the Forecast have been set forth herein.

    The actual results achieved during the forecasted periods will vary from those set forth in the Forecast, and those variations may be material. As disclosed elsewhere in this Prospectus under "Risk Factors," the business and operations of the Company are subject to substantial risks that increase the uncertainty inherent in the Forecast. Many of the factors disclosed under "Risk Factors" in this Prospectus could cause actual results to differ materially from those expressed in the Forecast. The Forecast assumes the successful implementation of the Company's business strategy, including the completion of the construction of the Rigs on their respective Scheduled Delivery Dates with the proceeds from the Original Offering and cash on hand. No assurance can be given that the Company's strategy will be effective, that such construction will be completed at the assumed construction costs or at the Rigs' respective Scheduled Delivery Dates or at all, or that the anticipated income from the Rigs or benefits from the Company's strategy will be realized in the period from which the Forecast has been prepared, if ever.

    THE INCLUSION OF THE FORECAST HEREIN SHOULD NOT BE REGARDED AS A REPRESENTATION BY THE COMPANY OR ANY OTHER PERSON THAT THE FORECAST WILL BE ACHIEVED. PROSPECTIVE INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE FORECAST AND SHOULD MAKE THEIR OWN INDEPENDENT ASSESSMENT OF THE COMPANY'S FUTURE RESULTS OF OPERATIONS, CASH FLOWS AND FINANCIAL CONDITION.

    The Forecast in general also assumes that, among other things, the Company will not be negatively or positively affected by legal proceedings (see "Business--Legal Proceedings"); the Company will not be negatively affected by any material proceedings with respect to compliance with environmental laws and rules; there will be no material changes in the United States, foreign state or local tax, environmental or regulatory laws, rules or interpretations thereof that would materially affect the Company, including, but not limited to, those with respect to OPA '90 (as defined) (in each case, see "Risk Factors--Environmental and Other Regulations" and "Business--Governmental Regulations"); there will be no material change in any of the Construction Contracts or other material contracts of the Company, and the parties thereto will perform their obligations thereunder; there will be adequate trained personnel available to man the Rigs at costs commensurate with the costs paid by the Company's competitors, and no labor or industrial disputes, political unrest or other disturbances that would materially affect the operations or revenues of the Company, nor any disputes affecting the Company's suppliers or customers, will occur; the Company will not make any material acquisitions or dispositions; the Company will be able to employ the Rigs at the dayrates and at the utilization levels assumed in the Forecast and that the Rigs can be operated at the level of expense assumed in the Forecast; the Company will collect its accounts receivable in a timely manner; key members of management will continue to be employed by the Company (see "Management" and "Certain Relationships and Related Transactions"); the Company will be able to comply with covenants under agreements under which it will have indebtedness outstanding (see "Risk Factors--Substantial Leverage; Ability to Service Debt"); the Company's business will not be subject to materially adverse changes in the oil and gas industry and the market for oil and gas production, or other macroeconomic trends; and there will be no developments having a material adverse impact on the Company's business.

PROJECTED FINANCIAL AND OPERATING DATA

    The Forecast set forth in the table below is derived from the forecasted results of the Rigs, which are expected to be completed in substantial part with the proceeds of the Original Offering. The Forecast has been developed by the Company for the years 1999 through 2001 with the CHILES COLUMBUS assumed to begin operations in May 1999 and the CHILES MAGELLAN assumed to begin operations in October 1999. The Forecast has been prepared by the Company as of March 31, 1998 and represents the Company's best estimate as of such date of the Company's projected revenues, operating expenses, net income and certain operating data for each of the years in the three-year period ending December 31, 2001.

    The Forecast was prepared by the Company solely for use in connection with the private placement of the Old Notes and not for publication or with a view to complying with the published guidelines of the Commission regarding projections or with the guidelines established by the American Institute of Certified Public Accountants and is included in this Prospectus only because it was furnished to purchasers of Old Notes. The inclusion of this information should not be regarded as an indication that the Company or anyone who received this information considered it a reliable predictor of future events, and this information should not be relied on as such. This information has not been updated subsequent to consummation of the Original Offering and will not be updated in this Prospectus, in any supplement or amendment hereto or otherwise in any manner.

                                                                                      FORECAST FOR YEARS ENDED
                                                                                            DECEMBER 31,
                                                                                   -------------------------------
                                                                                     1999       2000       2001
                                                                                   ---------  ---------  ---------
                                                                                   (IN THOUSANDS EXCEPT RATIOS AND
                                                                                           OPERATING DATA)
INCOME STATEMENT DATA:
  Revenues:
    Contract drilling revenues...................................................  $  24,592  $  53,655     53,655
  Operating expenses:
    Rig operating expense........................................................      5,682     12,688     13,069
    Drydocking and maintenance expense...........................................        231        517        532
    Depreciation and amortization expense........................................      5,085      7,987      7,987
    General and administrative expenses..........................................        663      1,478      1,523
                                                                                   ---------  ---------  ---------
      Total operating expenses...................................................     11,661     22,670     23,111
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
      Income from Rig operations.................................................  $  12,931  $  30,985  $  30,544
  Other income (expense)
    Interest income..............................................................        909        249      1,540
    Interest expense.............................................................     (3,187 (1)   (11,286)   (11,125)
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
      Net income (2).............................................................  $  10,653  $  19,948     20,959

OTHER FINANCIAL DATA:
  Total debt outstanding (end of period) (3).....................................  $ 119,768  $ 110,000  $ 110,000
  Notes outstanding (end of period)..............................................    110,000    110,000    110,000
  Bank Facility borrowings (end of period).......................................      9,768     --         --
  Total Members' equity..........................................................     76,317     96,265    117,224
  Total capitalization (4).......................................................    196,085    206,265    227,224
  Total debt as a percentage of total capitalization.............................       61.1%      53.3%      48.4%
  Capital expenditures...........................................................     --         --         --
  EBITDA (5).....................................................................     18,016     38,972     38,531
  Ratio of EBITDA to interest expense............................................        5.7x       3.5x       3.5x
  Ratio of total debt to EBITDA..................................................        6.6x       2.8x       2.9x

OPERATING DATA:
  Revenues per Rig per day.......................................................  $  75,000  $  75,000  $  75,000
  Operating expenses per Rig per day.............................................     17,150     17,381     17,903
  Average utilization............................................................         98%        98%        98%

------------------------

(1) Interest is capitalized through April 1999 for the CHILES COLUMBUS and through September 1999 for the CHILES MAGELLAN.

(2) The Company is not subject of U.S. corporate income taxes because as a limited liability company, it is treated as a partnership for tax purposes, and such taxes are liabilities of the individual equity members. The Company is permitted under the Indenture to make Permitted Quarterly Tax Distributions (as defined) to its Members. The Company estimates that, during the period covered by the Forecast, it will not be required to make any significant Permitted Quarterly Tax Distributions. Thereafter, the Company may be required to make such Permitted Quarterly Tax Distributions pursuant to, and subject to the terms of, the Operating Agreement (as defined).

(3) Total debt is assumed to include only the Notes and borrowings under the Bank Facility.

(4) Total debt plus total Members' equity.

(5) EBITDA consists of income prior to deductions for net interest expense, income taxes, depreciation, amortization and noncash items. However, the Company is not subject to U.S. corporate income taxes because as a limited liability company, it is treated as a partnership for tax purposes, and such taxes are liabilities of the individual equity members. EBITDA is not intended to represent cash flows from operations, as defined by GAAP, and should not be considered as an alternative to net income as an indicator of the Company's operating performance or to cash flows from operations as a measure of liquidity. EBITDA is included in this Prospectus as it is one basis on which the Company assesses and will assess its financial performance.

SUMMARY OF SIGNIFICANT ASSUMPTIONS FOR THE FINANCIAL FORECAST INFORMATION

    CONTRACT DRILLING REVENUES. Contract drilling revenues are calculated based on both Rigs operating under daywork contracts at dayrates of $75,000 per day, which is not escalated over the period covered by the Forecast. Such assumption represents the Company's estimate as of March 31, 1998 of expected average dayrates over the period covered by the Forecast based on recent contract fixings for comparable rigs of which the Company was aware as of March 31, 1998.

    RIG OPERATING EXPENSES. The Forecast assumes daily drilling operating expenses of $17,150 per Rig. Such expenses include, among other things, amounts payable for crew costs, maintenance, insurance, inventory, medical costs and catering. In the Forecast, costs are assumed to escalate at a rate of 3% per year but revenues are assumed to remain flat. The Forecast assumes that the Rigs will operate in the Gulf of Mexico during the period covered thereby.

    GENERAL AND ADMINISTRATIVE EXPENSE. The Forecast includes general and administrative expenses of approximately $2,000 per Rig per day, which represents the Company's estimate of likely general and administrative expenses based on its management's past experience in the offshore contract drilling industry. In the Forecast, costs are assumed to escalate at a rate of 3% per year but revenues are assumed to remain flat. This amount includes expected payments under the Services Agreement with SEACOR based on expected utilization of SEACOR services and employees and incorporates the Company's estimate of expenses associated with the issuance of publicly traded securities and related securities laws reporting obligations.

    UTILIZATION The Forecast assumes that the utilization rate for the Rigs during the period covered by the Forecast will equal 98%. Over the past ten years, the average utilization rate for comparable premium jackup rigs equalled 93% and as of March 31, 1998 it exceeded 96%. The Company's assumption of a 98% utilization rate during the period covered by the Forecast is based on such historical utilization rates and the Company's belief that the Rigs will be the newest, most productive and versatile units available during such period in the premium jackup rig segment.

    WORKING CAPITAL ASSUMPTIONS. The Forecast assumes that the Company will be required to carry unpaid contract drilling accounts payable for an average of 45 days, resulting in an average working capital requirement during the period covered by the Forecast of $6.1 million when both Rigs are operational.

    DEPRECIATION AND AMORTIZATION. Under the Forecast, the assumed construction and outfitting cost for the Rigs of $171.3 million has been depreciated on a straight line basis over 25 years. Depreciation is recorded based on the month the Rig is assumed to be placed in service. As of March 31, 1998, the Company anticipated no significant capital expenditures during the period covered by the Forecast, which, if incurred, would increase depreciation expense and therefore reduce operating income.

    INTEREST INCOME. The Forecast assumes interest income of $0.91 million in 1999, substantially all of which is attributable to interest accruing on the Construction Escrow Account at an assumed rate of 5% per annum. Thereafter, the Forecast assumes interest income of $0.25 million in 2000 and $1.5 million in 2001, consisting of interest earned on cash balances maintained by the Company, accruing in each case at an annual rate of 5%.

    INTEREST EXPENSE. The Forecast assumes that the entire aggregate original principal amount of the Old Notes will remain issued and outstanding throughout the periods presented and that during such time the Notes will accrue interest at a rate of 10% per annum, payable semi-annually on May 1 and November 1 of each year. In addition, the Forecast anticipates that an initial borrowing under the Bank Facility of $6.1 million will occur during the second quarter of 1999 and that a subsequent borrowing of $4.6 million will occur during the third quarter of 1999. At year-end 1999, the Forecast assumes total borrowings outstanding under the Bank Facility of $9.8 million, declining to $0.18 million by the end of the first quarter of 2000 and fully retired during the second quarter of 2000. All borrowings under the Bank Facility are projected to bear interest at an annual rate of 6.95%.

    At maximum expected usage of the Bank Facility, the Company anticipates that it would have unused borrowing capacity of at least half of the committed amount thereunder. The Company's projected interest expense includes commitment fees payable under the Bank Facility on the undrawn portion of the commitment thereunder, which fees are payable quarterly in arrears on such undrawn amount, at a rate of 0.25% per annum until delivery by AMFELS of the first Rig and at a rate of 0.50% per annum thereafter.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    The Company was formed in August 1997 for the purpose of constructing, owning and operating a fleet of state-of-the-art premium jackup offshore drilling rigs. At formation, SEACOR contributed $8.85 million in cash to the capital of the Company (which amount was paid directly to third parties on behalf of the Company) and COI, LLC (an entity formed by William E. Chiles (30%), Donald B. Gregg (7.5%), Bassoe Rig Partners Ltd. ("Bassoe") (37.5%) and Richard and Shannon Fairbanks (25%)) ("COI") contributed $0.36 million in cash to the capital of the Company, together with the Construction Contracts, construction in progress, certain office equipment and other rights, properties and liabilities with an agreed-upon value of $8.49 million. The historic cost of such assets contributed by COI was $2.26 million. The difference between the $8.49 million agreed-upon value and the historic cost of COI's contributed assets, $6.23 million, has been recorded in the accompanying balance sheet as rigs under construction and equipment. COI and a predecessor (formed in March
1997) had been organized by Mr. Chiles and its other owners for the purpose of entering into the Construction Contracts, engaging in related rig design, engineering, procurement and financing activities and preparing for commencement of business operations. Pursuant to the final phase of the Equity Financing, SEACOR contributed an additional $12.15 million in cash to the Company and $14.0 million in cash advances previously made to the Company by SEACOR, and the Company accepted cash subscriptions for the purchase of equity interests from institutional and individual accredited investors aggregating $20.0 million. At March 31, 1998, the Company had cash on hand of approximately $18.8 million and no indebtedness for borrowed money.

    Finance has been recently formed by the Company as a Delaware corporation for the sole purpose of acting as co-issuer of the Notes. Finance has nominal assets, no liabilities and does not conduct any operations. Finance will not receive any proceeds of the Notes as such proceeds are distributed from time to time from the Construction Escrow Account. Each Owner has been recently formed as a Delaware limited liability company for the purpose of owning and operating one of the Rigs. As of the date of this Prospectus, neither Finance nor either of the Owners has any operating history. Prior to the date of the Original Offering, the Owners and Finance each had nominal capitalization.

    The Company previously succeeded to all rights and obligations of COI under the Construction Contracts and Chiles has assigned to each Owner the Construction Contract for such Owner's Rig. In addition, the Company entered into the Services Agreement with SEACOR. See "Certain Relationships and Related Transactions--Services Agreement."

RESULTS OF OPERATIONS

    Since inception, the Company has engaged in no operations other than managing construction of the Rigs and related matters. To date, the Company has not generated any operating revenues. The Company had a net loss of approximately $0.31 million in 1997 as a result of general and administrative expenses and depreciation in excess of interest income. For the three months ended March 31, 1998, the Company had net income of approximately $0.28 million as a result of interest income in excess of general and administrative expenses.

    Owing to the Company's lack of significant operating history, the Company's historical financial data may not be meaningful or indicative of future results. The Company's results of operations in the future will depend on the earnings from the Rigs and its level of operating expenses.

DEVELOPMENT STAGE COMPANY

    The Company has operated as a development stage company since inception by devoting substantially all of its efforts to designing, engineering and contracting with shipyards and vendors for the Rigs, raising capital and securing contracts for the Rigs. The Company has not generated revenues, nor is there any assurance that the Company will generate significant revenues in the future. In addition, there can be no assurance that the Company will successfully complete the transition from a development stage company to successful operations. Additional risk factors associated with the Company's operations include, but are not limited to, oil and gas prices, capital expenditure plans of oil and gas operators, access to capital, completion of construction of the Rigs and competition. As a result of the aforementioned factors and the related uncertainties, there can be no assurance of the Company's future success. See "Risk Factors."

    The Company has a loss from operations of $0.08 million and $0.38 million for the three months ended March 31, 1998 and for the period from inception to December 31, 1997, respectively. The Company's management is currently pursuing a business strategy that includes obtaining drilling contracts with oil and gas operators, employment of rig personnel, obtaining additional financing to complete the construction of the Rigs and fund the purchase of drilling equipment, and overseeing the construction of the Rigs and installation of the drilling equipment. There can be no assurances that this business strategy will be achieved. While pursuing this business strategy, the Company will experience cash flow deficits until construction is completed and the Rigs are placed in operation. As a result of the aforementioned factors and related uncertainties, there is substantial doubt as to the Company's ability to continue as a going concern. The Company's financial statements included elsewhere herein do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should be the Company be unable to continue as a going concern.

CAPITAL RESOURCES AND LIQUIDITY

    Exclusive of increases in accounts payable, the Company has had negative operating cash flow since inception, and has financed its operations with a combination of Member advances, the sale of equity interests in the Company and accounts payable.

    From January 1, 1998 through the April 1999 Scheduled Delivery Date of the CHILES COLUMBUS, the Company expects to incur approximately $73.0 million in aggregate costs to complete construction and outfitting this Rig, including internal construction costs and excluding net capitalized interest. From January 1, 1998 through the September 1999 Scheduled Delivery Date of the CHILES MAGELLAN, the Company expects to incur approximately $73.5 million in aggregate costs to complete construction and outfitting of this Rig, including internal construction costs and excluding net capitalized interest. The related Construction Contracts are fixed-price contracts and approximately 95% of the aggregate OFE cost is fixed under firm delivery contracts with the various vendors. The Company expects to finance these costs with the net cash proceeds of the Equity Financing and with the net proceeds of the Original Offering and the Bank Facility. At March 31, 1998, the Company had cash on hand of approximately $18.8 million and no indebtedness for borrowed money. Additionally, upon delivery of the first Rig under construction, cash flow from operations generated by this Rig and borrowings under the Bank Facility would be available to cover remaining construction, outfitting and overhead costs associated with the second Rig.

    As of June 19, 1998, the balance of funds in the Construction Escrow Account was $84.4 million.

    Because the Rigs are newbuildings, the Company does not expect to incur material additional capital expenditures associated with the Rigs for the foreseeable future. The Company has budgeted $0.23 million, $0.52 million and $0.53 million for the three years ended December 31, 1999, 2000 and 2001, respectively, for routine inspection and maintenance requirements for its Rigs, and expects to fund these expenditures with cash flow from operations. Additionally, the Company has not budgeted for any mobilization of either Rig from the Gulf of Mexico to another market, which if it occurs could materially increase rig operating expense levels, and reduce revenues while the Rig is in transit and not working. Any unanticipated capital expenditure or Rig mobilization could adversely affect cash flow from operations and operating income in the period incurred, although the Company believes that borrowings under the Bank Facility would be adequate to address any short-term capital or liquidity needs created as a result of any such event.

    In addition to capital requirements associated with Rig construction, the Company has significant debt service obligations, principally with respect to the Notes. As the Notes bear interest at a rate of 10% per annum, the Company will require $11.0 million per year to cover interest on the Notes as long as all of the Notes are outstanding. Interest on the Notes through the first two semi-annual interest payment dates will be paid from amounts on deposit in the Interest Escrow Account. Thereafter, the Company expects to finance debt service on the Notes and on borrowings outstanding under the Bank Facility from cash flow from operations and, if necessary, additional borrowings under the Bank Facility. At the September 1999 Scheduled Delivery Date of the CHILES MAGELLAN, the Company anticipates that it will have undrawn committed availability under the Bank Facility of at least half of the $25.0 million commitment thereunder.

    The Company projects a borrowing of approximately $6.1 million under the Bank Facility in connection with the delivery of the CHILES COLUMBUS, scheduled for April 1999. Proceeds of this borrowing together with a portion of the proceeds of the Original Offering and cash flow from operations would be used to cover start-up working capital needs in connection with commencement of operations of this Rig. Although the Bank Facility is a committed facility, no amounts may be borrowed thereunder until and upon the delivery of the first of the two Rigs by AMFELS and the acceptance thereof by the Company. The entire committed facility amount of $25.0 million would be available at delivery by AMFELS of the first Rig, subject to satisfaction of certain other conditions precedent provided for under the Bank Facility. See "Description of Bank Facility."

    The Company believes that cash flow from operations will be sufficient to retire all indebtedness under the Bank Facility by the second quarter of 2000, assuming that the Rigs are delivered at their respective Scheduled Delivery Dates and promptly commence working at expected dayrate and operating expense levels. The Company expects to finance start-up working capital needs associated with commencement of operations of the second Rig to be delivered out of cash flow from operations and, if necessary, additional borrowings under the Bank Facility.

RECENT DEVELOPMENTS

    The Original Offering was consummated on April 29, 1998. See "Prospectus Summary--The Financing" and "Use of Proceeds." In addition, the Company entered into the Bank Facility on the Issue Date. See "Description of Bank Facility."

                                    BUSINESS

THE COMPANY

    The Company was formed in 1997 for the purpose of constructing, owning and operating a fleet of state-of-the-art premium jackup offshore rigs. In 1997, the Company commenced construction of the first two such rigs at the AMFELS shipyard in Brownsville, Texas under fixed-price contracts. The first Rig, the CHILES COLUMBUS, is a LeTourneau Enhanced 116-C design and the second, the CHILES MAGELLAN, is a LeTourneau Super 116 design. The Company expects that it will pay, net of capitalized interest, $83.5 million and $87.8 million, respectively, in total construction and outfitting costs for the Rigs. The Company and AMFELS have scheduled the Rigs for delivery in April and September 1999, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Overview." Chiles also holds three sequential Construction Options to construct additional LeTourneau Super 116 design jackup rigs at a total cost of approximately $100.0 million per rig. See "--The Construction Options."

    SEACOR, operator of the second largest fleet of offshore service vessels in the world, has invested $35.0 million for approximately 55.4% of the outstanding equity interests in the Company. SEACOR is a Delaware corporation whose common stock is listed for trading on the New York Stock Exchange under the symbol "CKH." The remaining equity interests in the Company are held by private investors, including the original founders and senior management. See "Principal Members" and "Certain Relationships and Related Transactions--Brokerage Fee."

    The Company's management team has extensive experience in the offshore contract drilling industry. William E. Chiles, the President and CEO of the Company, has over 25 years of experience in the industry. During his career Mr. Chiles founded or co-founded three offshore contract drilling companies and supervised the construction of four jackup rigs at the Brownsville, Texas shipyard facility where the two Rigs are being constructed. The Company's operating and engineering personnel have substantial experience operating, marketing, building, refurbishing and upgrading premium jackup rigs, including the LeTourneau 116-C design.

THE RIGS

    Jackup rigs are the largest category of mobile offshore drilling units, representing approximately 60% of such units. A mobile offshore drilling unit consists of a drilling package mounted on a hull, which is maintained at a specific location during drilling operations. The drilling package typically consists of a power plant, hoisting equipment, a rotary system, tubulars and systems for mud treating and pumping, well control and the handling of bulk materials. The specifications of the drilling package determine the capability of the rig to drill to various depths and penetrate certain sub-surface environments. The drilling unit also includes the living quarters, heliport, cranes and tensioning and compensation systems of the drilling package. The design of the particular drilling unit determines the marine environment in which it can operate.

    Several factors determine the type of rig most suitable for a particular project, the more significant of which are the marine environment, water depth and seabed conditions at the proposed drilling location, whether the drilling is being done over a platform or other structure, the intended well depth and variable deck load and well control requirements. Considerable variation in utilization and dayrates often exists for different types of rigs, primarily as a function of their capabilities and location.

    Jackup rigs are mobile, self-elevating drilling platforms equipped with legs that are lowered to the ocean floor until a foundation is established to support the drilling platform. A jackup rig consists of the hull, jacking system, drilling equipment, crew quarters, loading and unloading facilities, storage areas, heliport and other related equipment. Oil and gas exploration companies use jackup rigs extensively for offshore drilling in water depths from 20 feet to 350 feet. A jackup rig is towed to the drillsite with its hull riding in the sea and its legs retracted. At the drillsite, the legs are jacked down to the ocean floor until the hull has been elevated a sufficient distance above the water to allow storm waves to pass beneath. After completion of drilling operations, the hull is lowered until it rests in the water and then the legs are retracted for relocation to another drillsite.

    The nature of the seabed at a particular drilling location dictates the appropriate rig-leg configuration of the jackup rig to be used. Some jackup rigs have a lower hull (mat) attached to the bottom of the rig legs, while others have independent legs. A mat-supported rig provides a stable foundation in flat soft-bottom areas, while independent-leg rigs are better suited for harder or uneven seabed conditions.

    Jackup rigs can be generally characterized as either slot jackup rigs or cantilevered jackup rigs. Slot-design rigs are configured for drilling operations to take place through a slot in the hull. A slot design is appropriate for drilling exploratory wells in the absence of any existing permanent structure, such as a production platform, although some slot design rigs are capable of drilling over certain production platforms. A cantilevered jackup rig can extend its drill floor and derrick over an existing, fixed structure, thereby permitting the rig to drill or work over a well located on such a structure.

    Jackup rigs vary a great deal in size and capability. The Company defines premium jackup rigs as cantilevered jackup rigs capable of operating in water depths of 300 feet or greater, excluding (due to their substantially higher construction cost) the class of jackup rigs built for service in "harsh environments," such as the North Sea and Eastern Canada.

                        WORLDWIDE JACKUP RIG UTILIZATION

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            0-200'C    0-200'S   250'-299'C   250-299'S    300'+C
Mar-89         52.7%      52.9%        76.2%       59.5%      88.3%
Apr-89         53.8%      52.9%        76.2%       59.5%      91.7%
May-89         56.0%      54.5%        69.8%       64.3%      90.0%
Jun-89         61.5%      62.5%        74.6%       57.1%      90.0%
Jul-89         62.6%      64.5%        79.4%       64.3%      92.4%
Aug-89         62.6%      70.0%        84.1%       59.5%      95.8%
Sep-89         61.8%      72.4%        84.1%       57.1%      94.1%
Oct-89         60.7%      69.0%        90.5%       52.4%      89.9%
Nov-89         66.3%      67.9%        91.9%       76.2%      93.3%
Dec-89         65.2%      64.3%        95.2%       78.6%      91.6%
Jan-90         65.2%      64.3%        98.4%       76.2%      94.1%
Feb-90         62.9%      64.3%        98.4%       66.7%      96.6%
Mar-90         64.0%      60.7%        95.2%       73.8%      96.7%
Apr-90         64.0%      64.3%        88.7%       71.4%      96.7%
May-90         65.2%      74.1%        98.4%       66.7%      94.3%
Jun-90         67.4%      69.2%        98.3%       67.4%      96.0%
Jul-90         66.3%      69.2%        95.1%       67.4%      96.7%
Aug-90         62.9%      69.2%        93.4%       67.4%      95.9%
Sep-90         62.9%      65.4%        98.4%       69.8%      95.9%
Oct-90         69.2%      64.0%        95.1%       59.1%      94.3%
Nov-90         70.0%      64.0%        96.7%       63.6%      96.0%
Dec-90         72.2%      72.0%        98.4%       68.2%      95.9%
Jan-91         68.9%      68.0%        95.2%       65.9%      95.9%
Feb-91         63.3%      68.0%        95.2%       61.4%      92.7%
Mar-91         64.0%      63.0%        92.3%       62.8%      93.4%
Apr-91         69.7%      65.4%        92.2%       65.1%      95.0%
May-91         67.4%      65.4%        93.7%       60.5%      97.5%
Jun-91         64.0%      65.4%        92.2%       69.8%      95.1%
Jul-91         66.7%      69.2%        92.2%       70.5%      92.6%
Aug-91         59.1%      68.0%        85.9%       63.6%      91.7%
Sep-91         62.5%      68.0%        85.9%       63.6%      93.4%
Oct-91         64.4%      69.6%        90.6%       63.6%      92.6%
Nov-91         65.1%      70.8%        92.3%       59.1%      92.6%
Dec-91         71.3%      66.7%        89.2%       61.4%      95.0%
Jan-92         69.4%      62.5%        89.2%       56.8%      91.6%
Feb-92         61.2%      66.7%        81.5%       47.7%      89.1%
Mar-92         63.5%      68.2%        84.6%       40.5%      86.7%
Apr-92         62.7%      68.2%        86.2%       40.5%      89.3%
May-92         56.0%      63.6%        84.4%       38.1%      90.9%
Jun-92         59.5%      63.6%        79.7%       39.5%      90.9%
Jul-92         58.3%      63.6%        84.4%       39.5%      87.6%
Aug-92         63.5%      66.7%        81.3%       41.9%      85.1%
Sep-92         68.2%      66.7%        89.1%       44.2%      84.4%
Oct-92         71.8%      66.7%        95.3%       52.4%      86.9%
Nov-92         77.6%      61.9%        95.3%       64.3%      91.0%
Dec-92         76.5%      66.7%        96.9%       64.3%      92.6%
Jan-93         79.5%      65.2%        96.8%       68.3%      88.6%
Feb-93         78.6%      65.0%        93.8%       68.3%      88.6%
Mar-93         78.6%      60.0%        93.8%       65.0%      87.0%
Apr-93         77.4%      70.0%        92.2%       72.5%      88.7%
May-93         77.4%      70.0%        96.9%       72.5%      91.1%
Jun-93         78.6%      70.0%        96.9%       72.5%      93.5%
Jul-93         76.2%      70.0%        93.8%       76.7%      92.7%
Aug-93         76.7%      64.7%        90.8%       74.4%      91.1%
Sep-93         76.7%      64.7%        90.8%       76.7%      90.4%
Oct-93         75.3%      70.6%        95.4%       74.4%      92.8%
Nov-93         77.6%      70.6%        96.9%       74.4%      90.4%
Dec-93         77.6%      64.7%        95.4%       73.8%      93.6%
Jan-94         76.2%      61.1%        92.1%       65.0%      91.2%
Feb-94         76.2%      55.6%        92.1%       50.0%      92.0%
Mar-94         77.4%      50.0%        92.1%       62.5%      90.4%
Apr-94         77.4%      55.6%        86.9%       67.5%      88.1%
May-94         81.0%      55.6%        90.2%       70.0%      84.9%
Jun-94         81.2%      61.1%        90.2%       75.0%      85.7%
Jul-94         81.2%      55.6%        88.5%       72.5%      84.9%
Aug-94         76.5%      58.8%        82.0%       70.0%      86.5%
Sep-94         76.5%      58.8%        88.7%       65.0%      89.7%
Oct-94         80.0%      58.8%        85.5%       67.5%      91.3%
Nov-94         75.3%      64.7%        87.1%       72.5%      87.3%
Dec-94         72.9%      64.7%        88.7%       75.0%      89.7%
Jan-95         69.4%      64.7%        88.7%       67.5%      89.5%
Feb-95         65.9%      58.8%        93.5%       70.0%      89.5%
Mar-95         61.9%      58.8%        93.5%       62.5%      89.8%
Apr-95         69.0%      58.8%        92.1%       55.0%      91.3%
May-95         72.6%      62.5%        95.2%       52.5%      93.7%
Jun-95         76.2%      64.3%        95.2%       67.5%      95.3%
Jul-95         74.7%      64.3%        93.7%       67.5%      96.1%
Aug-95         75.9%      64.3%        95.2%       68.3%      96.1%
Sep-95         75.9%      64.3%        96.8%       70.0%      98.4%
Oct-95         71.4%      64.3%        96.8%       72.5%      98.4%
Nov-95         73.5%      64.3%        96.8%       70.7%      98.4%
Dec-95         74.7%      64.3%        96.8%       72.5%      96.9%
Jan-96         76.5%      64.3%        96.8%       63.4%      96.9%
Feb-96         80.0%      66.7%        93.4%       69.6%      96.9%
Mar-96         81.3%      66.7%        93.4%       71.7%      96.9%
Apr-96         82.5%      66.7%        93.4%       78.3%      98.4%
May-96         87.5%      66.7%        95.1%       80.4%      97.6%
Jun-96         87.5%      66.7%        95.1%       82.6%      97.6%
Jul-96         87.5%      66.7%        95.1%       82.6%      99.2%
Aug-96         90.0%      66.7%        96.8%       80.4%      96.9%
Sep-96         91.1%      66.7%        96.8%       86.4%      95.4%
Oct-96         92.4%      73.3%        96.8%       85.4%      96.2%
Nov-96         91.1%      73.3%        96.8%       90.2%      97.7%
Dec-96         92.3%      80.0%        96.8%       90.0%      96.9%
Jan-97         88.5%      80.0%        98.3%       87.5%      95.5%
Feb-97         90.9%      80.0%        98.4%       92.5%      95.5%
Mar-97         92.3%      80.0%        98.4%       94.9%      97.0%
Apr-97         93.6%      80.0%        98.4%       97.4%      97.7%
May-97         92.3%      86.7%        98.4%       97.4%      97.7%
Jun-97         93.6%      86.7%        98.4%       95.0%      97.7%
Jul-97         93.6%      86.7%        98.4%       95.0%      97.0%
Aug-97         94.8%      86.7%        98.4%       95.0%      97.7%
Sep-97         94.8%      86.7%        98.4%       92.5%      97.0%
Oct-97         96.1%      86.7%        98.4%       92.5%      97.7%
Nov-97         96.1%      86.7%        98.4%       95.0%      97.0%
Dec-97         96.2%      93.3%        96.8%       95.1%      97.7%
Jan-98         94.9%      93.3%        95.2%       97.5%      97.0%
Feb-98         96.2%      93.8%        96.8%       97.4%      97.0%
Mar-98         94.9%     100.0%        98.5%       97.5%      96.3%

SOURCE: Offshore Data Services.

    The Rigs to be constructed by the Company consist of one LeTourneau Enhanced 116-C jackup rig and one LeTourneau Super 116 jackup rig, both of which are improved versions of the most versatile and popular design in the worldwide jackup rig fleet (the LeTourneau 116-C). The hulls, machinery and outfitting are identical on the two Rigs and are based on the larger LeTourneau Super 116 design. The only difference is that the LeTourneau Super 116 design has a leg that has been designed to a higher specification while the LeTourneau Enhanced 116-C design is based on a LeTourneau 116-C design that has subsequently been strengthened to carry the larger LeTourneau Super 116 hull and longer legs. The Rigs will have capabilities that substantially exceed those of typical existing premium jackup rigs, including increased engine horsepower, increased hydraulic horsepower and an enlarged mud handling and solids control system. The Rigs will also incorporate such features as digital drilling controls, dual pipe handling, pipe handling robotics, and a drillpipe identification and tracking system. The Rigs will further differentiate themselves by their increased productivity, due mainly to their superior engine and hydraulic horsepower.

    It is anticipated that the Rigs will fly the Panamanian flag, with an "A1--Self Elevating Drilling Unit" certification from the American Bureau of Shipping.

RIG PRODUCTIVITY ENHANCEMENTS

    The Rigs contain numerous productivity-enhancing features that the Company believes make their capabilities superior to those of existing premium jackup rigs. A hydraulic horsepower of two times the typical premium jackup rig (6,600 hp vs. 3,200 hp) increases drilling performance. The higher horsepower increases pressure at the drill bit, leading to faster drilling. The larger mud pump system capacity (three mud pumps versus a standard of two) coupled with increased solids control capacity allows for faster circulation of cuttings and a quicker cleaning of mud resulting in more productive drilling. The extended cantilevering capability permits the drilling package to extend up to 70 feet from the hull without moving the Rig.

    The Company expects that the technological sophistication of the systems available on the Rigs will result in improved performance. Fiber optics wiring and an internet connection will provide customers timely information about Rig, well and equipment performance, and also enable equipment vendors and other service providers to diagnose equipment problems remotely. The drillpipe identification and tracking system tracks the number of feet drilled by each section of drillpipe and identifies the joints that require inspection rather than the entire drillstring, thus decreasing the cost and frequency of mandatory inspections of drillpipe. The "Iron Roughneck" robot performs the work of three people in connecting and disconnecting new joints of drillpipe, increasing the speed of drilling and improving safety. Powerslips replace the need for crew to manually set slips to hold the drillstem in place. The dual pipehandling system allows for the assemblage of the 90-foot "stands" of drillpipe (made up of three individual 30-foot joints) that are required for the Rigs' top-drive drilling systems as drilling is taking place. When moving to a new drilling location, higher capacity water pumps fill the hull with water faster to settle the legs into the sea bottom, expediting the preparation for the drilling process. The new design of the blowout preventers, which must be installed three or four times for a typical Gulf of Mexico well, reduces their installation time from approximately 10 to 12 hours to three to four hours.

    The Company believes that its focus on construction utilizing the proven LeTourneau 116-C design, but with the addition of an enhanced equipment package compared to existing rigs of this design, should provide the Company with a competitive advantage, particularly in bidding for horizontal and extended reach drilling projects. The Company expects that the increased drilling efficiencies attributable to these enhancements may enable the Company to bid more aggressively on incentive-based contracts, as opposed to standard dayrate contracts, where profit potential may be greater.

MARKET OVERVIEW

    The demand for offshore drilling services is substantially dependent upon the continued exploration for and development of hydrocarbons in geological formations offshore. In the early 1980s, in the aftermath of the second oil price shock, it was anticipated that oil prices would rise substantially. This was the basis for the dramatic newbuilding activity that followed, which resulted in the construction of 236 rigs between 1980 and 1983. Oversupply of rigs caused worldwide rig utilization to decline rapidly thereafter and substantially depressed the offshore contract drilling market until the beginning of the 1990s. During the last two to three years, global demand for offshore drilling equipment has increased to the point of finally absorbing the excess capacity created out of the substantial newbuilding activity of the early 1980s.

                     WORLDWIDE JACKUP RIG SUPPLY AND DEMAND

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            Competitive Supply     Demand
Jan-84                     449        364
Feb-84                     448        361
Mar-84                     450        364
Apr-84                     450        361
May-84                     451        368
Jun-84                     451        368
Jul-84                     451        382
Aug-84                     451        380
Sep-84                     451        389
Oct-84                     449        398
Nov-84                     449        395
Dec-84                     450        396
Jan-85                     451        402
Feb-85                     451        386
Mar-85                     453        369
Apr-85                     454        362
May-85                     455        363
Jun-85                     455        369
Jul-85                     456        367
Aug-85                     455        353
Sep-85                     454        352
Oct-85                     455        361
Nov-85                     456        367
Dec-85                     454        376
Jan-86                     454        357
Feb-86                     455        342
Mar-86                     451        305
Apr-86                     451        279
May-86                     452        258
Jun-86                     452        248
Jul-86                     449        237
Aug-86                     450        235
Sep-86                     450        231
Oct-86                     450        237
Nov-86                     448        249
Dec-86                     447        264
Jan-87                     446        265
Feb-87                     446        243
Mar-87                     446        237
Apr-87                     445        238
May-87                     446        237
Jun-87                     446        246
Jul-87                     447        259
Aug-87                     446        272
Sep-87                     445        287
Oct-87                     445        295
Nov-87                     442        304
Dec-87                     440        312
Jan-88                     438        316
Feb-88                     436        318
Mar-88                     436        308
Apr-88                     435        310
May-88                     435        310
Jun-88                     435        305
Jul-88                     435        319
Aug-88                     434        314
Sep-88                     434        307
Oct-88                     436        318
Nov-88                     436        325
Dec-88                     435        328
Jan-89                     435        315
Feb-89                     433        290
Mar-89                     428        296
Apr-89                     428        306
May-89                     427        302
Jun-89                     426        309
Jul-89                     424        320
Aug-89                     421        324
Sep-89                     418        318
Oct-89                     418        315
Nov-89                     417        340
Dec-89                     417        342
Jan-90                     416        344
Feb-90                     416        336
Mar-90                     416        338
Apr-90                     416        331
May-90                     415        338
Jun-90                     416        342
Jul-90                     415        339
Aug-90                     415        337
Sep-90                     414        341
Oct-90                     415        339
Nov-90                     415        344
Dec-90                     415        352
Jan-91                     415        344
Feb-91                     416        328
Mar-91                     415        330
Apr-91                     414        332
May-91                     414        335
Jun-91                     414        333
Jul-91                     410        332
Aug-91                     410        316
Sep-91                     411        319
Oct-91                     408        321
Nov-91                     408        321
Dec-91                     405        323
Jan-92                     405        320
Feb-92                     405        301
Mar-92                     401        292
Apr-92                     399        294
May-92                     399        288
Jun-92                     399        291
Jul-92                     399        290
Aug-92                     398        291
Sep-92                     398        298
Oct-92                     397        312
Nov-92                     397        327
Dec-92                     397        332
Jan-93                     396        329
Feb-93                     395        327
Mar-93                     394        321
Apr-93                     395        327
May-93                     395        335
Jun-93                     394        339
Jul-93                     395        338
Aug-93                     393        327
Sep-93                     394        330
Oct-93                     393        337
Nov-93                     393        337
Dec-93                     392        337
Jan-94                     391        324
Feb-94                     391        317
Mar-94                     391        325
Apr-94                     391        323
May-94                     391        324
Jun-94                     392        325
Jul-94                     392        322
Aug-94                     391        315
Sep-94                     392        320
Oct-94                     392        326
Nov-94                     392        322
Dec-94                     392        324
Jan-95                     391        314
Feb-95                     391        312
Mar-95                     390        306
Apr-95                     390        312
May-95                     389        320
Jun-95                     387        333
Jul-95                     386        331
Aug-95                     386        333
Sep-95                     385        338
Oct-95                     387        337
Nov-95                     387        337
Dec-95                     386        337
Jan-96                     385        333
Feb-96                     384        333
Mar-96                     384        335
Apr-96                     384        342
May-96                     384        348
Jun-96                     384        349
Jul-96                     383        350
Aug-96                     383        350
Sep-96                     382        353
Oct-96                     380        354
Nov-96                     380        357
Dec-96                     379        356
Jan-97                     378        350
Feb-97                     378        355
Mar-97                     378        360
Apr-97                     378        363
May-97                     378        363
Jun-97                     379        364
Jul-97                     379        364
Aug-97                     378        365
Sep-97                     378        363
Oct-97                     378        365
Nov-97                     378        364
Dec-97                     379        367
Jan-98                     379        365
Feb-98                     381        369
Mar-98                     380        369

(1) Competitive supply is composed of jackup rigs that are actively marketed and in a condition to accept work and begin operations.

SOURCE: Offshore Data Services.

    Based on published industry data, the Company estimates that, as of March 31, 1998, the average dayrate for premium jackup rigs worldwide was $73,000 and that it averaged $62,000 in 1997 and $39,000 in 1996. (1997 and 1996 dayrate data include a small number of "harsh environment" jackup rigs, which increases slightly the average historical dayrate information for premium jackup rigs.) Based on published industry data, the Company estimates that premium jackup rig utilization levels have averaged 93% over the last ten years and that, as of March 31, 1998, average utilization exceeded 96%. The major factors underlying these improvements are an increase in demand, due to greater offshore exploration and development expenditures by the world's oil and gas companies, and a reduction in rig supply, due to the advancing age of the existing fleet and the small number of newbuildings. Growth in offshore expenditures by oil and gas companies has been due in part to substantial technological advances in exploration and production (including 3-D seismic, horizontal drilling and subsea completion procedures), which have reduced the overall cost of finding and producing oil and gas. In addition, the offshore drilling industry has experienced a worldwide consolidation during the last ten years which has substantially reduced the number of drilling contractors. See "Risk Factors--Dependence on Oil and Natural Gas Industry; Industry Conditions; Market Volatility."

    The world's offshore drilling rig fleet has declined in size to the point at which current demand yields high utilization, and consequently high dayrates, which creates the conditions necessary to support a demand-driven renewal of the fleet. In addition, structural changes in the worldwide exploration and production industry have brought the offshore contract drilling market to the beginning of a cycle that the Company believes justifies the economics of building new premium jackup rigs to serve the industry into the next century. The world's jackup rig fleet currently consists of 380 rigs, which vary significantly in terms of technological advancement, water depth capability and age. A total of 117 are premium jackup rigs and as of March 1998, 29 such rigs were employed in the Gulf of Mexico, the largest single market for jackup rigs. The current average age of the world's jackup rig fleet is 17.5 years with premium jackup rigs having an average age of 16.4 years, which compares to an expected original useful life for such units of approximately 25 years. In addition to the Company's Rigs, seven other jackup rig newbuildings are on order with shipyards around the world (collectively representing 2.4% of the existing fleet), of which six are jackup rigs designed for work in "harsh environment" areas.

                           WORLDWIDE JACKUP RIG FLEET

                                                    WATER           NO. OF                 AVERAGE      NEWBUILDINGS
                                                    DEPTH            UNITS        (%)        AGE          ON ORDER
                                              ------------------  -----------  ---------  ---------  -------------------
"Harsh Environment" Jackup Rigs.............   300' and greater           18        4.7%  11.3 yrs                6
Premium Jackup Rigs (IC)....................   300' and greater          117       30.8%  16.4 yrs                3
Jackup Rigs (IS)............................   300' and greater           25        6.6%  19.7 yrs                0
Jackup Rigs (IC)............................      250'-299'               64       16.8%  17.3 yrs                0
Jackup Rigs (IS)............................      250'-299'               40       10.5%  20.8 yrs                0
Jackup Rigs.................................        0-249'               116       30.6%  18.9 yrs                0
                                                                                                                  -
                                                                         ---   ---------  ---------
Total.......................................                             380      100.0%  17.5 yrs                9

                                              PERCENT OF
                                               EXISTING
                                                 FLEET
                                              -----------
"Harsh Environment" Jackup Rigs.............       33.3%
Premium Jackup Rigs (IC)....................        2.6%
Jackup Rigs (IS)............................        0.0%
Jackup Rigs (IC)............................        0.0%
Jackup Rigs (IS)............................        0.0%
Jackup Rigs.................................        0.0%

                                              -----------
Total.......................................        2.4%

------------------------

Attributes:

(IC)=independent-leg cantilevered rig.

(IS)=independent-leg slot rig.

BUSINESS STRATEGY

    The Company intends to become a leading provider of state-of-the-art premium jackup rigs and to maximize dayrates and rig utilization by offering its customers the most productive premium jackup rigs available. The Company will focus on establishing a reputation for customer service, higher productivity and safety of operation in the offshore contract drilling market. The key elements of the Company's strategy are as follows:

    - FOCUS ON PREMIUM JACKUP RIG MARKET. The Company will focus on premium jackup rigs, which the Company believes enjoy strong and growing worldwide demand, have the versatility to work in a variety of different markets, represent a relatively low investment compared to new semisubmersibles, drillships and "harsh environment" jackup rigs, possess a favorable relationship between potential revenues and operating costs, and are familiar to the management of the Company through prior operations and newbuildings.

    - OWN AND OPERATE HIGH QUALITY ASSETS. The Rigs will represent a new generation of premium jackup rigs with significantly enhanced capabilities incorporating the latest technologies. Such capabilities will assist the Company in offering its customers equipment with superior productivity and safety features.

    - BUILD TO MEET STRONG DEMAND GROWTH. The Company intends to be among the first offshore drilling contractors to provide new generation premium jackup rigs to the industry. The Company believes that this is the early stage of a period of strong growth in the demand for, and utilization of, premium jackup rigs. The Company believes that it has been able to secure favorable contract terms by placing orders during this early stage, at a time when relatively few new premium jackup rigs are being built.

    - EXPAND RIG FLEET. The Company expects to expand its rig fleet prudently over time. The Company may achieve this growth through the exercise of three Construction Options that the Company holds to construct additional LeTourneau Super 116 design premium jackup rigs at a total delivered cost of approximately $100.0 million per rig.

    - FOCUS ON THE GULF OF MEXICO. The Company will focus its operations initially on the Gulf of Mexico market, which is the largest single market for jackup rigs in the world. Furthermore, the presence of an established pipeline and production infrastructure makes the Gulf of Mexico an economically attractive market for continued exploration and production activity.

    - UTILIZE SEACOR EXPERTISE. SEACOR will directly advise the Company concerning strategic, financial and marketing matters through representation on the Company's Management Committee (I.E., its board of directors). Additionally, pursuant to the Services Agreement, SEACOR has made available its Vice President, Finance to serve as the Company's Senior Vice President and Chief Financial Officer. The Company believes that SEACOR's marketing expertise and its extensive oil and gas company client base will greatly assist the Company in the marketing of the Rigs.

    - EMPLOY, RETAIN AND MOTIVATE EXPERIENCED AND INCENTIVIZED MANAGEMENT. The Company will seek to employ, retain and motivate experienced senior management and key employees through the implementation of an equity participation and performance incentive program.

THE CONSTRUCTION CONTRACTS

    SHIPYARD. The AMFELS shipyard, originally built and operated by Marathon LeTourneau, Inc., has a long-term commitment to the offshore drilling industry and many of the key personnel who designed and built LeTourneau jackup rigs in the past are currently working there. The shipyard's newbuilding construction experience includes 24 jackup rigs and two semisubmersibles. AMFELS is 100% owned by Keppel FELS, Ltd., an established international shipyard and engineering group based in Singapore.

    SCHEDULED DELIVERY DATES. The Scheduled Delivery Dates of the Rigs will be staggered. The Scheduled Delivery Date of the CHILES COLUMBUS is April 30, 1999 and the Scheduled Delivery Date of the CHILES MAGELLAN is September 10, 1999; PROVIDED, HOWEVER, that the Scheduled Delivery Date will be extended by the applicable period in the event of any delay caused by act or omission of the Company, including failure to timely deliver to AMFELS any equipment to be furnished by the Company, delays caused by the American Bureau of Shipping or any governmental agency, changes, events of FORCE MAJEURE under the applicable Construction Contract, or inability or failure of LeTourneau to perform its obligations under the applicable (i) License Agreement or (ii) Kit Construction Agreement, in each case between AMFELS and LeTourneau and dated April 30, 1997 (with respect to the CHILES COLUMBUS) and August 1, 1997 (with respect to the CHILES MAGELLAN) (collectively, the "LeTourneau Agreements"), or if all subjects and conditions under the applicable LeTourneau Agreements are not fully and timely met. In addition, the Company has procured "delay-in-delivery" insurance that provides for coverage of $30,000 per day per Rig up to a maximum of 360 days for delays in excess of 30 days up to a total combined limit of $21.6 million for both Rigs. Generally, such insurance provides coverage in the event of delays resulting from certain events, including physical loss or damage to the Rigs or the AMFELS shipyard during construction as a result of named perils, including labor disturbances; delays in delivery of materials required for construction as a result of such events; and delays resulting from restricted access to the shipyard as a result of such events. However, the coverage provided under such insurance is subject to significant exceptions and would not provide protection against certain delays in delivery.

    PURCHASE PRICE. The construction costs for the CHILES COLUMBUS are expected to be approximately $83.5 million and the construction costs for the CHILES MAGELLAN are expected to be approximately $87.8 million, in each case net of capitalized interest.

    TERMINATION OF THE CONSTRUCTION CONTRACTS. The Company may terminate a Construction Contract upon the occurrence of certain events of default by AMFELS. The events of default include the failure by AMFELS to perform, or the breach by AMFELS of, any of its covenants, agreements or undertakings under the applicable Construction Contract which AMFELS has failed to commence diligently to cure within thirty (30) days or which remains uncured for ninety (90) days, in each case after notice thereof by the Company to AMFELS, including such a failure to deliver the respective Rig by its Scheduled Delivery Date.

    In addition, a Construction Contract will be automatically terminated if, prior to delivery of the related Rig, an actual or constructive total loss occurs with respect to such Rig.

    WARRANTY OF QUALITY. For a period of 12 months following the date of delivery of a Rig, AMFELS warrants to the Company that (i) AMFELS's workmanship and materials shall be free from material defects, (ii) that systems designed, supplied and installed by AMFELS will perform the functions intended by the applicable Construction Contract and the specifications thereunder, and (iii) that the components of the equipment manufactured by LeTourneau shall be free from material defects in LeTourneau's workmanship and material and shall perform in accordance with the applicable LeTourneau Agreement and the related specifications (the "Warranty"). The Warranty commences on the date of delivery of the applicable Rig to the Company and expires 12 months thereafter (provided, however, that if any of the equipment of the Rig is put into service prior to such delivery, the Warranty period begins with the commencement of such service or operation insofar as such equipment is concerned) and is subject to certain limitations set forth in the applicable Construction Contract.

    The Warranty does not apply to any part of a Rig which has been misused, or structurally repaired or altered by anyone other than AMFELS or its duly authorized representative, or has been damaged because of its use, or the use of any other materials or equipment, after the Company (or any other person or firm operating the Rig or its equipment) has knowledge of such defect. Except for certain components of the equipment manufactured by LeTourneau, equipment or other components of the Rig sold to the Company pursuant to the Construction Contract but not manufactured by AMFELS are not warranted to any extent by AMFELS.

    Pursuant to the Assignment, Assumption, Acknowledgement and Consent Agreement, dated as of April 23, 1998, among the Company, the Owners and AMFELS, the Company assigned to each Owner the Construction Contract for such Owner's Rig.

THE CONSTRUCTION OPTIONS

    The Company holds three sequential Construction Options for the following rigs (collectively, the "Option Rigs") pursuant to an agreement, dated December 18, 1997 (the "Option Agreement"), with AMFELS: (i) a LeTourneau Super 116 ("Option Rig No. 1"), which option will expire on July 31, 1998; (ii) contingent upon the Company's entering into a construction contract for Option Rig No. 1, one sister rig ("Option Rig No. 2"), which option must be exercised prior to December 15, 1998; and (iii) contingent upon the Company's entering into a construction contract for Option Rig No. 2, one sister rig, which option must be exercised prior to March 31, 1999.

    In the Option Agreement, AMFELS and the Company agreed to enter into an amendment of the Construction Contract for the CHILES MAGELLAN to reflect the terms of the Option Agreement to, among other things, provide for the ability to provide a construction lender with a first preferred security interest in the Option Rigs during the construction period.

    In the Option Agreement, the Company agreed that as long as any Construction Option remains outstanding and in effect, the Company will not order any similar premium jackup rigs at a competing shipyard without first having received AMFELS's approval in writing and that AMFELS will supply the requirements of the Company for LeTourneau premium jackup rigs as contemplated by the Option Agreement.

    The Company estimates that it would incur total average costs of approximately $100.0 million to construct and outfit each rig pursuant to the exercise of any Construction Option, which includes construction costs payable to AMFELS, the expected price of the required LeTourneau "Kit," costs of related OFE, construction overhead and capitalized interest.

COMPETITION

    The contract drilling industry is highly competitive. Customers sometimes award contracts on a competitive bid basis, and although a customer selecting a rig may consider, among other things, a contractor's safety record, crew quality and quality of service and equipment, price is the major factor in determining the selection of a drilling contractor. The Company believes that competition for drilling contracts will continue to be intense for the foreseeable future because of the ability of contractors to move rigs from areas of low utilization and dayrates to areas of greater activity and relatively higher dayrates. Such movement or a decrease in drilling activity in any major market could depress dayrates and could adversely affect utilization of the Company's Rigs. See "--Offshore Contract Drilling Services."

OFFSHORE CONTRACT DRILLING SERVICES

    The Company's contracts to provide offshore drilling services are expected to vary in their terms and provisions. The Company expects that it may obtain contracts through competitive bidding, although the Company may also be awarded drilling contracts without competitive bidding. Drilling contracts generally provide for a basic drilling rate on a fixed dayrate basis regardless of whether such drilling results in a successful well. Drilling contracts may also provide for lower rates during periods when the rig is being moved or when drilling operations are interrupted or restricted by equipment breakdowns, adverse weather or water conditions or other conditions beyond the control of the Company. Under dayrate contracts, the Company would generally expect to pay the operating expenses of the rig, including wages and the cost of incidental supplies. Revenues from dayrate contracts are expected to account for a substantial portion of the Company's revenues. In addition, the Company may work a Rig under dayrate contracts pursuant to which the customer also agrees to pay the Company an incentive bonus based upon performance.

    A dayrate drilling contract generally extends over a period of time covering either the drilling of a single well, a group of wells (a "well-to-well contract") or a stated term (a "term contract") and may be terminated by the customer in the event the drilling unit is destroyed or lost or if drilling operations are suspended for a specified period of time as a result of a breakdown of major equipment or in some cases due to other events beyond the control of either party. In addition, it is expected that certain of the Company's contracts may permit the customer to terminate the contract early by giving notice and in some circumstances may require the payment of an early termination fee by the customer. The contract term in many instances may be extended by the customer exercising options for the drilling of additional wells at fixed or mutually agreed terms, including dayrates.

    The duration of offshore drilling contracts is generally determined by market demand and the respective management strategy of the offshore drilling contractor and its customers. In periods of rising demand for offshore rigs, contractors typically prefer well-to-well contracts that give contractors the flexibility to profit from increasing dayrates. In contrast, during these periods customers with reasonably definite drilling programs typically prefer longer term contracts to maintain drilling prices at the lowest level possible. Conversely, in periods of decreasing demand for offshore rigs, contractors generally prefer longer term contracts to preserve dayrates at existing levels and ensure utilization, while the customers prefer well-to-well contracts that allow them to obtain the benefit of lower dayrates. In general, the Company expects to seek to have a reasonable balance of single well, well-to-well and term contracts to minimize the downside impact of a decline in the market while still participating in the benefit of increasing dayrates in a rising market.

QUALITY

    The Company expects to maintain a program to continuously improve quality and safety on the Rigs and to foster a commitment to quality of service, safety and the environment. It is expected that the Company's quality system will provide for formal procedures to assist in continuous improvement in the Company's efforts to exceed customer expectations in safety, environmental concerns, equipment maintenance, rig enhancements, material handling and personnel training and performance.

GOVERNMENTAL REGULATION

    The Company's operations will be subject to numerous federal, state and local environmental laws and regulations that relate directly or indirectly to its operations, including certain regulations controlling the discharge of materials into the environment, requiring removal and clean-up under certain circumstances, or otherwise relating to the protection of the environment. For example, the Company may be liable for damages and costs incurred in connection with oil spills for which it is held responsible. Laws and regulations protecting the environment have become increasingly stringent in recent years and may in certain circumstances impose "strict liability" and render a company liable for environmental damage without regard to negligence or fault on the part of such company. Such laws and regulations may expose the Company to liability for the conduct of or conditions caused by others, or for acts of the Company that were in compliance with all applicable laws at the time such acts were performed. The application of these requirements or the adoption of new requirements could have a material adverse effect on the Company.

    The United States Oil Pollution Act of 1990 ("OPA '90") and similar legislation enacted in Texas, Louisiana and other coastal states address oil spill prevention and control and significantly expand liability exposure across all segments of the oil and gas industry. OPA '90, such similar legislation and related regulations impose a variety of obligations on the Company related to the prevention of oil spills and liability for damages resulting from such spills. OPA '90 imposes strict, and with limited exceptions, joint and several liability upon each responsible party for oil removal costs and a variety of public and private damages. OPA '90 also imposes ongoing financial responsibility requirements on a responsible party. A failure to comply with such ongoing requirements or inadequate cooperation in a spill may subject a responsible party, including in some cases the Company, to civil or criminal enforcement action. OPA '90 also requires the U.S. Minerals Management Service to promulgate regulations to implement the financial responsibility requirements for offshore facilities. If implemented as written, the financial responsibility requirements of OPA '90 could have the effect of significantly increasing the amount of financial responsibility that oil and gas operators must demonstrate to comply with OPA '90. While industry groups and marine insurance carriers are seeking modification of these requirements, implementation of these requirements in their current form could adversely affect the ability of some of the Company's prospective customers to operate in U.S. waters, which could have a material adverse effect on the Company.

    The Federal Water Pollution Control Act of 1972, commonly referred to as the Clean Water Act ("CWA"), prohibits the discharge of certain substances into the navigable waters of the U.S. without a permit. The regulations implementing the CWA require permits to be obtained by an operator before certain exploration or drilling activities occur. Violations of monitoring, reporting and permitting requirements can result in the imposition of civil and criminal penalties. The provisions of the CWA can also be enforced by citizens' groups. Many states have similar laws and regulations.

    The Outer Continental Shelf Lands Act authorizes regulations relating to safety and environmental protection applicable to lessees and permittees operating on the Outer Continental Shelf. Specific design and operational standards may apply to Outer Continental Shelf vessels, rigs, platforms, vehicles and structures. Violation of lease terms relating to environmental matters or regulations issued pursuant to the Outer Continental Shelf Lands Act can result in substantial civil and criminal penalties as well as potential court injunctions curtailing operations and the cancellation of leases. Such enforcement liabilities can result from either governmental or citizen prosecution.

    The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), currently exempts crude oil, and the Resource Conservation and Recovery Act, as amended ("RCRA"), currently exempts certain drilling materials, such as drilling fluids and production waters, from the definitions of hazardous substances and hazardous wastes. However, the Company's operations may involve the use or handling of other materials, such as fracturing fluids or acids, that may be classified as environmentally hazardous substances or wastes. There can be no assurance that such exemption will be preserved in future amendments of such acts, if any, or that more stringent laws and regulations protecting the environment will not be adopted. CERCLA assigns strict liability to each responsible party, as defined, for all response and remediation costs, as well as natural resource damages. Few defenses exist to the liability imposed by CERCLA.

    The Company's operations may involve the generation, use or handling of materials, such as unused fracturing fluids or acids, that may be classified as hazardous waste, and that are subject to RCRA and comparable state statutes. The Environmental Protection Agency ("EPA") and various state agencies have limited the disposal options for certain hazardous and nonhazardous wastes and are considering the adoption of stricter handling and disposal standards for nonhazardous wastes. RCRA currently exempts certain drilling materials, such as drilling fluids and production waters, from the definitions of hazardous wastes. There can be no assurance that such exemption will be preserved in future amendments of such acts, if any, or that more stringent laws and regulations protecting the environment will not be adopted.

    The operations of the Company are subject to the Clean Air Act, as amended, and comparable state statutes. Traditional air quality programs relating to the prevention of significant deterioration of air quality in areas with unacceptable pollution levels ("nonattainment areas") restrict drilling in affected areas. Amendments to the Clean Air Act were adopted in 1990 and contain provisions that may result in the imposition over the next decade of certain requirements with respect to air emissions, which requirements may require capital expenditures by the Company. The EPA is currently developing regulations to implement these requirements. Pursuant to a mandate of the Clean Air Act, the EPA, together with other agencies of the federal government, is conducting a study of the effects of emissions from drilling activities in nonattainment areas on the Outer Continental Shelf. Upon completion of the study, these agencies will determine whether additional regulatory requirements are necessary for these nonattainment areas. Any greater degree of regulation in nonattainment areas would increase the cost associated with operation in those areas.

INDEMNIFICATION AND INSURANCE

    The Company generally expects to be able to obtain contractual indemnification pursuant to which the Company's customers would agree to protect and indemnify the Company to some degree from liability for reservoir, pollution and environmental damages, but there can be no assurance that the Company can obtain such indemnities in all of its contracts, that the level of indemnification that can be obtained will be meaningful, that such indemnification agreements will be enforceable or that the customer will be financially able to comply with its indemnity obligations. In addition, the Company expects to maintain insurance coverage against "loss-of-hire," property damage, war risk (in the case of certain operations outside the U.S.), general liability and environmental liabilities, including pollution caused by sudden and accidental oil spills, but there can be no assurance that such insurance will continue to be available or carried by the Company or if available and carried will be adequate to cover the Company's loss or liability in many circumstances. Moreover, any such insurance is expected to be subject to substantial deductibles and to provide for premium adjustments based on claims.

PROPERTY

    The Company leases approximately 4,500 square feet of office space located at 11200 Westheimer, Suite 410, Houston, Texas 77042-3227, where its telephone number is (713) 339-3777.

EMPLOYEES

    As of March 31, 1998, the Company had 11 employees. The Company believes that its employee relations are good.

LEGAL PROCEEDINGS

    The Company is not a party to any litigation as of the date of this Prospectus.

                                   MANAGEMENT

EXECUTIVE OFFICERS

    The executive officers of the Company are elected by its Management Committee (as defined) to serve until their successors are duly elected and qualified, or until their earlier death, resignation, disqualification or removal from office. Information with respect to the current executive officers of the Company is set forth below.

                                           AGE AS OF
                NAME                     MARCH 1, 1998                               POSITION
------------------------------------  -------------------  ------------------------------------------------------------
William E. Chiles...................              49       President and Chief Executive Officer
Dick H. Fagerstal...................              37       Senior Vice President, Chief Financial Officer and Secretary
Donald B. Gregg.....................              59       Senior Vice President--Operations and Engineering
William H. Hopkins..................              56       Vice President--Human Resources
William A. Thorogood................              53       Vice President--Controller and Assistant Secretary

    WILLIAM E. CHILES is the President and Chief Executive Officer and a Manager of the Company. In March 1997, Mr. Chiles and Donald B. Gregg led the formation of COI. Mr. Chiles has extensive management experience in offshore drilling operations and until March 1997, was Senior Vice President-- Drilling Operations of Cliffs Drilling Company, responsible for the operation of its worldwide fleet, and President and CEO of Southwestern Offshore Corporation, its wholly owned subsidiary. From 1992 to May 1996, Mr. Chiles was President and Chief Executive Officer of Southwestern Offshore Corporation, a company he founded in 1992 and which was acquired by Cliffs Drilling Company in 1996. Mr. Chiles co-founded Chiles Offshore Corporation in 1987 and in 1977 he co-founded Chiles Drilling Company, each of which was an offshore contract drilling company.

    DICK H. FAGERSTAL is the Senior Vice President, Chief Financial Officer and Secretary and a Manager of the Company. Mr. Fagerstal also serves as Vice President, Finance of SEACOR but devotes a substantial portion of his time to the financial affairs of the Company. Until the end of July 1997 and for the previous 12 years, Mr. Fagerstal worked as a bank officer with Den norske Bank ASA, New York Branch (and its predecessor Den norske Creditbank AS), which is one of the world's largest lenders to companies involved in the offshore service industry. During the last seven years in such position, Mr. Fagerstal had primary responsibility for offshore and shipping client relationships in the North American market covering many of the offshore drilling rig and offshore supply vessel companies.

    DONALD B. GREGG is the Senior Vice President--Operations and Engineering the Company. He joined with Mr. Chiles in the formation of COI in March 1997. In 1994, Mr. Gregg formed and served as the President of International Renovators, Inc., a company which provided technical assistance, engineering and regulatory consulting services to the offshore drilling industry, until March 1997. Until May 1994, Mr. Gregg was employed in various positions at Chiles Drilling Company and its successors, including Vice President Engineering, Vice President Operations and Vice President Marketing.

    WILLIAM H. HOPKINS is the Vice President--Human Resources of the Company. Mr. Hopkins joined the Company in 1997 after serving three years as an area executive and senior consultant for Right Management Consultants, an international human resources management consulting firm providing services to the contract drilling and other oilfield service industries. From 1992 to 1995, Mr. Hopkins was Director of Safety, Training and Environmental Management of Tidewater, Inc., a major oilfield service company.

    WILLIAM A. THOROGOOD is the Vice President and Controller the Company. From 1993 until May 1996, Mr. Thorogood served as Vice President--Finance of Southwestern Offshore Corporation and thereafter until March 1997, served as Vice President--Finance of Southwestern Offshore Corporation, which became a subsidiary of Cliffs Drilling Company in May 1996. Mr. Thorogood is a certified public accountant.

EXECUTIVE COMPENSATION

    The following table shows for the fiscal year ended December 31, 1997 the cash compensation paid by the Company, and a summary of certain other compensation paid or accrued for such year, to its Chief Executive Officer (the "Named Executive Officer") for service in all capacities with the Company.

                           SUMMARY COMPENSATION TABLE

                                                                         ANNUAL COMPENSATION(2)
                                                                         -----------------------       ALL OTHER
                    NAME AND PRINCIPAL POSITION(1)                               SALARY             COMPENSATION(3)
-----------------------------------------------------------------------  -----------------------  -------------------
William E. Chiles......................................................        $    97,984             $     639
  President and Chief Executive Officer

------------------------

(1) Pursuant to Instruction 1 to Item 402(a)(3) of Regulation S-K, no disclosure is provided for any other executive officer of the Company because no other executive officer of the Company had total annual salary and bonus in excess of $100,000 for the fiscal year ended December 31, 1997.

(2) Amounts exclude perquisites and other personal benefits because such compensation did not exceed the lesser of $50,000 or 10% of the total annual salary reported for the Named Executive Officer.

(3) The amount shown was paid for life insurance.

    Effective May 1, 1998, the Company adopted a defined contribution plan (the "Retirement Plan"), designed to qualify under Section 401(k) of the Code, covering substantially all of its employees. Pursuant to the Retirement Plan, the Company will match employees' contributions to the Retirement Plan in an amount equal to 50% of such contributions, up to 6% of the participant's eligible compensation.

EMPLOYMENT AGREEMENT

    William E. Chiles is presently serving as President and Chief Executive Officer of the Company under an Employment Agreement, effective as of November 1, 1997, between Mr. Chiles and the Company (the "Employment Agreement"), pursuant to which Mr. Chiles will continue to serve in such capacity until November 2000 at his current base salary of $200,000 per annum. The Employment Agreement also provides Mr. Chiles with severance benefits, disability and health insurance, approximately $1.2 million in term life insurance, reimbursement for various expenses and such other compensation, including bonuses, that may be agreed to by the Management Committee of Chiles, in its sole discretion. Under the Employment Agreement, Mr. Chiles's salary will be reviewed for adjustment annually in accordance with industry standards, taking into account his performance, the Company's scope of operations, industry conditions and the overall performance of the Company relative to its peers.

MEMBERSHIP INTEREST OPTION PLAN

    The Company recently adopted the Chiles Offshore LLC 1998 Equity Option Plan (the "Option Plan"). The objectives of the Option Plan are (i) to attract and retain management personnel with the training, experience and ability to enable them to make a substantial contribution to the success of the Company's business, (ii) to motivate management personnel by means of growth-related incentives to achieve long range goals and (iii) to further the alignment of interests of participants with those of the Company's equity holders through opportunities for increased equity or equity-based ownership in the Company.

    The Option Plan authorizes the issuance of options to acquire up to 5.0% of the then outstanding Membership Interests on a fully diluted basis, without triggering pre-emptive rights under the Operating Agreement, so long as such options are exercisable at a price that is not less than the price per percentage Membership Interest paid in the Equity Financing. The Option Plan is administered by an Option Committee of the Management Committee of Chiles (the "Option Committee"). Pursuant to the Option Plan, the Company may grant to key employees and consultants of the Company or any of the Company's subsidiaries options to acquire Group D Membership Interests. Such options are not considered incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The terms of any such grant will be determined by the Option Committee and set forth in a separate grant agreement except for such options that were granted to employees under an Initial Grant (as defined in the Option Plan). The Option Plan sets forth the exercise price and maximum amount of the Initial Grant. Other than the Initial Grant, the exercise price will be at least equal to 100% of the fair market value of the Membership Interests on the date of grant.

    The Option Committee may provide that an optionee may pay for shares upon exercise of an option: (i) in cash; (ii) by certified bank check; (iii) by immediately available federal funds delivered to an account designated by the Company; or (iv) by personal check of the optionee, provided that such check will not be deemed to have been received until the Company shall have collected thereon. The options expire ten years after the date of grant. No options granted under the Option Plan may be transferred except under limited exceptions to family members or trusts for the benefit of family members. See "Certain Relationships and Related Transactions--Option Repurchase Obligation."

    The following table sets forth the options to acquire Membership Interests in the Company that were outstanding as of March 31, 1998, all of which constitute Initial Grants under the Option Plan:

                                                                          OPTION GRANTS
                                            --------------------------------------------------------------------------
                                             NUMBER OF UNITS   PERCENT OF TOTAL
                                               UNDERLYING      OPTIONS AVAILABLE
                                                 OPTIONS           FOR GRANT      EXERCISE PRICE       EXPIRATION
                   NAME                        GRANTED(1)       TO EMPLOYEES(2)     ($/UNIT)(3)          DATE(4)
------------------------------------------  -----------------  -----------------  ---------------  -------------------
William E. Chiles.........................            630              12.60%        $     650     March 31, 2008
George Bruce Brumley......................            440               8.80%        $     650     March 31, 2008
Dick H. Fagerstal.........................            630              12.60%        $     650     March 31, 2008
Donald B. Gregg...........................            630              12.60%        $     650     March 31, 2008
William H. Hopkins........................            440               8.80%        $     650     March 31, 2008
Gabriel Padilla...........................            440               8.80%        $     650     March 31, 2008
Adonis A. Rials...........................            113               2.26%        $     650     March 31, 2008
William A. Thorogood......................            440               8.80%        $     650     March 31, 2008
Lester G. Tingle..........................            190               3.80%        $     650     March 31, 2008
                                                    -----              -----
Total.....................................          3,953              79.06%

------------------------

(1) One "unit" is equivalent to a .001 Membership Interest in the Company on a fully diluted basis. The Option Plan authorizes the issuance of options to acquire up to 5,000 such "units" which, in the aggregate, are equivalent to 5.0% of the Membership Interests in the Company on a fully diluted basis. As of March 31, 1998, options for 947 "units" were reserved for future Rig supervisors and options for 100 "units" were reserved for other future personnel.

(2) The percentage is based on the total of 5,000 "units" for which options may be granted under the Option Plan. As of March 31, 1998, the options for 947 "units" reserved for issuance to future Rig supervisors constitute 18.94% of such total number of "units" and the options for 100 "units" reserved for issuance to other future personnel constitute 2.00% of such total number of "units"

(3) The exercise price is approximately equivalent to the price per "unit" paid by investors on December 16, 1997 in connection with the final phase of the Equity Financing.

(4) The options vest at a rate of 1/3 of the "units" granted per year, beginning on the first anniversary of the date of grant. No option may be exercised unless and until both of the Rigs are delivered by AMFELS and accepted by the Company.

MANAGEMENT COMMITTEE

    The Management Committee of Chiles presently consists of seven Managers. Other than Messrs. Chiles and Fagerstal, none of the Managers is an officer or employee of the Company. Up to four Managers may be designated by a majority in interest of the Group A Members (at the date hereof, SEACOR), up to two Managers may be designated by a majority in interest of the Group B Members and up to one Manager may be designated by a majority in interest of the Group C Members. See "Principal Members" and "Certain Relationships and Related Transactions--Operating Agreement--Governance." Managers are elected by the respective Group A, B or C Members to serve until their successors are duly elected and qualified, or until their earlier death, resignation, disqualification or removal from office. Information with respect to the current Managers of Chiles is set forth below. For biographical information concerning Messrs. Chiles and Fagerstal, see "--Executive Officers."

                                           AGE AS OF
                NAME                     MARCH 1, 1998                               POSITION
------------------------------------  -------------------  ------------------------------------------------------------
Charles Fabrikant...................              53       Chairman of the Management Committee
Randall Blank.......................              47       Manager
Timothy J. McKeand..................              48       Manager
Dick H. Fagerstal...................              37       Manager, Senior Vice President, Chief Financial Officer and
                                                           Secretary
William E. Chiles...................              49       Manager, President and Chief Executive Officer
Robert Pierot, Jr...................              39       Manager
Jonathan B. Fairbanks...............              31       Manager

    CHARLES FABRIKANT has been Chairman of the Board and Chief Executive Officer of SEACOR since December 1989, and has served as a director of SEACOR's subsidiaries since December 1989. He has been President of SEACOR since October 1992. For more than the past five years, Mr. Fabrikant has been the Chairman of the Board and Chief Executive Officer of SCF Corporation and President of Fabrikant International Corporation, each a privately owned corporation engaged in marine operations and investments. Since January 1992, Mr. Fabrikant has been Chairman of the Board and Chief Executive Officer of National Response Corporation, which, since March 1995, has been a wholly-owned subsidiary of SEACOR. Mr. Fabrikant is a licensed attorney admitted to practice in the State of New York and in the District of Columbia.

    RANDALL BLANK has been a Manager of Chiles since August 1997 and serves as Vice President, Treasurer of the Company. Mr. Blank has been Executive Vice President and Chief Financial Officer of SEACOR since December 1989 and has been its Secretary since October 1992. From December 1989 to October 1992, Mr. Blank was Treasurer of SEACOR. In addition, Mr. Blank has been a director of certain of SEACOR's subsidiaries since January 1990. Mr. Blank has served as Vice President of SEACOR Rigs (as defined) since August 1997.

    TIMOTHY J. MCKEAND has been Vice President-Marketing of SEACOR since 1989 and has been Vice President of certain of SEACOR's subsidiaries that are active in domestic operations.

    ROBERT PIEROT, JR. has been a Manager of Chiles since December 1997. Mr. Pierot is a director of Jacq. Pierot Jr. & Sons, Inc., a private corporation engaged in marine brokerage and marine appraisals. Mr. Pierot also serves as President of Pierot Enterprises, Inc., a closely held corporation engaged in marine and other investments.

    JONATHAN B. FAIRBANKS has been a Manager of Chiles since December 1997. Mr. Fairbanks has been a partner in Bassoe Offshore A/S, a brokerage firm serving the offshore drilling and service industry, since 1990.

MANAGER COMPENSATION

    Managers of the Company currently are not paid any fees or additional compensation for service as members of the Management Committee or any committee thereof, irrespective of whether or not they are employees of the Company or any of its subsidiaries or of SEACOR or any other affiliated companies. Each Manager of the Company who is not an employee of the Company or any of its subsidiaries is paid the reasonable costs and expenses incurred by such Manager in relation to his services as such.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During the Company's fiscal year ended December 31, 1997, the Company had no compensation committee, although the Management Committee performed certain similar functions with respect to the compensation of the Company's Chief Executive Officer. Decisions concerning compensation of executive officers were made during such fiscal year by persons who were members of the Company's Management Committee, including William E. Chiles and Dick H. Fagerstal, who were executive officers of the Company at such time.

                               PRINCIPAL MEMBERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The table below sets forth certain information with respect to each beneficial owner, directly or indirectly, of more than five percent of the outstanding equity interests of the Company as of the date of this Prospectus.

                                                                                      PERCENTAGE OF BENEFICIAL
                      NAME AND ADDRESS OF BENEFICIAL OWNER                                    OWNERSHIP
--------------------------------------------------------------------------------  ---------------------------------
SEACOR Offshore Rigs Inc.(1)....................................................                  55.38%
  1370 Avenue of the Americas
  25th Floor
  New York, NY 10019-4602

COI, LLC........................................................................                  13.85%
  11200 Westheimer
  Suite 410
  Houston, TX 77042-3227

------------------------

(1) SEACOR Offshore Rigs Inc. is a wholly owned subsidiary of SEACOR.

SECURITY OWNERSHIP OF MANAGEMENT AND MANAGERS

    The following table shows the amount and nature of beneficial ownership of the equity interests of the Company beneficially owned by each Manager of the Company, each Named Executive Officer of the Company and all Managers and executive officers of the Company as a group, as of the date of this Prospectus. Except as otherwise noted, the named beneficial owner has sole voting power and sole investment power, except to the extent that authority is shared by a spouse under applicable law, with respect to the equity interests shown below.

                                                                                       PERCENTAGE OF BENEFICIAL
                            NAME OF BENEFICIAL OWNER                                           OWNERSHIP
---------------------------------------------------------------------------------  ---------------------------------
William E. Chiles................................................................                 --    (1)
Dick H. Fagerstal................................................................                 --
Charles Fabrikant................................................................                  *
Randall Blank....................................................................                  *
Timothy J. McKeand...............................................................                  *
Jonathan B. Fairbanks............................................................                   1.54%(2)
Robert Pierot, Jr................................................................                   4.62%(3)
All Managers and Executive Officers as a Group...................................                   7.08%

------------------------

*   Less than one percent.

(1) Mr. Chiles owns 22.5% of the equity interests of COI, which owns 13.85% of the equity interests of the Company.

(2) All of such interest is held by Bassoe Rig Partners Ltd., an entity with respect to which control is shared by Mr. Fairbanks.

(3) All of such interest is held by Pierot Enterprises, Inc., an entity controlled by Mr. Pierot.

OPERATING AGREEMENT

    Chiles is managed pursuant to an Amended and Restated Operating Agreement among its Members. See "Certain Relationships and Related
Transactions--Operating Agreement."

THE EQUITY FINANCING

    The Company was formed in August 1997 for the purpose of constructing, owning and operating a fleet of state-of-the-art premium jackup offshore drilling rigs. At formation, SEACOR contributed $8.85 million in cash to the capital of the Company (which amount was paid directly to third parties on behalf of the Company) and COI contributed $0.36 million in cash to the capital of the Company, together with the Construction Contracts, construction in progress, certain office equipment and other rights, properties and liabilities with an agreed-upon value of $8.49 million. The historic cost of such assets contributed by COI was $2.26 million. The difference between the $8.49 million agreed-upon value and the historic cost of COI's contributed assets, $6.23 million, has been recorded in the accompanying balance sheet as rigs under construction and equipment. COI and a predecessor (formed in March 1997) had been organized by Mr. Chiles and its other owners for the purpose of entering into the Construction Contracts, engaging in related rig design, engineering, procurement and financing activities and preparing for commencement of business operations. Pursuant to the final phase of the Equity Financing, SEACOR contributed an additional $12.15 million in cash to the Company and $14.0 million in cash advances previously made to the Company by SEACOR, and the Company accepted cash subscriptions for the purchase of equity interests from institutional and individual accredited investors aggregating $20.0 million. At March 31, 1998, the Company had cash on hand of approximately $18.8 million and no indebtedness for borrowed money.

                               CONTROLLING MEMBER

    As of March 31, 1998, SEACOR Offshore Rigs Inc., a Delaware corporation ("SEACOR Rigs") and a wholly-owned subsidiary of SEACOR, beneficially owns 55.38% of the Membership Interests in Chiles. By virtue of its ownership of a majority of the Membership Interests in Chiles, SEACOR Rigs, which is controlled by SEACOR, will be in a position to control actions that require consent of a Majority in Interest (as defined in the Operating Agreement) of the Members of Chiles, and, by virtue of the terms of the Operating Agreement, SEACOR Rigs has the right to designate the Group A Managers, and thus a majority of the members of the Management Committee of Chiles. In addition, certain officers, directors or employees of SEACOR serve on the Management Committee of Chiles. See "Management--Management Committee" and "--Executive Officers."

    SEACOR is a major provider of offshore marine services to the oil and gas exploration and production industry and is one of the leading providers of oil spill response services to owners of tank vessels and oil storage, processing and handling facilities. As of December 31, 1997, SEACOR operated a diversified fleet of 306 vessels primarily dedicated to servicing offshore oil and gas exploration and production facilities in the U.S. Gulf of Mexico, the North Sea, offshore West Africa, Mexico, the Far East, Latin America and the Mediterranean. SEACOR's offshore service vessels deliver cargo and personnel to offshore installments, handle anchors for drilling rigs and other marine equipment, support offshore construction and maintenance work and provide standby support. SEACOR also furnishes vessels for special projects such as well stimulation, seismic data gathering, freight hauling and line handling. In connection with its offshore marine services, SEACOR, through Energy Logistics, Inc., a joint venture with Baker Energy, a unit of the Michael Baker Corporation, a U.S. public company, also offers logistics services for the offshore industry, including the coordination and provision of marine, air and land transportation, materials handling and storage, inventory control and "just-in-time" procurement. In 1997, the consolidated revenues of SEACOR were approximately $347.0 million. The principal executive offices of SEACOR are located at 11200 Westheimer, Suite 850, Houston, Texas 77042, where its telephone number is (713) 782-5990.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The Senior Vice President and Chief Financial Officer of the Company, Dick
H. Fagerstal, serves as Vice President, Finance of SEACOR. Mr. Fagerstal has extensive experience in arranging and structuring financing for companies in the offshore industry. Mr. Fagerstal will be primarily responsible for managing the capitalization of the Company and the Company will pay SEACOR a management fee for the value of Mr. Fagerstal's services (together with reimbursement of all related out-of-pocket expenses) based on a formula which will, among other things, take into account the typical compensation for this position and the percentage of Mr. Fagerstal's time which is allocated to activities related to the Company.

    Charles Fabrikant, the Chairman and CEO of SEACOR, serves as the Chairman of the Management Committee of the Company. Randall Blank, Executive Vice President and Chief Financial Officer of SEACOR, is a member of the Management Committee of the Company.

    In addition to the management fee to be paid as described above with respect to the services of Mr. Fagerstal, in the event SEACOR or any of its consolidated subsidiaries, including SEACOR Rigs, provides management, administrative, financial or investment banking-type services to the Company or services in connection with any future rig transactions, such SEACOR entities shall be entitled to receive reasonable fees and reimbursement of expenses not in excess of fees charged by unrelated third parties for comparable services.

SERVICES AGREEMENT

    The Company and SEACOR have entered into a Management and Administrative Services Agreement, dated as of February 27, 1998 (the "Services Agreement"), pursuant to which SEACOR agreed to continue to provide the services of Dick H. Fagerstal to assist in the management of the Company and SEACOR agreed to perform certain administrative and technical services on behalf of the Company. Such services include general management and financial services, including periodic advice and consultation in connection with corporate, legal, finance, accounting, tax, marketing, operations and other matters that may be required for the Company's day-to-day operations. Under the Services Agreement, the Company agreed to pay a fee to SEACOR for Mr. Fagerstal's services not to exceed $15,000 per month and such other fees for services of others not to exceed the reasonable value thereof and to reimburse SEACOR for all out-of-pocket expenses related to the provision of such services. The Services Agreement may be terminated at either party's option upon 60 days' notice to the other party. In addition, the Company has agreed to indemnify and hold harmless SEACOR for all claims and damages arising from the provision of services by SEACOR under the Services Agreement, unless due to the gross negligence or willful misconduct of SEACOR.

OPERATING AGREEMENT

    SEACOR Rigs, COI and the investors pursuant to the Equity Financing (together with SEACOR Rigs and COI, herein referred to collectively as the "Members" and individually as a "Member") have entered into an Amended and Restated Operating Agreement, dated as of December 16, 1997 (as amended by Amendment No. 1 thereto, dated effective as of April 28, 1998, the "Operating Agreement"), providing for the management of the Company and certain limitations on the transferability of the membership interests in the Company held by them (the "Membership Interests"). The following is a description of certain material terms of the Operating Agreement of the Company, which sets forth matters related to the conduct of the Company's business and the purpose and powers of the Company, its Management Committee and officers and the rights, privileges and preferences of its Members.

    ORGANIZATION AND DURATION. The Company was organized as a limited liability company under the Delaware Limited Liability Company Act (the "Delaware Act") on August 5, 1997. The term of the Company will continue until the close of business on August 1, 2032 or until an earlier dissolution pursuant to the Operating Agreement. The existence of the Company as a separate legal entity will continue until cancellation of the Certificate of Formation of the Company in the manner required by the Delaware Act.

    PURPOSE. The purposes of the Company, and the nature of the business to be conducted and promoted by the Company, are (a) to manage and supervise either directly or through one or more other entities owned and controlled directly or indirectly by the Company, all aspects of the construction of premium jackup rigs, and, upon their completion, manage all aspects of their operation and receive therefor certain construction supervision fees and management fees, (b) to form and act as managing general partner of any such entity that is a partnership,
(c) to engage in any other lawful act or activity for which limited liability companies may be formed under the Delaware Act and (d) to engage in any and all activities necessary, advisable, convenient or incidental to the foregoing.

    RESTRICTIONS ON TRANSFERABILITY. Generally, the Members may not sell, transfer, hypothecate or pledge any of their Membership Interests. Notwithstanding the foregoing, a Member that is a natural person may freely transfer its Membership Interest to certain immediate family members and a Member that is not a natural person may freely transfer its Membership Interests to certain affiliates. Members may also transfer Membership Interests pursuant to the Right of First Offer, Tag-Along Rights and Drag-Along Rights described below.

    RIGHT OF FIRST OFFER. In the event a Member proposes to transfer its Membership Interest to a proposed purchaser, in whole or part, each other Member will have the option to purchase a portion of such Membership Interest on a pro rata basis at the same price and on the same terms as such proposed purchaser (provided that the current Members, taken as a whole, purchase the entire interest offered for sale).

    TAG-ALONG RIGHTS. Generally, no Member or group of Members may sell, in one transaction or a series of related transactions, 20% or more of all the Membership Interests, unless the terms of such sale require that the proposed purchaser offer to each other Member the right to participate in the sale on a pro rata basis.

    DRAG-ALONG RIGHTS. Generally, any Member or group of Members selling all of their holdings aggregating more than a majority of all the Membership Interests may require all of the other Members to sell all their Membership Interests to the proposed purchaser on the same terms and conditions.

    PRE-EMPTIVE RIGHTS. Generally, each Member will have a right to purchase all or a portion of its pro rata share of additional Membership Interests to be sold by the Company. Members have no pre-emptive rights with respect to Membership Interests granted pursuant to the Option Plan.

    "PIGGYBACK" REGISTRATION RIGHTS. Generally, if the Company seeks to register any class of its equity securities in a primary public offering under the Securities Act pursuant to an effective registration statement, each Member will have the right to "piggy back" or sell its Membership Interest, or shares received in exchange therefor, as part of the registered offering.

    GOVERNANCE. The Company will be managed by a Management Committee comprised of up to seven Managers. SEACOR Rigs (together with its permitted successors or assigns, the "Group A Members") shall designate up to four Managers and COI (together with its permitted successors or assigns, the "Group B Members") shall designate up to two Managers, of which one will be William E. Chiles so long as he is President and Chief Executive Officer of the Company. In addition, the new investors pursuant to the Equity Financing (together with their respective permitted successors or assigns, the "Group C Members"), by vote of the holders of a majority of Membership Interests held by such investors, will have the right to designate one Manager. The Managers initially designated by SEACOR Rigs were Charles Fabrikant, Randall Blank, Timothy J. McKeand and Dick H. Fagerstal. The Managers initially designated by COI were William E. Chiles and Jonathan B. Fairbanks. The initial designee of the new investors was Robert Pierot, Jr. The Management Committee acts by majority vote. A quorum for taking action at any meeting of the Management Committee requires the presence of at least four Managers. Charles Fabrikant, Chairman and CEO of SEACOR, serves as the Chairman of the Management Committee of the Company.

    OFFICERS. The Management Committee has the authority to appoint the officers of the Company. The Management Committee may appoint such officers as it deems appropriate, which may include a President and Chief Executive Officer, Senior Vice President, Vice President, Chief Operating Officer, Chief Financial Officer, Treasurer, Controller or Secretary.

    MEMBERSHIP INTEREST OPTION PLAN. The Company may issue up to five (5%) percent, on a fully-diluted basis, of additional Membership Interests in the Company in the form of options to employees, directors, advisors or consultants to the Company or its subsidiaries, without triggering pre-emptive rights under the Operating Agreement, so long as such options are exercisable at a price that is not less than the price per percentage Membership Interest paid in the Equity Financing. The Option Committee will control the granting and vesting terms of any such options. See "Management--Membership Interest Option Plan" and "--Option Repurchase Obligation."

    LIMITED LIABILITY. Generally, the debts, obligations and liabilities of a Delaware limited liability company, whether arising in contract, tort or otherwise, are solely the debts, obligations and liabilities of the limited liability company, and no owner of an equity interest therein is obligated personally for any such debt, obligation or liability of the limited liability company solely by reason of being an owner thereof.

    INDEMNIFICATION. The Operating Agreement provides that the Company will indemnify the Members, members of the Management Committee and the officers of the Company, and certain other persons, from liabilities arising in the course of such persons' service to the Company, provided that (i) the indemnitee acted in good faith and in a manner which such indemnitee believed to be in or not opposed to the interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe such indemnitee's conduct was unlawful and (ii) the indemnitee's conduct did not constitute actual fraud, gross negligence or willful or wanton misconduct. Such liabilities include all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including reasonable attorneys' fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which an indemnitee may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to the business of the Company, including, without limitation, liabilities under the Federal and state securities laws.

BROKERAGE FEE

    Bassoe will be paid a brokerage fee of $505,000 upon delivery of each Rig presently under construction at AMFELS. Such brokerage fees and commissions will be included in the cost of the Rigs paid to AMFELS. Bassoe also has an exclusive right to broker future sale, purchase and charter transactions with respect to the Rigs, provided that its rates are not in excess of rates charged by unrelated third parties in similar transactions.

OPTION REPURCHASE OBLIGATION

    Pursuant to the Option Plan, the Company has agreed to repurchase any options granted under the Option Plan that have vested and are exercisable at their expiration if there has been no initial public offering of the Company's Membership Interests prior to such time. The value attributed to such options under such repurchase shall be determined by reference to the last sale price of the Membership Interests on such date on a national securities exchange or inter-dealer quotation system, or, if no such Membership Interests are so listed or traded, then by reference to the fair market value of such Membership Interests. The determination of fair market value by the Option Committee shall be conclusive. For a description of other terms of the Option Plan, see "Management--Membership Interest Option Plan."

GUARANTEE OF OFFICE LEASE

    On October 1, 1997, SEACOR Marine, Inc. ("SEACOR Marine"), a subsidiary of SEACOR, agreed to guarantee the Company's lease (the "Lease Guarantee") of its principal office space. The Lease Guarantee obligates SEACOR Marine as if it were the lessee of the office space, but it also allows the Company and the lessor to modify, extend or amend such lease without notice to SEACOR Marine.

                          DESCRIPTION OF BANK FACILITY

    The following description of certain material provisions of certain indebtedness of the Company does not purport to be complete, and is subject to, and is qualified in its entirety by reference to, the forms of such instruments, copies of which may be obtained as described under "Available Information."

    The Company entered into the Bank Facility, which was arranged by Nederlandse Scheepshypotheek Bank N.V. and MeesPierson Capital Corp., effective as of the closing date of the Original Offering. The Bank Facility provides for a $25.0 million revolving credit facility maturing December 31, 2004. Borrowings under the Bank Facility may be repaid and reborrowed during the term thereof and will bear interest at a per annum rate equal to LIBOR plus a margin of 1.25%. Subject to satisfaction of customary conditions precedent, including that there shall have occurred no material adverse change with respect to the Company or its business, assets, properties or prospects since the date of execution of the Bank Facility, availability under the Bank Facility will commence upon the first delivery of a Rig. Until the commencement of availability, the Company will be required to pay quarterly in arrears a commitment fee equal to 0.25% per annum on the undrawn amount of the facility, thereafter increased to 0.50% per annum.

    The Bank Facility is guaranteed by the Owners and such guarantees are secured by first priority mortgages on the Rigs, assignments of earnings of the Rigs (which may continue to be collected by the Company unless there occurs an event of default) and assignments of insurance proceeds.

    The Bank Facility contains customary affirmative covenants, representations and warranties and is cross-defaulted to the Notes; PROVIDED, HOWEVER, should there occur an event of default under the Bank Facility (other than arising from enforcement actions undertaken by a holder of other indebtedness of the Company, enforcement actions arising from IN REM claims against either of the Rigs or bankruptcy events with respect to the Company or an Owner), the lenders under the Bank Facility have agreed on a one-time basis not to enforce remedies for a period of 60 days during which the Noteholders or the Company may cure such event of default or prepay all of the indebtedness outstanding under the facility. In addition, the Bank Facility requires that the fair market value of the Rigs, as determined by appraisers appointed by the lenders thereunder, at all times equals or exceeds an amount equal to 130% of outstanding indebtedness under the facility.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT

    The Old Notes were sold by the Issuers on April 29, 1998, in a private placement. In connection with that placement, the Issuers entered into the Registration Rights Agreement, which requires that the Issuers file a registration statement under the Securities Act with respect to the New Notes and, upon the effectiveness of that registration statement, offer to the Holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of New Notes, which will be issued without a restrictive legend and may be reoffered and resold by the Holder without registration under the Securities Act. The Registration Rights Agreement further provides that the Company must use its reasonable best efforts to cause the Registration Statement with respect to the Exchange Offer to be declared effective on or before August
27, 1998 and the Exchange Offer consummated on or before            , 1998.
Except as provided below, upon the completion of the Exchange Offer, the Company's obligations with respect to the registration of the Old Notes and the New Notes will terminate. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and although the Issuers believe that the summary herein of certain provisions thereof describes all material elements of the Registration Rights Agreement, such summary does not purport to be complete and is subject thereto, and is qualified in its entirety by reference thereto. As a result of the filing and the effectiveness of the Registration Statement, certain additional interest provided for in the Registration Rights Agreement will not become payable by the Company. Following the completion of the Exchange Offer (except as set forth in the paragraph immediately below), holders of Old Notes not tendered will not have any further registration rights and those Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, any liquidity of the market for the Old Notes could be adversely affected upon completion of the Exchange Offer.

    In order to participate in the Exchange Offer, a holder must represent to the Issuers, among other things, that (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving the New Notes, whether or not such person is the Holder of the Old Notes, (ii) neither the Holder nor any such other person is engaging in or intends to engage in a distribution of the New Notes, (iii) neither the Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of the New Notes and (iv) neither the Holder nor any such other person is an "affiliate," as defined under Rule 405 promulgated under the Securities Act, of either of the Issuers or either of the Guarantors. In the event that (i) because of any change of law or in applicable interpretations of the staff of the Commission, the Issuers are not permitted to effect the Exchange Offer, or (ii) if for any other reason the Exchange Offer is not consummated within 150 days of the date of the Original Offering, or (iii) if any Initial Purchaser in the Original Offering so requests with respect to Old Notes not eligible to be exchanged for New Notes in the Exchange Offer and held by it following consummation of the Exchange Offer, or (iv) if any Holder of Old Notes (other than a broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (a "Participating Broker-Dealer") is not eligible to participate in the Exchange Offer or any such Holder (other than a Participating Broker-Dealer) does not receive freely tradeable New Notes in the Exchange Offer, the Issuers are required, pursuant to the Registration Rights Agreement, to file a "shelf" registration statement for a continuous offering pursuant to Rule 415 under the Securities Act in respect of the Old Notes (and use their reasonable best efforts to cause such shelf registration statement to be declared effective by the Commission and keep it continuously effective, supplemented and amended for prescribed periods). See "--Procedures for Tenders."

    Based on an interpretation by the Commission's staff set forth in no-action letters issued to third parties unrelated to the Issuers, the Issuers believe that, with the exceptions set forth below, New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any person receiving such New Notes, whether or not such person is the Holder (other than any such holder or such other person that is an "affiliate" of either of the Issuers or either of the Guarantors within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the New Notes are acquired in the ordinary course of business of the Holder or such other person and neither the Holder nor such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes. Any Holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes cannot rely on this interpretation by the Commission's staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each Participating Broker-Dealer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

CONSEQUENCES OF FAILURE TO EXCHANGE

    Following the completion of the Exchange Offer, (except as set forth in the second paragraph under "--Purpose and Effect" above), holders of Old Notes not tendered will not have any further registration rights and those Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, any liquidity of the market for a holder's Old Notes could be adversely affected upon completion of the Exchange Offer if the holder does not participate in the Exchange Offer.

TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000 in principal amount.

    The form and terms of the New Notes are substantially the same as the form and terms of the Old Notes except that the New Notes will have been registered under the Securities Act and will not bear legends restricting their transfer. The New Notes will evidence the same debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture pursuant to which the Old Notes were issued. Interest on the New Notes shall accrue from the date of issuance of the Old Notes

    As of May 31, 1998, Old Notes representing $110,000,000 aggregate principal amount were outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to each registered Holder and to others believed to have beneficial interests in the Old Notes. Holders of Old Notes do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder.

    The Company shall be deemed to have accepted validly tendered Old Notes when, as, and if the Company has given oral or written notice thereof to U.S. Bank Trust National Association, the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving the New Notes from the Company. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

    Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "The Exchange Offer--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
September   , 1998, unless the Company, in its sole discretion, extends the
Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. In order to extend the Exchange Offer, the Company will notify the Exchange Agent and each registered Holder of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or, if any of the conditions set forth under "The Exchange Offer--Conditions to Exchange Offer" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner.

PROCEDURES FOR TENDERS

    Only a Holder of Old Notes may tender the Old Notes in the Exchange Offer. Except as set forth under "The Exchange Offer--Book Entry Transfer," to tender in the Exchange Offer a Holder must complete, sign and date the Letter of Transmittal, or a copy thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver the Letter of Transmittal or a copy thereof to the Exchange Agent prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if that procedure is available, into the Exchange Agent's account at DTC (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the Holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth under "The Exchange Offer-- Exchange Agent" prior to the Expiration Date.

    The tender by a Holder that is not withdrawn before the Expiration Date will constitute an agreement between that Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

    THE METHOD OF DELIVERY OF OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THESE TRANSACTIONS FOR SUCH HOLDERS.

    Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Holder promptly and instruct the registered Holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on the owner's own behalf, the owner must, prior to completing and executing the Letter of Transmittal and delivering the owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in the beneficial owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time.

    Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined) unless Old Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be made by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, the Stock Exchange Medallion Program, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

    If the Letter of Transmittal is signed by a person other than the registered Holder of any Old Notes listed therein, the Old Notes must be endorsed or accompanied by a properly completed bond power, signed by the registered Holder as that registered Holder's name appears on the Old Notes.

    If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal unless waived by the Company.

    All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify Holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent, nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered or as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

    In addition, the Company reserves the right in its sole discretion to purchase or make offers for any Old Notes that remain outstanding after the Expiration Date or, as set forth under "The Exchange Offer-- Conditions to the Exchange Offer," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

    By tendering, each Holder will represent to the Company that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the Holder, (ii) neither the Holder nor any such other person is engaging in or intends to engage in a distribution of such New Notes, (iii) neither the Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes and (iv) neither the Holder nor any such other person is an "affiliate" as defined under Rule 405 of the Securities Act, of the Company, Finance or either Guarantor.

    In the event that (i) because of any change of law or in applicable interpretations of the staff of the Commission, the Issuers are not permitted to effect the Exchange Offer, or (ii) if for any other reason the Exchange Offer is not consummated within 150 days of the date of the Original Offering, or (iii) if any Initial Purchaser in the Original Offering so requests with respect to Old Notes not eligible to be exchanged for New Notes in the Exchange Offer and held by it following consummation of the Exchange Offer, or (iv) if any Holder of Old Notes (other than a Participting Broker-Dealer) is not eligible to participate in the Exchange Offer or any such Holder (other than a Participating Broker-Dealer) does not receive freely tradeable New Notes in the Exchange Offer, the Issuers are required, pursuant to the Registration Rights Agreement, to file a "shelf" registration statement for a continuous offering pursuant to Rule 415 under the Securities Act in respect of the Old Notes (and use their reasonable best efforts to cause such shelf registration statement to be declared effective by the Commission and keep it continuously effective, supplemented and amended for prescribed periods).

    In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or, with respect to the DTC and its participants, electronic instructions in which the tendering Holder acknowledges its receipt of and agreement to be bound by the Letter of Transmittal) and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the Holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering Holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

    Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

BOOK-ENTRY TRANSFER

    The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes being tendered by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or a copy thereof, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the Exchange Agent at the address set forth under "The Exchange Offer--Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

    DTC's Automated Tender Offer Program ("ATOP") is the only method of processing exchange offers through DTC. To accept the Exchange Offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system in place of sending a signed, hard copy Letter of Transmittal. DTC is obligated to communicate those electronic instructions to the Exchange Agent. To tender Old Notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the Exchange Agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the Letter of Transmittal.

GUARANTEED DELIVERY PROCEDURES

    If a registered Holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such Holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a copy thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

    Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

    For a withdrawal of a tender of Old Notes to be effective, a written or (for DTC participants) electronic ATOP transmission notice of withdrawal must be received by the Exchange Agent at its address set forth in this Prospectus prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee register the transfer of such Old Notes into the name of the person withdrawing the tender, and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form, and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal, rejection of tender, or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures under "The Exchange Offer--Procedures for Tendering" at any time on or prior to the Expiration Date.

CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer if at any time before the acceptance of such Old Notes for exchange or the exchange of the New Notes for such Old Notes, the Company determines that the Exchange Offer violates applicable law, any applicable interpretation of the staff of the Commission or any order of any governmental agency or court of competent jurisdiction.

    The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its reasonable discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

    In addition, the Company will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture

Act"). In any such event the Company is required to use every reasonable commercial effort to obtain the withdrawal of any stop order at the earliest possible time.

EXCHANGE AGENT

    All executed Letters of Transmittal should be directed to the Exchange Agent. U.S. Bank Trust National Association has been appointed as Exchange Agent for the Exchange Offer. Questions, requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

                      U.S. BANK TRUST NATIONAL ASSOCIATION

          BY FACSIMILE TRANSMISSION                BY HAND, MAIL OR OVERNIGHT DELIVERY:
      (FOR ELIGIBLE INSTITUTIONS ONLY):            U.S. Bank Trust National Association
               (612) 244-1537                                 100 Wall Street
             FOR INFORMATION OR                          New York, New York 10041
         CONFIRMATION BY TELEPHONE:                                 or
                    (612)                                  180 East Fifth Street
                                                            St. Paul, MN 55101
                                                   Attn: Specialized Finance Department

FEES AND EXPENSES

    The Company will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by officers and employees of the Company.

    The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be
approximately $            , which includes fees and expenses of the Trustee,
accounting, legal, printing, and related fees and expenses.

TRANSFER TAXES

    Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection with the Exchange Offer except that Holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering Holder will be responsible for the payment of any applicable transfer tax thereon.

                            DESCRIPTION OF NEW NOTES

GENERAL

    The Notes will be issued under the Indenture, dated as of April 29, 1998 (the "Indenture"), among the Company, Finance, the Subsidiary Guarantors and U.S. Bank Trust National Association, as Trustee (the "Trustee"). Upon the issuance of the New Notes, the Indenture will be subject to and governed by the Trust Indenture Act. The New Notes are subject to all such terms, and Holders of New Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture and the New Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture and the Notes, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act. As used in this "Description of New Notes" section, references to the "Company" include only Chiles Offshore LLC and not its Subsidiaries.

    Principal of, premium, if any, and interest on the New Notes will be payable, and the New Notes may be exchanged or transferred, at the office or agency of the Issuers in the Borough of Manhattan, The City of New York, which initially shall be the corporate trust office of the Trustee's agent, at 100 Wall Street, New York, New York 10041, except that, at the option of the Issuers, payment of interest may be made by check mailed to the address of the Holders as such address appears in the Note register; PROVIDED that all payments with respect to Global Notes and certificated Notes the Holders of which have given wire transfer instructions to the Company and its paying agent prior to the applicable record date for such payment will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof.

    The New Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. See "--Book Entry, Delivery and Form." No service charge shall be made for any registration or exchange of the Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

TERMS OF THE NOTES

    The New Notes will be joint and several senior obligations of the Issuers, and will be unsecured except with respect to the Escrowed Property. See "--Escrow of Proceeds." The Indenture provides for the issuance of the $110.0 million principal amount of Old Notes pursuant to the Original Offering and, in exchange therefor, a like principal amount of New Notes being offered hereby and additional Notes, subject to compliance with the covenant described below under the caption "--Certain Covenants-- Limitation on Indebtedness"; PROVIDED, HOWEVER, that no Default or Event of Default exists under the Indenture at the time of issuance or would result therefrom and that the aggregate principal amount of Notes issued under the Indenture does not exceed $250.0 million. All New Notes will be substantially identical in all material respects other than issuance dates. The Notes will mature on May 1, 2008. The Notes will bear interest at the rate per annum shown on the cover page hereof from April 29, 1998, or from the most recent date to which interest has been paid or provided for, payable semiannually to Holders of record at the close of business on the April 15 or October 15 immediately preceding the interest payment date on May 1 and November 1 of each year, commencing November 1, 1998. The Issuers will pay interest on overdue principal at 1.0% per annum in excess of such rate and, to the extent permitted by applicable law, on overdue installments of interest at such higher rate. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

ESCROW OF PROCEEDS

    Concurrently with the closing of the Original Offering, the Company entered into an escrow agreement (the "Escrow Agreement") with U.S. Bank Trust National Association, as Escrow Agent, pursuant to which the Company initially deposited with the Escrow Agent an aggregate amount equal to the net cash proceeds of the Original Offering, together with approximately $0.2 million for additional Notes issuance costs, as follows: (i) into the Interest Escrow Account, approximately $11.1 million in cash, being the amount as will be sufficient to provide for payment in full of the first two scheduled interest payments on the Notes and
(ii) into the Construction Escrow Account, approximately $95.4 million in cash, representing the balance. The Interest Escrow Account and the Construction Escrow Account are sometimes referred to herein together as the "Escrow Accounts," and the cash and Temporary Cash Investments deposited therein, together with the interest, dividends and distributions thereon are sometimes referred to herein as the "Escrowed Property." Pursuant to a related escrow security agreement (the "Escrow Security Agreement") with U.S. Bank Trust National Association, as Collateral Agent, the Company granted a security interest in the Escrow Accounts and all funds and investments contained therein, the Escrow Agreement and all proceeds of the foregoing to the Collateral Agent for the benefit of the Holders pursuant to the Indenture.

    The Escrow Agent will make payments from the Interest Escrow Account as follows: (i) on each of the first two Interest Payment Dates, an amount equal to the installment then due, to be remitted to the Paying Agent for the Notes, and
(ii) in the event the Company is required to repurchase Notes pursuant to the Indenture, on the repurchase date, an amount equal to the aggregate amount of accrued interest paid to the Holders whose Notes were repurchased. A failure to pay interest on the Notes in a timely manner through the first two scheduled Interest Payment Dates will constitute an immediate Event of Default under the Indenture, with no grace or cure period. The Escrowed Property in the Interest Escrow Account also will secure the repayment of the principal amount of, and premium, if any, on, the Notes.

    The Escrow Agent will make payments from the Construction Escrow Account as follows: On the first Business Day of each calendar month beginning after the date that the Company shall have paid to the Builder an aggregate of at least $50.0 million in installment payments to AMFELS of the Purchase Price of the Rigs and payments for OFE and Construction Overhead (each as defined in the Escrow Agreement) (or, in the case of the first calendar month in which the Company shall have so paid such amount, on any Business Day thereafter during such calendar month), an amount equal to the sum of (i) each installment payment of the Purchase Price of the Rigs required to be paid on each Rig Purchase Installment Date in such calendar month pursuant to the Construction Contracts, as adjusted for any change orders provided pursuant to the Construction Contracts, (ii) the aggregate amount estimated in good faith by the Company to be required in such calendar month to pay for the purchase price of OFE and Construction Overhead, up to an aggregate amount not to exceed $55.0 million and
(iii) with respect to any calendar month beginning on or after the Delivery Date of the first Rig to be completed (the "First Completed Rig") and prior to the Delivery Date of the second Rig to be completed, an aggregate amount estimated by the Company to be required to fund the working capital in such calendar month for the operation of the First Completed Rig, up to an aggregate amount not to exceed $10.0 million; PROVIDED, HOWEVER, that at least three Business Days prior thereto, the Company shall have delivered to the Trustee and the Escrow Agent an Officers' Certificate setting forth in reasonable detail (i) the amount, category and purpose of each requested payment, (ii) in the case of any payments other than installment payments of the Purchase Prices of the Rigs, the amount available for payment, after giving effect to all previous payments, and (iii) a reconciliation of payments made from the Construction Escrow Account to actual expenditures, which reconciliation shall be made on a cumulative basis through the end of the second calendar month preceding the month in which such Officers' Certificate is delivered. Notwithstanding the foregoing, in the event the Company is required to repurchase Notes upon a Contract Termination, the Escrow Agent will make a payment on the repurchase date, in an amount equal to the Allocated Portion of the remaining funds in the Construction Escrow Account, to be deposited with the Paying Agent for application to pay the purchase price of Notes accepted for repurchase. See "--Right to Require Repurchase Upon Contract Termination." Pending application of the Escrowed Property so released from the Construction Escrow Account pursuant to the Escrow Agreement, such Escrowed Property shall be invested in Temporary Cash Investments.

    Upon receipt by the Escrow Agent of an Officers' Certificate of the Company that the Company has made the first two scheduled interest payments on the Notes, the Escrowed Property in the Interest Escrow Account shall be released from the Interest Escrow Account. Upon receipt by the Escrow Agent of an Officers' Certificate of the Company that the Company has made the final installment of the Purchase Price for each of the Rigs in accordance with the related Construction Contracts, the Escrowed Property in the Construction Escrow Account will be released from the Construction Escrow Account. Upon release of all the Escrowed Property from the Escrow Accounts, the Notes will be unsecured.

REDEMPTION

    OPTIONAL REDEMPTION

    Except as set forth in the following paragraph, the Notes will not be redeemable at the option of the Issuers prior to May 1, 2003. Thereafter, the Notes will be redeemable, at the Issuers' option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holder's registered address, at the following redemption prices (expressed in percentages of principal amount), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on May 1 of the years set forth below:

                                     PERIOD                                       REDEMPTION PRICE
--------------------------------------------------------------------------------  -----------------
2003............................................................................         105.00%
2004............................................................................         103.33%
2005............................................................................         101.67%
2006 and thereafter.............................................................         100.00%

    In addition, at any time and from time to time prior to May 1, 2001, the Issuers may redeem in the aggregate up to 35% of the original principal amount of the Notes with the proceeds of one or more Public Equity Offerings, at a redemption price (expressed as a percentage of principal amount) of 110% plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); PROVIDED, HOWEVER, that at least $71.5 million aggregate principal amount of the Notes must remain outstanding after each such redemption and, PROVIDED FURTHER, that such redemption shall occur within 90 days following the closing of such Public Equity Offering.

    SELECTION AND NOTICE

    In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

RIGHT TO REQUIRE REPURCHASE UPON CONTRACT TERMINATION

    In the event a Construction Contract is terminated (a "Contract Termination") prior to the Delivery Date of the related Rig, each Holder shall have the right to require that the Issuers repurchase the Allocated Principal Amount of such Holder's Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to and including the date of repurchase (subject to the right of a Holder of record on the relevant record date to receive interest due on the relevant Interest Payment Date), on a payment date no later than 90 days after the termination of such Construction Contract(s).

    Within 30 days following any Contract Termination, unless notice of redemption of the Notes has been given pursuant to the provisions of the Indenture described under "--Optional Redemption" above, the Company shall mail a notice to the Trustee and to each Holder stating: (1) that a Contract Termination has occurred and that such Holder has the right to require the Issuers to repurchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant Interest Payment Date);
(2) the circumstances and relevant facts regarding such Contract Termination;
(3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (4) the instructions determined by the Company, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes repurchased.

    The Company shall comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

SUBSIDIARY GUARANTEES

    Each of the Company's Restricted Subsidiaries that is organized and existing under the laws of any State of the United States or the District of Columbia and that is an obligor or guarantor with respect to the Bank Facility will irrevocably and unconditionally Guarantee, as a primary obligor and not merely as a surety, on an unsecured senior basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture and the Notes, whether for payment of principal of or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by the Subsidiary Guarantors being herein called the "Guaranteed Obligations"). The Subsidiary Guarantors will agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under the Subsidiary Guarantees. Each Subsidiary Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Subsidiary Guarantor without rendering such Subsidiary Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. After the Issue Date, the Company will cause each Restricted Subsidiary that is organized and existing under the laws of any State of the United States or the District of Columbia and that becomes an obligor or guarantor with respect to any of the obligations under the Bank Facility to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will Guarantee on an unsecured senior basis the payment of the Notes. See "Certain Covenants--Future Subsidiary Guarantors" below.

    Each Subsidiary Guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations,
(b) be binding upon each Subsidiary Guarantor and (c) inure to the benefit of and be enforceable by the Trustee, the Holders and the respective successors, transferees and assigns thereof.

    Each Subsidiary Guarantor may consolidate with or merge into or sell its assets to the Company or another Subsidiary Guarantor without limitation. Each Subsidiary Guarantor may consolidate with or merge into or sell all or substantially all its assets to a Person other than the Company or another

Subsidiary Guarantor (whether or not affiliated with the Guarantor). Upon the sale or disposition (by merger or otherwise) of a Subsidiary Guarantor (or all or substantially all of its assets) to a Person (whether or not an Affiliate of the Subsidiary Guarantor) which is not a Subsidiary of the Company, which sale or disposition is otherwise in compliance with the Indenture (including the covenant described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock"), such Subsidiary Guarantor shall be deemed released from all its obligations under the Indenture and its Subsidiary Guarantee and such Subsidiary Guarantee shall terminate; PROVIDED, HOWEVER, that any such termination shall occur only to the extent that all obligations of such Subsidiary Guarantor under the Bank Facility and all of its Guarantees of, and under all of its pledges of assets or other security interests which secure, any other Indebtedness of the Company shall also terminate upon such release, sale or transfer.

RANKING

    The indebtedness evidenced by the New Notes and the Subsidiary Guarantees will be senior obligations of the Company and the Subsidiary Guarantors, respectively, will be unsecured (except with respect to the Escrowed Property) and will rank PARI PASSU with the Old Notes, if any, and all other senior unsecured Indebtedness of the Company and the Subsidiary Guarantors, respectively, and senior to all Subordinated Obligations. Except with respect to the Escrowed Property, the Notes and the Subsidiary Guarantees will also be effectively subordinated to all Secured Indebtedness of the Company and the Subsidiary Guarantors, respectively, to the extent of the value of the assets securing such Secured Indebtedness and to all Indebtedness and other obligations (including trade payables) of the Company's Subsidiaries other than the Subsidiary Guarantors. The Indebtedness under the Company's Bank Facility will be secured by substantially all the assets of the Company and its subsidiaries, including the Rigs, other than the Escrowed Property.

    As of March 31, 1998, after giving pro forma effect to the Original Offering and the application of the net proceeds therefrom, as if they had occurred on such date, the Company and the Subsidiary Guarantors would have had no outstanding Secured Indebtedness. However, the Bank Facility provides for borrowing availability of $25.0 million of Secured Indebtedness of the Company guaranteed on a secured basis by the Subsidiary Guarantors. Although the Indenture contains limitations on the amount of additional Indebtedness that the Company and its Restricted Subsidiaries may incur, under certain circumstances the amount of such Indebtedness could be substantial and, under such circumstances, such Indebtedness may be Secured Indebtedness. See "--Certain Covenants--Limitation on Indebtedness."

BOOK-ENTRY, DELIVERY AND FORM

    The New Notes will be issued in the form of a Global Note. The Global Note will be deposited with, or on behalf of, the Depository and registered in the name of the Depository or its nominee. Except as set forth below, the Global Note may be transferred, in whole and not in part, only to the Depository or another nominee of the Depository. Investors may hold their beneficial interests in the Global Note directly through the Depository if they have an account with the Depository or indirectly through organizations that have accounts with the Depository.

    New Notes that are issued as described below under "Certificated Notes" will be issued in definitive certificated form. Upon the transfer of a New Note in definitive certificated form, such New Note will, unless the Global Note has previously been exchanged for Notes in definitive certificated form, be exchanged for an interest in the Global Note representing the principal amount of Notes being transferred.

    The Depository has advised the Company as follows: The Depository is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and "a clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository was created to hold securities of institutions that have accounts with the Depository ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

    Upon the issuance of the Global Note, the Depository will credit, on its book-entry registration and transfer system, the principal amount of the New Notes represented by such Global Note to the accounts of participants. The accounts to be credited initially shall be designated by or on behalf of the Initial Purchasers. Ownership of beneficial interests in the Global Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depository (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in the Global Note other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Note.

    So long as the Depository, or its nominee, is the registered Holder and owner of the Global Note, the Depository or such nominee, as the case may be, will be considered the sole legal owner and holder of the related New Notes for all purposes of such New Notes and the Indenture. Except as set forth below, owners of beneficial interests in the Global Note will not be entitled to have the New Notes represented by the Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated New Notes in definitive form and will not be considered to be the owners or holders of any New Notes under the Global Note. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in the Global Note desires to take any action that the Depository, as the holder of the Global Note, is entitled to take, the Depository would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    Payment of principal of and interest on New Notes represented by the Global Note registered in the name of and held by the Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner and holder of the Global Note.

    The Company expects that the Depository or its nominee, upon receipt of any payment of principal of or interest on the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of the Depository or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Note held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. The Company will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Note for any New Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depository and its participants or the relationship between such participants and the owners of beneficial interests in the Global Note owning through such participants.

    Unless and until it is exchanged in whole or in part for certificated New Notes in definitive form, the Global Note may not be transferred except as a whole by the Depository to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository.

    Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

    The New Notes represented by the Global Note are exchangeable for certificated New Notes in definitive form of like tenor as such New Notes in denominations of $1,000 and integral multiples thereof if (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for the Global Note or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act or (ii) the Company in its discretion at any time determines not to have all of the New Notes represented by the Global Note. Any New Note that is exchangeable pursuant to the preceding sentence is exchangeable for certificated New Notes issuable in authorized denominations and registered in such names as the Depository shall direct. Subject to the foregoing, the Global Note is not exchangeable, except for a Global Note of the same aggregate denomination to be registered in the name of the Depository or its nominee.

    Neither the Company nor the Trustee will be liable for any delay by the Depository or its nominee in indemnifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Depository or its nominee for all purposes.

REGISTERED EXCHANGE OFFER; REGISTRATION RIGHTS

    The Issuers and the Subsidiary Guarantors have agreed pursuant to a registration rights agreement (the "Registration Rights Agreement") with the Initial Purchasers, for the benefit of the Holders of the Notes, that the Issuers would, at their cost, (i) within 60 days after the Issue Date, file the registration statement of which this Prospectus is a part (the "Exchange Offer Registration Statement") with the SEC with respect to the Exchange Offer; and
(ii) use their reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 120 days after the Issue Date. The Issuers have agreed to keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Exchange Offer was mailed to the Holders of the Old Notes. For each Old Note surrendered to the Issuers pursuant to the Exchange Offer, the Holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. Interest on each New Note will accrue from the Issue Date. Under existing SEC interpretations, the New Notes would be freely transferable by Holders other than affiliates of the Issuer after the Exchange Offer without further registration under the Securities Act if the Holder of the New Notes represents that it is acquiring the New Notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the New Notes and that it is not an affiliate of the Issuer, as such terms are interpreted by the SEC; PROVIDED, HOWEVER, that broker-dealers ("Participating Broker-Dealers") receiving New Notes in the Registered Exchange Offer will have a prospectus delivery requirement with respect to resales of such New Notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to New Notes (other than a resale of an unsold allotment from the original sale of the Old Notes) with this Prospectus. Under the Registration Rights Agreement, the Issuers are required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use this Prospectus in connection with the resale of such New Notes.

    A Holder of Old Notes who wishes to exchange such Old Notes for New Notes in the Exchange Offer will be required to represent (i) that any New Notes to be received by it will be acquired in the ordinary course of its business; (ii) that at the time of the commencement of the Exchange Offer it had no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes; (iii) that it is not an "affiliate" of the Issuers, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable; (iv) if such Holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the New Notes; and (v) if such Holder is a broker-dealer, that it will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a Prospectus in connection with any resale of such New Notes.

    In the event that because of any change in law or in applicable interpretations thereof by the staff of the Commission, the Issuers are not permitted to effect the Exchange Offer, or the Exchange Offer is not consummated within 150 days of the Issue Date, or if the Initial Purchasers so request with respect to Old Notes not eligible to be exchanged for New Notes in the Exchange Offer, or if any Initial Purchaser so requests with respect to the Old Notes not eligible to be exchanged for New Notes and held by it following consummation of the Exchange Offer, or if any Holder of Old Notes (other than a Participating Broker-Dealer) is not eligible to participate in the Exchange Offer or does not receive freely tradeable New Notes in the Exchange Offer, the Issuers will, at their cost, (a) as promptly as practicable, file a shelf registration statement covering resales of the Old Notes or the New Notes, as the case may be (a "Shelf Registration Statement"), (b) use their reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) use their reasonable best efforts to keep the Shelf Registration Statement continuously effective for a period of two years or such shorter period that will terminate when all Notes covered by the Shelf Registration Statement have been sold pursuant thereto or are no longer restricted securities (as defined in Rule 144 under the Securities Act, or any successor rule thereof). In the event a Shelf Registration Statement is filed, the Issuers will, among other things, provide to each Holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such Holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Notes. A Holder selling such Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such Holder (including certain indemnification obligations).

    If after either the Exchange Offer Registration Statement or the Shelf Registration Statement is declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of Old Notes or New Notes in accordance with and during the periods specified in the Registration Rights Agreement (a "Registration Default"), additional interest will accrue on the Notes at the rate of 0.50% per annum from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured. Such interest is payable in addition to, and at the same times as, any other interest payable from time to time with respect to the Notes.

    The Issuers are entitled to close the Exchange Offer 30 days after the commencement thereof; PROVIDED, HOWEVER, that they have accepted all Old Notes theretofore validly tendered in accordance with the terms of the Exchange Offer.

    The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is available as set forth under "Available Information."

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
CHANGE OF CONTROL

    Upon the occurrence of any of the following events (each a "Change of Control"), each Holder shall have the right to require that the Issuers repurchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date):

        (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (i) such person shall be deemed to have "beneficial ownership" of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 45% of the total voting power of the then outstanding Voting Stock of the Company; PROVIDED, HOWEVER, that the Permitted Holders beneficially own (as defined above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause (i), such other person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other person is the beneficial owner (as defined in this clause (i)), directly or indirectly, of more than 45% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders beneficially own (as defined above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for elect on a majority of the board of directors of such parent corporation);

        (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders (or members, as applicable) of the Company was approved by a vote of 66 2/3% of the directors of the Company (or the Company's managers, as applicable) then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

        (iii) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company to another Person (in each case other than a Person that is controlled by the Permitted Holders), and, in the case of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation or a parent corporation that owns all of the capital stock of such corporation that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation or such parent corporation, as the case may be.

    Within 30 days following any Change of Control, unless notice of redemption of the Notes has been given pursuant to the provisions of the Indenture described under "--Optional Redemption" above, the Company shall mail a notice to the Trustee and to each Holder stating: (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant Interest Payment Date); (2) the circumstances and relevant facts regarding such

Change of Control; (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (4) the instructions determined by the Company, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes repurchased.

    The Company shall comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

    The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness are contained in the covenant described under "--Certain Covenants--Limitation on Indebtedness." Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

    If a Change of Control offer is made, there can be no assurance that the Company will have available funds sufficient to pay the purchase price for all of the Notes that might be delivered by Holders seeking to accept the Change of Control offer. The failure of the Company to make or consummate the Change of Control offer or pay the purchase price when due will give the Trustee and the Holders the rights described under "--Defaults."

    The existence of a Holder's right to require the Company to offer to repurchase such Holder's Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction which constitutes a Change of Control.

    The Bank Facility contains, and future indebtedness of the Company may contain, prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repaid or repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes will cause a default under the Bank Facility, and could cause a default under such other indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the Holders following the occurrence of a Change of Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions under the Indenture relating to the Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

CERTAIN COVENANTS

    The Indenture contains covenants including, among others, the following:

    LIMITATION ON INDEBTEDNESS. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness unless, after giving effect to such Incurrence, the Consolidated Coverage Ratio would exceed 2.0 to 1.0.

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
    (b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries may Incur any or all of the following Indebtedness:

        (1) Indebtedness (including reimbursement obligations in respect of letters of credit outstanding under the Bank Facility that are Indebtedness) of the Company Incurred pursuant to the Bank Facility or any other credit or loan agreement (and any Guarantees in respect thereof by Restricted Subsidiaries that are Subsidiary Guarantors in accordance with the Indenture) in an aggregate principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (1) and then outstanding, does not exceed $25.0 million;

        (2) Indebtedness of the Company or any Restricted Subsidiary owed to and held by the Company or any Wholly Owned Restricted Subsidiary; PROVIDED, HOWEVER, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Restricted Subsidiary ceasing to be a Wholly Owned Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to another Wholly Owned Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the Company or such Restricted Subsidiary;

        (3) the Notes and the Subsidiary Guarantees;

        (4) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2), or (3) of this covenant);

        (5) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3) or (4) or this clause
    (5);

        (6) Hedging Obligations consisting of Interest Rate Agreements directly related to Indebtedness permitted to be Incurred by the Company or any Restricted Subsidiary pursuant to the Indenture;

        (7) Indebtedness of the Company or any Restricted Subsidiary consisting of obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets by the Company or any Restricted Subsidiary permitted under the Indenture; and

        (8) Indebtedness in an aggregate principal amount which, together with all other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (7) above or paragraph (a)), does not exceed $10.0 million at any one time outstanding.

    (c) Notwithstanding the foregoing, neither the Company nor any Restricted Subsidiary shall Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Indebtedness shall be subordinated to the Notes or the Subsidiary Guarantees, as applicable, to at least the same extent as such Subordinated Obligations.

    (d) For purposes of determining compliance with the covenant entitled "--Limitation on Indebtedness," (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and (ii) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

    LIMITATION ON LIENS. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien upon any of its property or assets, now owned or hereafter acquired, securing any obligation unless concurrently with the creation of such Lien effective provision is made to secure the Notes and the Subsidiary Guarantees equally and ratably with such obligation for so long as such obligation is so secured; PROVIDED, HOWEVER, that, if such obligation is a Subordinated Obligation, the Lien securing such obligation shall be subordinated and junior to the Lien

                                       66
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securing the Notes and the Subsidiary Guarantees with the same or lesser relative priority as such Subordinated Obligation shall have been with respect to the Notes and the Subsidiary Guarantees. The preceding restriction shall not require the Company or any Restricted Subsidiary to secure the Notes or the Subsidiary Guarantees if the Lien consists of the following:

        (a) Liens created by the Indenture and the Escrow Security Agreement;

        (b) Liens under the Bank Facility;

        (c) Liens existing as of the Issue Date;

        (d) Permitted Liens;

        (e) Liens to secure Indebtedness issued by the Company or a Restricted Subsidiary for the purpose of financing all or a part of the purchase price of assets or property acquired or constructed in the ordinary course of business after the Issue Date; PROVIDED, HOWEVER, that (i) the aggregate principal amount (or accreted value in the case of Indebtedness issued at a discount) of Indebtedness so issued shall not exceed the lesser of the cost or fair market value, as determined in good faith by the Board of Directors of the Company, of the assets or property so acquired or constructed, (ii) the Indebtedness secured by such Liens shall have been permitted to be Incurred under the "--Limitation on Indebtedness" covenant and (iii) such Liens shall not encumber any other assets or property of the Company or any of its Restricted Subsidiaries other than such assets or property or any improvement on such assets or property and shall attach to such assets or property within 90 days of the construction or acquisition of such assets or property;

        (f) Liens on the assets or property of a Restricted Subsidiary existing at the time such Restricted Subsidiary becomes a Restricted Subsidiary and not issued as a result of (or in connection with or in anticipation of) such Restricted Subsidiary becoming a Restricted Subsidiary; PROVIDED, HOWEVER, that such Liens do not extend to or cover any other property or assets of the Company or any of its other Restricted Subsidiaries; or

        (g) Liens securing Indebtedness issued to Refinance Indebtedness which has been secured by a Lien permitted under the Indenture and is permitted to be Refinanced under the Indenture; PROVIDED, HOWEVER, that such Liens do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced.

    LIMITATION ON SALE/LEASEBACK TRANSACTIONS. The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless (i) the Company or such Restricted Subsidiary would be (A) in compliance with the covenants described under "--Limitation on Indebtedness" immediately after giving effect to such Sale/Leaseback Transaction and (B) entitled to create a Lien on such property securing the Attributable Debt with respect to such Sale/ Leaseback Transaction without securing the Notes pursuant to the covenant described under "--Limitation on Liens," (ii) the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair market value (as determined by the Board of Directors of the Company) of such property and (iii) the Company or such Restricted Subsidiary applies the proceeds of such transaction in compliance with the covenant described under "--Limitation on Sales of Assets and Subsidiary Stock."

    LIMITATION ON RESTRICTED PAYMENTS. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes, and after giving effect to, the proposed Restricted Payment: (i) a Default shall have occurred and be continuing (or would result therefrom); (ii) the Company or such Restricted Subsidiary, as applicable, is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "--Limitation on Indebtedness"; or (iii) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of:

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(A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Old Notes were originally issued to the end of the most recently ended fiscal quarter for which financial statements are available at the time of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit);
(B) the aggregate Net Cash Proceeds received by the Company from capital contributions or the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company); (C) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date, of any Indebtedness of the Company or a Restricted Subsidiary for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange), whether pursuant to the terms of such Indebtedness or pursuant to an agreement with a creditor to engage in an equity for debt exchange; and (D) an amount equal to the sum of (i) the net reduction in Investments in Unrestricted Subsidiaries resulting from the receipt of dividends, repayments of loans or advances or other transfers of assets or proceeds from the disposition of Capital Stock or other distributions or payments, in each case to the Company or any Restricted Subsidiary from, or with respect to, interests in Unrestricted Subsidiaries, and (ii) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; PROVIDED,
HOWEVER, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary subsequent to the Issue Date.

    (b) The provisions of the foregoing paragraph (a) shall not prohibit: (i) any purchase or redemption of Capital Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than (A) Disqualified Stock or (B) Capital Stock issued or sold to a Subsidiary of the Company) or out of the proceeds of a substantially concurrent capital contribution to the Company; PROVIDED, HOWEVER, that (x) such purchase, capital contribution or redemption shall be excluded in the calculation of the amount of Restricted Payments and (y) the Net Cash Proceeds from such sale of Capital Stock or capital contribution shall be excluded from clause (iii)(B) of paragraph (a) above; (ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company which is permitted to be Incurred pursuant to the covenant described under "--Limitation on Indebtedness"; PROVIDED, HOWEVER, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments; (iii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; PROVIDED, HOWEVER, that such dividend shall be included in the calculation of the amount of Restricted Payments; (iv) for so long as the Company is a partnership or substantially similar pass-through entity for Federal income tax purposes, the making of Permitted Quarterly Tax Distributions in compliance with this covenant; PROVIDED, HOWEVER, that such distributions shall be excluded in the calculation of the amount of Restricted Payments; and (v) the repurchase of Capital Stock of the Company from directors, officers or employees of the Company pursuant to the terms of an employee benefit plan or employment or other agreement; provided that the aggregate amount of all such repurchases shall not exceed $1.0 million in any fiscal year and $5.0 million in the aggregate.

    (c) For so long as the Company is a partnership or substantially similar pass-through entity for Federal income tax purposes, the Company may make cash distributions to its members, during each Quarterly Payment Period, in an aggregate amount not to exceed the Permitted Quarterly Tax Distribution in respect of the related Estimation Period. If any portion of a Permitted Quarterly Tax Distribution is not distributed during such Quarterly Payment Period, the Permitted Quarterly Tax Distribution payable

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
during the immediately following Quarterly Payment Period shall be increased by such undistributed portion.

    Within 10 days following the Company's filing of Internal Revenue Service Form 1065 for the immediately preceding taxable year, the Tax Amounts CPA shall file with the Trustee a written statement indicating in reasonable detail the calculation of the True-Up Amount. Is the case of a True-Up Amount due to the members, the Permitted Quarterly Tax Distribution payable during the immediately following Quarterly Payment Period shall be increased by such True-Up Amount. In the case of a True-Up Amount due to the Company, the Permitted Quarterly Tax Distribution payable during the immediately following Quarterly Payment Period shall be reduced by such True-Up Amount and the excess, if any, of the True-Up Amount over such Permitted Quarterly Tax Distribution shall be applied to reduce the immediately following Permitted Quarterly Tax Distributions until such True-Up Amount is entirely offset.

    LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED
SUBSIDIARIES. The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except: (i) any encumbrance or restriction pursuant to the Bank Facility or any other agreement in effect at or entered into on the Issue Date; (ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date; (iii) any encumbrance or restriction pursuant to an agreement effecting Refinancing Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of this covenant or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or (ii) of this covenant or this clause
(iii); PROVIDED, HOWEVER, that the encumbrances and restrictions with respect to any such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Holders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such agreements; (iv) any such encumbrance or restriction consisting of customary non-assignment provisions in leases to the extent such provisions restrict the subletting, assignment or transfer of the lease or the property leased thereunder or in purchase money financings; (v) in the case of clause (c) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages; (vi) encumbrances or restrictions imposed by operation of any applicable law, rule, regulation or order; and (vii) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition.

    LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, sell, lease, transfer or otherwise dispose of the Escrowed Property other than in accordance with the Escrow Agreement. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition of property other than the Escrowed Property, unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition, and at least 85% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents and (ii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such

Restricted Subsidiary, as the case may be) (A) First, to either (i) prepay, repay, redeem or purchase (and permanently reduce the commitments under) Indebtedness under the Bank Facility or that is otherwise secured by its assets subject to such Asset Disposition within 180 days from the date of the receipt of such Net Available Cash (the "Receipt Date") or (ii) to the extent the Company elects, to acquire Additional Assets within 180 days from the Receipt Date; (B) Second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to make an offer pursuant to paragraph (b) below to the Holders to purchase Notes pursuant to and subject to the conditions contained in the Indenture; and (C) Third, to the extent of the balance of such Net Available Cash after application in accordance with clauses
(A) or (B) to any other application or use not prohibited by the Indenture. Notwithstanding the foregoing provisions of this paragraph, the Company and the Restricted Subsidiaries shall not be required to apply the Net Available Cash in accordance with this paragraph except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this paragraph exceeds $5.0 million (at which time, the entire unutilized Net Available Cash, and not just the amount in excess of $5.0 million, shall be applied pursuant to this paragraph). Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Permitted Investments.

    For the purposes of this covenant, the following are deemed to be cash or cash equivalents: (x) the express assumption of Indebtedness of the Company or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition and (y) securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 90 days of closing the transaction.

    (b) In the event of an Asset Disposition that requires the purchase of the Notes pursuant to clause (a)(ii)(B) above, the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes at a purchase price of 100% of their principal amount plus accrued but unpaid interest in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of Notes tendered pursuant to such offer is less than the Net Available Cash allotted to the purchase thereof, the Company will be required to apply the remaining Net Available Cash in accordance with clause (a)(ii)(C) above. The Company shall not be required to make such an offer to purchase Notes pursuant to this covenant if the Net Available Cash available therefor is less than $5.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to any subsequent Asset Disposition).

    (c) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this clause by virtue thereof.

    APPLICATION OF EVENT OF LOSS PROCEEDS. (a) If an Event of Loss occurs at any time with respect to a Rig (the Rig suffering such Event of Loss being the "Lost Rig"), the Company shall apply an amount equal to 100% of the Event of Loss Proceeds from such Event of Loss received by the Company (or such Restricted Subsidiary, as the case may be) (i) FIRST, to either (A) prepay, repay, redeem or purchase (and permanently reduce the commitments under) Indebtedness under the Bank Facility or that is otherwise secured by the Rig subject to such Event of Loss within 180 days from the date of the receipt of such Event of Loss Proceeds (the "Loss Receipt Date") or (B) to the extent the Company elects, to acquire a Qualified Substitute Rig within 180 days from the Loss Receipt Date; (ii) SECOND, to the extent of the balance of such Event of Loss Proceeds after application in accordance with clause (i), to make an offer pursuant to paragraph (b) below to the Holders to purchase Notes pursuant to and subject to the conditions contained in the Indenture; and (iii) THIRD, to the extent of the balance of such Event of Loss Proceeds after application in accordance with clauses (i) or (ii) to any other application or use not prohibited by the

Indenture. Pending application of Event of Loss Proceeds pursuant to this covenant, such Event of Loss Proceeds shall be invested in Permitted Investments.

    (b) In the event of an Event of Loss that requires the purchase of the Notes pursuant to clause (a)(ii) above, the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes at a purchase price of 101% of their principal amount plus accrued but unpaid interest in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of Notes tendered pursuant to such offer is less than the Event of Loss Proceeds allotted to the purchase thereof, the Company will be required to apply the remaining Event of Loss Proceeds in accordance with clause (a)(iii) above.

    (c) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this clause by virtue thereof.

    INSURANCE. The Company shall, or shall cause the Restricted Subsidiary owning a drilling rig or drilling rigs to, carry and maintain with respect to each Rig owned by it insurance payable in United States Dollars in amounts, against risks (including marine hull and machinery (including excess value) insurance, marine protection and indemnity insurance, war risks insurance and liability insurance and liability arising out of pollution and the spillage or leakage of cargo and cargo liability insurance) and in a form which is substantially equivalent to the coverage carried by other responsible and experienced companies engaged in the operation of drilling rigs similar to the Rigs and with insurance companies, underwriters, funds, mutual insurance associations or clubs of recognized standing. No insurance shall provide for a deductible in excess of $1.0 million per occurrence. No insurance policy shall be subject to lapse without at least seven Business Days' prior notice to the Trustee.

    For purposes of insurance against total loss, each drilling rig is to be insured for an amount not less than the fair market value (as determined in good faith by the Board of Directors of the Company) and not less, when aggregated with the insurance on the other drilling rigs, than the outstanding principal amount of the Notes, Indebtedness under the Bank Facility and any other PARI PASSU Indebtedness, in each case together with premium, if any, and accrued interest thereon.

    LIMITATION ON TRANSACTIONS WITH AFFILIATES. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company other than the Company or a Restricted Subsidiary (an "Affiliate Transaction") unless the terms thereof (1) are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of such transaction in a comparable transaction in arm's-length dealings with a Person who is not such an Affiliate, (2) if such Affiliate Transaction involves an amount in excess of $1.0 million, (i) are set forth in writing and (ii) have been approved by a majority of the members of the Board of Directors of the Company or such Restricted Subsidiary as the case may be, having no material personal financial stake in such Affiliate Transaction and (3) if such Affiliate Transaction involves an amount in excess of $5.0 million, have been determined by a nationally recognized investment banking firm to be fair, from a financial standpoint, to the Company or its Restricted Subsidiary, as the case may be.

    (b) The provisions of the foregoing paragraph (a) shall not prohibit (i) any Permitted Investment or Restricted Payment permitted to be made pursuant to the covenant described under "--Limitation on Restricted Payments," or any payment or transaction specifically excepted from the definition of Restricted Payment,
(ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options, stock ownership or other employee benefit plans approved by the Board of Directors of the Company, (iii) the grant of stock options or similar rights to employees and directors pursuant to plans approved by the Board of Directors of the

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Company, (iv) loans or advances to officers, directors or employees in the ordinary course of business or pursuant to compensation plans or employment agreements approved by the Board of Directors of the Company, in an aggregate amount not to exceed $1.0 million in any calendar year, (v) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries, (vi) any transaction between the Company and a Wholly Owned Restricted Subsidiary or between Wholly Owned Restricted Subsidiaries and (vii) management and administrative services agreements in effect on the Issue Date that were disclosed in the Offering Circular relating to the Notes under the caption "Certain Relationships and Related Transactions" and any amendments thereto (so long as any such amendment is not more disadvantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Issue Date and complies with clause (a)(1) above).

    LIMITATION ON THE SALE OR ISSUANCE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES. The Company shall not sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock to any person (other than to the Company or a Wholly Owned Subsidiary) or permit any Person (other than the Company or a Wholly Owned Subsidiary) to own any Capital Stock of a Restricted Subsidiary, if in either case as a result thereof such Restricted Subsidiary would no longer be a Restricted Subsidiary; PROVIDED, HOWEVER, this provision shall not prohibit (x) the Company or any Restricted Subsidiary from selling, leasing or otherwise disposing of all of the Capital Stock of any Restricted Subsidiary or (y) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with the Indenture. The foregoing shall not apply to any Lien granted on the Capital Stock of a Restricted Subsidiary.

    MERGER AND CONSOLIDATION. Neither of the Issuers shall consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, its assets substantially as an entirety to, any Person, unless:
(i) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and the Successor Company (if not the Company or Finance, as the case may be) shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company or Finance, as the case may be, under the Notes, the Indenture and the Escrow Agreement;
(ii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; (iii) in the case of the Company, immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "--Limitation on Indebtedness"; (iv) in the case of the Company, immediately after giving effect to such transaction, the Successor Company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of the Company prior to such transaction, minus any costs incurred in connection with such transaction; and (v) the Company or Finance, as the case may be, shall have delivered to the Trustee an officer's certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

    The Successor Company shall be the successor to the Company or Finance, as the case may be, and shall succeed to, and be substituted for, and may exercise every right and power of, the Company or Finance, as the case may be, under the Indenture, but the predecessor company, only in the case of a conveyance, transfer or lease, shall not be released from the obligation to pay the principal of and interest on the Notes.

    Notwithstanding the foregoing, (i) any Restricted Subsidiary may consolidate or merge with, or transfer its assets substantially as an entirety to, the Company and (ii) the Company may consolidate or merge with, or transfer its assets substantially as an entirety to, an Affiliate solely for the purpose of effecting a Corporate Conversion, PROVIDED, HOWEVER, that, in either case, the requirements set forth in clauses (i) and (v) of the first paragraph under "--Merger and Consolidation" are complied with.

    LIMITATION ON BUSINESS ACTIVITIES. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, engage to any material extent in any business other than a Related Business.

    FUTURE SUBSIDIARY GUARANTORS. The Company shall cause each Restricted Subsidiary that is organized and existing under the laws of any State of the United States or the District of Columbia and that at any time becomes an obligor or guarantor with respect to any obligations under the Bank Facility to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture. Each Subsidiary Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Subsidiary Guarantor without rendering such Subsidiary Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

    LIMITATION ON FINANCE. In addition to the restrictions set forth under "--Limitation on Indebtedness" above, Finance may not incur any Indebtedness unless (a) the Company is a co-obligor and guarantor of such Indebtedness or (b) the net proceeds of such Indebtedness are lent to the Company, used to acquire outstanding debt securities issued by the Company or used directly or indirectly to refinance or discharge Indebtedness permitted under the limitation of this paragraph. Finance may not engage in any business not related directly or indirectly to obtaining money or arranging financing for the Company.

    SEC REPORTS. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC (unless the SEC will not accept such a filing) and provide within 15 days to the Trustee and Holders such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. company subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such filing). In addition, the Company shall furnish to the Holders and to prospective investors, upon the request of such Holders, any information required to be delivered pursuant to Rule 144A (d)
(4) under the Securities Act so long as the Old Notes are not freely transferable under the Securities Act.

    IMPAIRMENT OF SECURITY INTEREST IN COLLATERAL. The Company shall not, and shall not permit any Restricted Subsidiary to, take or knowingly omit to take, any action which action or omission might or would have the result of materially impairing the security interest with respect to the Collateral (as defined in the Escrow Security Agreement) for the benefit of the Collateral Agent, the Trustee and the Holders of the Notes, and the Company shall not, and shall not permit any Restricted Subsidiary to, grant to any Person other than the Collateral Agent, for the benefit of the Collateral Agent, the Trustee and the Holders of the Notes, any interest whatsoever in any of the Collateral.

    AMENDMENTS TO ESCROW AGREEMENT AND ESCROW SECURITY AGREEMENT. The Company shall not, and shall not permit any Restricted Subsidiary to, amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Escrow Agreement or the Escrow Security Agreement in any way that would be adverse to the Holders of the Notes.

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
DEFAULTS

    An Event of Default is defined in the Indenture as (i) a default in the payment of interest on the Notes when due, continued for 30 days, (ii) a default in the payment of principal on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon acceleration or otherwise,
(iii) the failure by the Company to comply with its obligations under "--Certain Covenants--Merger and Consolidation" above, (iv) the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under "Right to Require Repurchase Upon Contract Termination" or "Change of Control" (in either case, other than a failure to purchase Notes) or under "--Certain Covenants--Limitation on Indebtedness," "--Limitation on Restricted Payments," "--Limitation on Restrictions on Distributions from Restricted Subsidiaries," "--Limitation on Sales of Assets and Subsidiary Stock," "--Insurance," "--Limitations on Transactions with Affiliates," "--Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries," "--Limitation on Business Activities," "-- Future Subsidiary Guarantors," "--Limitation on Finance," "--Impairment of Security Interest in Collateral" and "--Amendments to Escrow Agreement and Escrow Security Agreement," (v) the failure by the Company to comply for 60 days after the Company receives written notice with its other agreements contained in the Indenture, (vi) Indebtedness of the Company or any Restricted Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the Holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million (the "cross acceleration provision"), (vii) certain events of bankruptcy, insolvency or reorganization of the Company or any Restricted Subsidiary that is a Significant Subsidiary (the "bankruptcy provisions"), (viii) any judgment or decree for the payment of money in excess of $10.0 million is entered against the Company or any Restricted Subsidiary, remains outstanding for a period of 60 days following entry of such judgment and is not discharged, bonded, waived or stayed within 30 days after notice (the "judgment default provision"), (ix) a Subsidiary Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantee or the Indenture) or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guarantee (the "guarantee default provision"), or (x) the security interest under the Escrow Security Agreement shall, at any time, cease to be in full force and effect for any reason (other than by operation of the provisions of the Indenture and the Escrow Security Agreement), or any security interest created thereunder shall be declared invalid or unenforceable, or the Company or any Restricted Subsidiary shall assert, in any pleading in any court of competent jurisdiction that any such security interest is invalid or unenforceable (the "security default provision"). However, a default under clause (iv) or (v) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

    If an Event of Default (other than the bankruptcy provisions relating to the Company) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to the bankruptcy provisions relating to the Company occurs and is continuing, the principal of and interest on all the Notes will IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Holders of a majority in principal amount of the outstanding Notes may by notice to the Trustee rescind any acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except non-payment of principal or interest that has become due solely because of acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

    Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to

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enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless (i) such Holder has previously given the Trustee notice that an Event of Default is continuing, (ii) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.

    The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as the board of directors, the executive committee or a committee of its trust officers determines that withholding notice is not opposed to the interest of the Holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event that would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

    Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding.

    Without the consent of each Holder of an outstanding Note affected thereby, no amendment may (i) reduce the amount of Notes whose Holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "--Redemption" above, (v) make any Note payable in money other than that stated in the Note,
(vi) impair the right of any Holder to receive payment of principal of and interest on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes, (vii) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions, (viii) affect the ranking of the Notes in any material respect or (ix) make any change in any Subsidiary Guarantee or the Escrow Security Agreement that would adversely affect the Holders or terminate the Lien of the Indenture or the Escrow Security Agreement on the Collateral or deprive the Holders of the security afforded by such Lien.

    Without the consent of any Holder, the Company and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the
Code), to add guarantees with respect to the Notes, to secure the Notes, to add

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to the covenants of the Company for the benefit of the Holders or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any Holder or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

    The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

    After an amendment under the Indenture becomes effective, the Company is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER

    The New Notes will be issued in registered form and will be transferable only upon the surrender of the New Notes being transferred for registration of transfer. The Company may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges. The Company is not required to transfer or exchange any Note selected for redemption or repurchase or to transfer or exchange any Note for a period of 15 days prior to selection of Notes to be redeemed or repurchased.

DEFEASANCE

    The Issuers at their option at any time may terminate all of their obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. In addition, the Issuers at their option at any time may terminate their obligations under "--Change of Control" and under the covenants described under "--Certain Covenants" (other than the covenant described under "--Merger and Consolidation") (and any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision, the guarantee default provision and the security default provision described under "--Defaults" above and the limitations contained in clauses (iii) and (iv) of the first paragraph under "--Certain Covenants--Merger and Consolidation" above ("covenant defeasance").

    The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of their covenant defeasance option. If the Issuers exercise their legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuers exercise their covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (vi), (vii) (with respect only to Significant Subsidiaries) or (viii), (ix) and (x) under "--Defaults" above or because of the failure of the Company to comply with clause (iii) or (iv) of the first paragraph under "--Certain Covenants--Merger and Consolidation" above. If the Issuers exercise their legal defeasance option or their covenant defeasance option, each Subsidiary Guarantor will be released from all its obligations with respect to its Subsidiary Guarantee.

    In order to exercise either defeasance option, the Issuers must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal of and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

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SATISFACTION AND DISCHARGE

    The Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when: (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Issuers have irrevocably deposited or caused to be deposited with the Trustee an amount in United States dollars sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for the principal of, premium, if any, and interest to the date of deposit; (ii) the Issuers have paid or caused to be paid all other sums payable under the Indenture by the Issuers; and (iii) the Issuers have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel each stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

NO PERSONAL LIABILITY

    The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Issuers in the Indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, member, officer, director, manager, employee or controlling person of the Issuers or any successor Person thereof.

    Each Holder, by accepting the Notes, waives and releases all such liability. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such waiver is against public policy.

CONCERNING THE TRUSTEE

    U.S. Bank Trust National Association is the Trustee under the Indenture, the Escrow Agent under the Escrow Agreement and the Collateral Agent under the Escrow Security Agreement and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes. Such bank may also act as a depository of funds for, or make loans to and perform other services for, the Company or its affiliates in the ordinary course of business in the future. The corporate trust office of the Trustee is located at 100 Wall Street, New York, New York 10041.

    The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture. The Trustee may resign at any time or may be removed by the Company. If the Trustee resigns, is removed or becomes incapable of acting as Trustee or if a vacancy occurs in the office of the Trustee for any cause, a successor Trustee shall be appointed in accordance with the provisions of the Indenture.

    If the Trustee has or shall acquire a conflicting interest within the meaning of the Trust Indenture Act, the Trustee shall either eliminate such interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and the Indenture. The Indenture also contains certain limitations on the right of the Trustee, as a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received by it in respect of any such claims, as security or otherwise.

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
GOVERNING LAW

    The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

    "ADDITIONAL ASSETS" means (i) any property or assets (other than Indebtedness and Capital Stock) in a Related Business, (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; PROVIDED, HOWEVER, that any such Restricted Subsidiary described in clause (ii) or (iii) above is primarily engaged in a Related Business.

    "AFFILIATE" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

    "ALLOCATED PORTION" means, with respect to any Rig, a fraction, the numerator of which is the Purchase Price of such Rig and the denominator is the sum of the Purchase Prices of both Rigs.

    "ALLOCATED PRINCIPAL AMOUNT" means, with respect to the principal amount of any Note and any Rig, an amount equal to the product of (a) the principal amount of such Note and (b) the Allocated Portion.

    "ASSET DISPOSITION" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger or consolidation (each referred to for the purposes of this definition as a "disposition"), of (i) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary), (ii) all or substantially all the assets (other than Capital Stock of an Unrestricted Subsidiary) of any division or line of business of the Company or any Restricted Subsidiary or (iii) any other assets (other than Capital Stock of an Unrestricted Subsidiary) of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary (other than, in the case of (i), (ii) and (iii) above, (x) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary, (y) for purposes of the covenant described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" only, a disposition that constitutes a Restricted Payment permitted by the covenant described under "--Certain Covenants-- Limitation on Restricted Payments" or a disposition specifically excepted from the definition of Restricted Payment and (z) a disposition by the Company or a Restricted Subsidiary of a Construction Option to an Unrestricted Subsidiary or other Affiliate of the Company); PROVIDED, HOWEVER, that Asset Disposition shall not include (a) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration less than or equal to $1.0 million or (b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under "--Certain Covenants--Merger and Consolidation."

    "ATTRIBUTABLE DEBT" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/ Leaseback Transaction (including any period for which such lease has been extended).

    "AVERAGE LIFE" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date

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of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

    "BANK FACILITY" means the credit agreement, dated as of the Issue Date, among the Company, one or more commercial banks, as agent or agents, and the other financial institutions party thereto, as such agreement, in whole or in part, may be amended, renewed, extended, refunded, replaced or refinanced from time to time.

    "BOARD OF DIRECTORS" means (i) in the case of a Person that is a corporation, the board of directors of such Person and (ii) in the case of any other Person, the board of directors, board of managers, management committee or similar governing body of such Person (or in the case of a limited partnership, of such Person's general partner, or in the case of a limited liability company, of such Person's manager if such manager(s) is not an individual), or any authorized committee thereof responsible for the management of the business and affairs of such Person.

    "BUSINESS DAY" means each day which is not a Legal Holiday.

    "BUILDER" means AMFELS, Inc., a Texas corporation.

    "CAPITAL LEASE OBLIGATIONS" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

    "CAPITAL STOCK" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations, membership interests or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

    "CODE" means the Internal Revenue Code of 1986, as amended.

    "CONSOLIDATED COVERAGE RATIO" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days (or, if less than 45 days after the end of such fiscal quarter, ending as of the date the consolidated financial statements of the Company shall be available) prior to the date of such determination to (ii) Consolidated Interest Expense for such four fiscal quarters; PROVIDED, HOWEVER, that (1) if the Company or any Restricted Subsidiary (x) has Incurred any Indebtedness (other than Indebtedness Incurred for working capital purposes under the Bank Facility) since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period or (y) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination, or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such four quarter period), (2) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly

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attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period or (4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). For purposes of this definition, in the case of the acquisition since the beginning of such period of a drilling rig (or a Restricted Subsidiary owning a rig) by the Company or by a Restricted Subsidiary pursuant to a binding purchase agreement or the delivery since the beginning of such period of a drilling rig to the Company or a Restricted Subsidiary pursuant to a drilling rig construction contract, if such drilling rig is subject to a binding drilling contract, the Company shall give pro forma effect to the earnings (losses) of such drilling rig as if such drilling rig was acquired on the first day of such period by basing such earnings (losses) on (A) (x) revenues to be earned from any binding drilling contract of at least one year's duration that will be applicable to any such drilling rig (including a drilling rig owned by a Restricted Subsidiary) and in effect during such period and (y) a good faith estimate of the operating costs of such drilling rig (as determined in the reasonable judgment of a responsible financial officer of the Company) or (B) with respect to any such drilling rig subject to a drilling contract of less than one year's duration, the earnings (losses) for such period based on industry average earning (losses) for comparable drilling rigs (as determined in the reasonable judgment of a responsible financial officer of the Company).

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
    "CONSOLIDATED INTEREST EXPENSE" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, (i) interest expense attributable to Capital Lease Obligations, (ii) amortization of debt discount and debt issuance costs, (iii) capitalized interest, (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs associated with Hedging Obligations (including amortization of fees), (vii) dividends paid or payable in respect of any Disqualified Stock of the Company,
(viii) cash dividends paid or payable by the Company and all dividends paid or payable by Restricted Subsidiaries, in each case in respect of all Preferred Stock held by Persons other than the Company or a Wholly Owned Subsidiary, (ix) interest incurred in connection with Investments in discontinued operations and
(x) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by the Company or any Restricted Subsidiary.

    "CONSOLIDATED NET INCOME" means, for any period, the net income of the Company and its consolidated Subsidiaries; PROVIDED, HOWEVER, that there shall not be included in such Consolidated Net Income: (i) any net income of any Person if such Person is not a Restricted Subsidiary, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) with respect to the calculation of EBITDA only, the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income up to the aggregate amount invested by the Company or any Restricted Subsidiary in such Person during such period; (ii) any net income (or loss) of any Person acquired by the Company or a Subsidiary of the Company in a pooling of interests transaction for any period prior to the date of such acquisition; (iii) any net income of any Restricted Subsidiary to the extent that such Restricted Subsidiary is subject to restrictions, directly or indirectly, prohibiting the payment of dividends, the repayment of intercompany debt and the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income up to the aggregate amount invested by the Company or any Restricted Subsidiary in such Person during such period; (iv) any gain or loss realized upon the sale or other disposition of any assets of the Company or its consolidated Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;
(v) extraordinary gains or losses; and (vi) the cumulative effect of a change in accounting principles. Prior to a Corporate Conversion, the calculation of Consolidated Net Income shall be adjusted by imputing to the Company as an expense the amount of all Permitted Quarterly Tax Distributions.

    "CONSOLIDATED NET WORTH" means the total of the amounts shown on the balance sheet of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the most recent fiscal quarter of the Company for which financial statements are available, as (i) the par or stated value of all outstanding Capital Stock of the Company plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

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
    "CONSTRUCTION CONTRACT" means either of (i) the Platform Construction Agreement, dated April 30, 1997, between the Company and the Builder relating to the Rig referred to therein or (ii) the Platform Construction Agreement, dated August 5, 1997, between the Company and the Builder relating to the Rig referred to therein, in either case together with all exhibits and schedules thereto and as either may be amended or supplemented from time to time.

    "CONSTRUCTION OPTION" means any contractual option, existing on the Issue Date or any date thereafter, exercisable by the Company or any of its Subsidiaries with the Builder or another shipyard for the construction of a drilling rig.

    "CORPORATE CONVERSION" shall mean the conversion of the Company to a corporation, whether pursuant to a merger, consolidation, conversion by filing, assignment of assets, or similar transaction or series of transactions, in each case resulting in a corporation substantially all of the assets of which consist of substantially all of the assets that were held directly or indirectly by the Company immediately prior to such transaction and substantially all of the Capital Stock of which corporation is held by Persons who were members of the Company immediately prior to such transaction or Permitted Transferees of such Persons in substantially the same proportions.

    "CURRENCY AGREEMENT" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.

    "DEFAULT" means any event which is, or after notice or passage of time or both would be, an Event of Default.

    "DELIVERY DATE" means, with respect to a Rig, the date such Rig is accepted by the related Owner pursuant to the terms of the related Construction Contract.

    "DEPOSITORY" means The Depository Trust Company, its nominees and their respective successors.

    "DISQUALIFIED STOCK" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (other than as a result of a Change of Control) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the Stated Maturity of the Notes; PROVIDED, HOWEVER, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" and "--Change of Control."

    "EBITDA" for any period means the sum of Consolidated Net Income plus Consolidated Interest Expense plus the following to the extent deducted in calculating such Consolidated Net Income: (a) prior to a Corporate Conversion, all Permitted Quarterly Tax Distributions made by the Company and, thereafter, all income tax expense of the Company, (b) depreciation expense, (c) amortization expense and (d) all other non-cash items reducing such Consolidated Net Income (excluding any non-cash item to the extent it represents an accrual of, or reserve for, cash disbursement for any subsequent period) less all non-cash items increasing such Consolidated Net Income (such amount calculated pursuant to this clause (d) not to be less than zero), in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income.

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
    "ESTIMATION PERIOD" means the period for which a partner who is an individual is required to estimate for federal income tax purposes his allocation of taxable income from a calendar year partnership in connection with determining his estimated federal income tax liability for such period.

    "EVENT OF LOSS" is defined to mean any of the following events: (a) the actual or constructive total loss of a Rig or the agreed or compromised total loss of a Rig, (b) the destruction of a Rig, (c) damage to a Rig to an extent, determined in good faith by the Company within 90 days after the occurrence of such damage (and evidenced by an Officers' Certificate to such effect delivered to the Trustee, within such 90-day period), as shall make repair thereof uneconomical or shall render such Rig permanently unfit for normal use (other than obsolescence) or (d) the condemnation, confiscation, requisition, seizure, forfeiture or other taking of title to or use of a Rig that shall not be revoked within six months. An Event of Loss shall be deemed to have occurred: (i) in the event of the destruction or other actual total loss of a Rig, on the date of such loss; (ii) in the event of a constructive, agreed or compromised total loss of a Rig, on the date of the determination of such total loss pursuant to the relevant insurance policy; (iii) in the case of any event referred to in clause
(c) above, upon the delivery of the Officers' Certificate to the Trustee; or
(iv) in the case of any event referred to in clause (d) above, on the date six months after the occurrence of such event.

    "EVENT OF LOSS PROCEEDS" is defined to mean all compensation, damages and other payments (including insurance proceeds) received by the Company or any Subsidiary Guarantor, jointly or severally, from any Person, including any governmental authority with respect to or in connection with an Event of Loss.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

    "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth (i) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) in statements and pronouncements of the Financial Accounting Standards Board, (iii) in such other statements by such other entity as approved by a significant segment of the accounting profession, and (iv) in the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

    "GUARANTEE" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of agreements to keep well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); PROVIDED, HOWEVER, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

    "HEDGING OBLIGATIONS" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

    "HOLDER" or "NOTEHOLDER" means the Person in whose name a Note is registered on the Registrar's books.

    "INCUR" means issue, assume, Guarantee, incur or otherwise become liable for Indebtedness; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a

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
correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall be deemed the Incurrence of Indebtedness.

    "INDEBTEDNESS" means, with respect to any Person on any date of determination (without duplication), (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property (which purchase price is due more than one year after taking title of such property), all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon, or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends); (vi) all obligations of the type referred to in clauses (i) through
(v) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Subsidiary Guaranty (but only to the extent of the amount actually guaranteed);
(vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and (viii) to the extent not otherwise included in this definition, Hedging Obligations of such Person. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. For purposes of clarification, (i) Indebtedness shall not include undrawn commitments under the Bank Facility or otherwise and (ii) any Guarantee of Indebtedness shall not be deemed to be an Incurrence of Indebtedness to the extent that the Indebtedness so Guaranteed is Incurred by the Company or any Restricted Subsidiary as permitted pursuant to the terms of the Indenture.

    "INTEREST RATE AGREEMENT" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed solely to protect the Company or any Restricted Subsidiary against fluctuations in interest rates.

    "INVESTMENT" in any Person means any direct or indirect advance or loan (including guarantees of Indebtedness or other obligations, but excluding advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the Person making the advance or loan) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under "--Certain Covenants--Limitation on Restricted Payments," (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; PROVIDED, HOWEVER, that if such designation is made in connection with the acquisition of such Subsidiary or the assets owned by such Subsidiary, the "Investment" in such Subsidiary shall be deemed to

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be the consideration paid in connection with such acquisition; PROVIDED FURTHER,
HOWEVER, that upon a redesignation of such Subsidiary as a Restricted
Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to
(x) the
Company's "Investment" in such Subsidiary at the time of such redesignation less
(y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation, and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

    "ISSUE DATE" means the date of original issuance of the Old Notes.

    "LEGAL HOLIDAY" means a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or required by law to close. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record shall not be affected.

    "LIEN" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

    "MOODY'S" means Moody's Investors Service, Inc.

    "NET AVAILABLE CASH" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form) in each case net of (i) all legal, title and recording tax expenses, brokerage commissions, underwriting discounts or commissions or sales commissions and other reasonable fees and expenses (including, without limitation, fees and expenses of counsel, accountants and investment bankers) related to such Asset Disposition or converting to cash any other proceeds received, and any relocation and severance expenses as a result thereof, and all Federal, state, provincial, foreign and local taxes required to be accrued or paid as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition or made in order to obtain a necessary consent to such Asset Disposition or to comply with applicable law, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (iv) appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Disposition. Further, with respect to an Asset Disposition by a Subsidiary which is not a Wholly Owned Subsidiary, Net Available Cash shall be reduced pro rata for the portion of the equity of such Subsidiary which is not owned by the Company.

    "NET CASH PROCEEDS," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

    "NON-RECOURSE DEBT" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), pursuant to the instrument governing such Indebtedness or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any Indebtedness (other than the Notes being offered hereby) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

    "OWNERS" means the following Restricted Subsidiaries, each of which owns a
Rig: (i) Chiles Columbus LLC, a Delaware limited liability company, and (ii) Chiles Magellan LLC, a Delaware limited liability company, and their respective successors.

    "PERMITTED HOLDERS" means SEACOR SMIT Inc., William E. Chiles and their respective Affiliates.

    "PERMITTED INVESTMENT" means an Investment by the Company or any Wholly Owned Restricted Subsidiary in (i) a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Wholly Owned Restricted Subsidiary; PROVIDED, HOWEVER, that the primary business of such Restricted Subsidiary is a Related Business; (ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Wholly Owned Restricted Subsidiary; PROVIDED, HOWEVER, that such Person's primary business is a Related Business; (iii) Temporary Cash Investments; (iv) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vi) loans or advances to employees permitted under "--Certain Covenants-- Limitation on Affiliate Transactions";
(vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments; (viii) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" and as described in clause (c) of the definition of Asset Disposition; (ix) an Unrestricted Subsidiary or an Affiliate of the Company in consideration of the transfer to such Person of a Construction Option; (x) an Unrestricted Subsidiary or an Affiliate of the Company of the aggregate Net Cash Proceeds received by the Company from capital contributions or the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company), to the extent such aggregate Net Cash Proceeds are applied by such Person to fund the payment of all or a portion of the purchase price or cost of construction of a drilling rig; PROVIDED, HOWEVER, that such Net Cash Proceeds shall be excluded from clause (a)(iii)(B) of the covenant described under "--Certain Covenants-- Limitation on Restricted Payments"; and (xi) an Unrestricted Subsidiary or an Affiliate of the Company to fund the payment of, or provide credit support for, all or a portion of the purchase price or cost of construction of a drilling rig, in an aggregate principal amount not to exceed $10 million.

    "PERMITTED LIENS" means, with respect to any Person, (a) pledges or deposits by such Person under workers' compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits or cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business; (b) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings; (c) Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review or the time for appeal has not yet expired; (d) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings; (e) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of, and for the account of such Person in the ordinary course of its business; PROVIDED, HOWEVER, that such letters of credit do not constitute Indebtedness;
(f) survey exceptions, encumbrances, easements or reservations of or rights of others for licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; (g) Liens securing an Interest Rate Agreement so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing the Interest Rate Agreement; and (h) leases and subleases of real property which do not interfere with the ordinary conduct of the business of such Person, and which are made on customary and usual terms applicable to similar properties.

    "PERMITTED QUARTERLY TAX DISTRIBUTIONS" means quarterly distributions of Tax Amounts determined on the basis of the estimated taxable income of the Company, for the related Estimation Period, as determined by the Tax Amounts CPA in a statement filed with the Trustee; PROVIDED, HOWEVER, that prior to any distributions of Tax Amounts the Company shall deliver to the Trustee an Officers' Certificate stating to the effect that the Company qualifies as a partnership or substantially similar pass-through entity for Federal income tax purposes for the period covered by such financial statements.

    "PERMITTED TRANSFEREE" means, with respect to any Person: (a) in the case of any Person who is a natural person, such individual's spouse or children, any trust for such individual's benefit or the benefit of such individual's spouse or children, or any corporation, limited liability company or partnership in which the direct and beneficial owner of all of the equity interest is such Person or individual's spouse or children or any trust for the benefit of such persons; (b) in the case of any Person who is a natural person, the heirs, executors, administrators or personal representatives upon the death of such Person or upon the incompetency or disability of such Person for purposes of the protection and management of such individual's assets; and (c) in the case of any Person who is not a natural person, any Affiliate of such Person.

    "PERSON" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

    "PREFERRED STOCK," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

    "PRINCIPAL" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

    "PUBLIC EQUITY OFFERING" means an underwritten primary public offering of common stock of the Company pursuant to an effective registration statement (other than on Form S-8) under the Securities Act.

    "PURCHASE PRICE" means, with respect to a Rig, the amount specified under the related Construction Contract as the total purchase price to be paid to the Builder of such Rig.

    "QUALIFIED SUBSTITUTE RIG" is defined to mean, as of any date, a cantilevered jackup drilling rig which (i) is capable of operating in water depths of 300 feet or greater, (ii) is in good operating condition and (iii) will be owned by the Company or a Wholly Owned Restricted Subsidiary of the Company.

    "QUARTERLY PAYMENT PERIOD" means the period commencing on the tenth day and ending on and including the twentieth day of each month in which Federal individual estimated tax payments are due

(PROVIDED, HOWEVER, that payments in respect of estimated state income taxes due in January may instead, at the option of the Company, be paid during the last five days of the immediately preceding December).

    "REFINANCE" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

    "REFINANCING INDEBTEDNESS" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; PROVIDED, HOWEVER, that (i) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (ii) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced and (iii) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; PROVIDED FURTHER, HOWEVER, that Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that Refinances Indebtedness of the Company or (y) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

    "RELATED BUSINESS" means the ownership, management and operation of offshore drilling rigs and any business related, ancillary or complementary thereto.

    "RESTRICTED PAYMENT" with respect to any Person means (i) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person), other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock), (iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying of a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) the making of any Investment in any Person (other than a Permitted Investment).

    "RESTRICTED SUBSIDIARY" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

    "RIG" means either of the two LeTourneau premium jackup rigs built pursuant to a Construction Contract.

    "RIG PURCHASE INSTALLMENT DATE" means, with respect to a Construction Contract, each date on which an installment of the Purchase Price is payable by the related Owner pursuant to the terms of such Construction Contract.

    "SALE/LEASEBACK TRANSACTION" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

    "SEC" means the Securities and Exchange Commission.

    "SECURED INDEBTEDNESS" means any Indebtedness of the Company secured by a Lien. "Secured Indebtedness" of any Subsidiary Guarantor has a correlative meaning.

    "SIGNIFICANT SUBSIDIARY" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

    "STATED MATURITY" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

    "SUBORDINATED OBLIGATION" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement to that effect. "Subordinated Obligation" of any Subsidiary Guarantor has a correlative meaning.

    "SUBSIDIARY" means, in respect of any Person, any corporation, association, limited liability company, limited or general partnership or other business entity (x) of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person, or (y) that is consolidated for purposes of the Company's consolidated financial statements.

    "SUBSIDIARY GUARANTOR" means each Restricted Subsidiary designated as such on the signature pages of the Indenture and any other Restricted Subsidiary that has issued a Subsidiary Guarantee.

    "SUBSIDIARY GUARANTEE" means the Guarantee by a Subsidiary Guarantor of the Company's obligations with respect to the Notes.

    "S&P" means Standard & Poor's Ratings Service.

    "TAX AMOUNTS" with respect to any taxable period shall not exceed an amount equal to (A) the product of (x) the taxable income of the Company for such period as determined by the Tax Amounts CPA and (y) the Tax Percentage reduced by (B) to the extent not previously taken into account, any income tax benefit attributable to the Company which could be realized (without regard to the actual realization) by its members in the current or any prior taxable year, or portion thereof, commencing on or after the Issue Date (including any tax losses or tax credits), computed at the applicable Tax Percentage for the year that such benefit is taken into account for purposes of this computation.

    "TAX AMOUNTS CPA" means a nationally recognized certified public accounting firm.

    "TAX PERCENTAGE" means, for a particular taxable year, the highest effective marginal combined rate of Federal, state and city income tax, imposed on an individual taxpayer, as certified by the Tax Amounts CPA in a certificate filed with the Trustee. The rate of "state and city income tax" to be taken into account for purposes of determining the Tax Percentage for a particular taxable year shall be deemed to be the highest combined New York State and New York City income tax rate imposed on individuals for such year.

    "TEMPORARY CASH INVESTMENTS" means any of the following: (i) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof,
(ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $10.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P, and (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's.

    "TRUE-UP AMOUNT" means, in respect of a particular taxable year, an amount determined by the Tax Amounts CPA equal to the difference between (i) the aggregate Permitted Quarterly Tax Distributions actually distributed in respect of such year and (ii) the aggregate amount permitted to be distributed in respect of such year as determined by reference to the Company's Internal Revenue Service Form 1065 filed for such year. For purposes of the Indenture, the amount equal to the excess, if any, of the amount described in clause (i) above over the amount described in clause (ii) above shall be referred to as the "True-Up Amount due to the Company" and the excess, if any, of the amount described in clause (ii) over the amount described in clause (i) shall be referred to as the "True-Up Amount due to the Members."

    "TRUE-UP DETERMINATION DATE" means the date on which the Tax Amounts CPA delivers a statement to the Trustee indicating the True-Up Amount.

    "TRUE-UP PAYMENT PERIOD" means, in respect of any immediately preceding taxable year of the Company, the later of (i) the period commencing on the tenth day and ending on and including the twentieth day of April or (ii) the period commencing on the tenth day following the True-Up Determination Date and ending on and including the twentieth day following the True-Up Determination Date.

    "UNRESTRICTED SUBSIDIARY" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless (A) such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Restricted Subsidiary of the Company or (B) such Subsidiary or any of its Subsidiaries has any Indebtedness other than Non-Recourse Debt; PROVIDED, HOWEVER, that either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "--Certain Covenants--Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED, HOWEVER, that immediately after giving effect to such designation (x) if such Unrestricted Subsidiary at such time has Indebtedness, the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "--Certain Covenants--Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced by the Company to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions. Notwithstanding the foregoing, Finance may not be designated as an Unrestricted Subsidiary.

    "U.S. GOVERNMENT OBLIGATIONS" means securities that are (x) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (y) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof.

    "VOTING STOCK" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

    "WHOLLY OWNED SUBSIDIARY" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares and shares held by other Persons to the extent such shares are required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) is owned by the Company or one or more Wholly Owned Subsidiaries.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion is a summary of certain federal income tax considerations relevant to the exchange of Old Notes for New Notes, but does not purport to be a complete analysis of all potential tax effects. The analysis is based upon the Code, Treasury regulations, Internal Revenue Service rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a Holder of the New Notes. The description does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

    EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF EXCHANGING OLD NOTES FOR NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

EXCHANGE OF OLD NOTES FOR NEW NOTES

    The exchange of Old Notes for New Notes pursuant to the Exchange Offer should not constitute a material modification of the terms of the Old Notes and, therefore, such exchange should not constitute an exchange for federal income tax purposes. Accordingly, such exchange should have no federal income tax consequences to Holders of Old Notes.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Issuers have agreed that, for a period of 180 days after the Expiration Date, they will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In
addition, until November     , 1998, all dealers effecting transactions in the
New Notes may be required to deliver a prospectus.

    The Issuers will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 180 days after the Expiration Date the Issuers will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Issuers have agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the Holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

    The distribution of the Notes in Canada is being made only on a private placement basis exempt from the requirement that the Issuers prepare and file a prospectus with the securities regulatory authorities in each province where trades of Notes are effected. Accordingly, any resale of the Notes in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Notes.

REPRESENTATIONS OF PURCHASERS

    Each purchaser of Notes in Canada who receives a purchase confirmation will be deemed to represent to the Issuers and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Notes without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

    The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by
Section 32 of the Regulation under the SECURITIES ACT (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws. Following a decision of the U.S. Supreme Court, it is possible that Ontario purchasers will not be able to rely upon the remedies set out in Section 12(2) of the United States Securities Act of 1933 where securities are being offered under a U.S. private placement memorandum such as this document.

ENFORCEMENT OF LEGAL RIGHTS

    All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

    A purchaser of Notes to whom the SECURITIES ACT (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Notes acquired by such purchaser pursuant to the Offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of Notes acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

    Canadian purchasers of Notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Notes in their particular circumstance and with respect to the eligibility of the Notes for investment by the purchaser under the relevant Canadian legislation.

                                 LEGAL MATTERS

    Certain legal matters with respect to the New Notes and Subsidiary Guarantees offered hereby will be passed upon for the Company by Weil, Gotshal & Manges LLP, 700 Louisiana, Suite 1600, Houston, Texas 77002.

                                    EXPERTS

    The financial statements of the Company as of December 31, 1997, and for the period from inception (August 5, 1997) to December 31, 1997, included in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the financial statements), and are included herein in reliance upon the authority of said firm as experts in giving said report.

                             AVAILABLE INFORMATION

    As a result of the filing of their Registration Statement with the Securities and Exchange Commission (the "Commission"), the Issuers and the Guarantors will become subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, will be required to file reports and other information with the Commission. Such reports and other information can be inspected and copied at the principal office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the following Regional Offices of the
Commission: Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611 and New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.

    The Issuers and the Guarantors have filed with the Commission a Registration Statement (which term shall encompass any amendments thereto) on Form S-4 under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all information set forth in the Registration Statement and the exhibits thereto, to which reference is hereby made. Although the Company believes that statements made in this Prospectus as to the contents of any contract, agreement or other document describe all material elements of such documents, such statements are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is hereby made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

    The Company will furnish holders of the securities offered hereby with annual reports containing, among other information, audited financial statements certified by an independent public accounting firm and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year. The Company will also furnish such other reports as it may determine or as may be required by law or by the Indenture, in each case from and after the effective date of the Registration Statement. Based upon certain provisions of the Staff Accounting Bulletins of the Commission and interpretations of the staff of the Commission set forth in no-action letters issued to third parties unrelated to the Issuers and the Guarantors, Finance and the Guarantors do not intend to file separate periodic and other reports with the Commission under the Exchange Act because (i) the Company is a holding company with no independent operations, (ii) the Guarantors are direct wholly-owned consolidated subsidiaries of the Company that will fully and unconditionally guarantee the New Notes on a joint and several basis and (iii) Finance and the Guarantors comprise all of the Company's direct and indirect subsidiaries.

                              CHILES OFFSHORE LLC
                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Public Accountants..............................................         F-2

Balance Sheets--as of March 31, 1998 (unaudited) and December 31, 1997................         F-3

Statements of Operations for the Period from Inception (August 5, 1997) to March 31,
 1998 (unaudited), for the three months ended March 31, 1998 (unaudited) and for the
 Period from Inception (August 5, 1997) to December 31, 1997..........................         F-4

Statements of Members' Equity for the Period from Inception (August 5, 1997) to
 December 31, 1997 and for the three months ended March 31, 1998 (unaudited)..........         F-5

Statements of Cash Flows for the Period from Inception (August 5, 1997) to March 1,
 1998 (unaudited), for the three months ended March 31, 1998 (unaudited) and for the
 Period from Inception (August 5, 1997) to December 31, 1997..........................         F-6

Notes to Financial Statements.........................................................         F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Members of
Chiles Offshore LLC:

    We have audited the accompanying balance sheet of Chiles Offshore LLC (a Delaware limited liability company in the development stage) as of December 31, 1997, and the related statements of operations, members' equity and cash flows for the period from inception (August 5, 1997) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Chiles Offshore LLC as of December 31, 1997, and the results of its operations and its cash flows for the period from inception (August 5, 1997) to December 31, 1997, in conformity with generally accepted accounting principles.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the accompanying financial statements, the Company is a development-stage enterprise with no significant operating results to date. The factors discussed in Note 1 to the financial statements raise a substantial doubt about the ability of the Company to continue as a going concern. Management's plans in regards to those matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ ARTHUR ANDERSEN LLP

Houston, Texas
February 11, 1998

                              CHILES OFFSHORE LLC
        (A DELAWARE LIMITED LIABILITY COMPANY IN THE DEVELOPMENT STAGE)

                                 BALANCE SHEETS

                                                                                MARCH 31, 1998  DECEMBER 31, 1997
                                                                                --------------  -----------------
                                                                                 (UNAUDITED)
                                            ASSETS

CURRENT ASSETS:
    Cash and cash equivalents.................................................   $ 18,844,746     $  32,341,117
    Prepaid expenses..........................................................          6,463            37,112
                                                                                --------------  -----------------
        Total current assets..................................................     18,851,209        32,378,229
RIGS UNDER CONSTRUCTION AND EQUIPMENT.........................................     44,904,398        35,026,044
    Less accumulated depreciation.............................................         (8,518)           (5,953)
                                                                                --------------  -----------------
        Net rigs under construction and equipment.............................     44,895,880        35,020,091
                                                                                --------------  -----------------
OTHER ASSETS..................................................................         34,772          --
                                                                                --------------  -----------------
        TOTAL ASSETS..........................................................   $ 63,781,861     $  67,398,320
                                                                                --------------  -----------------
                                                                                --------------  -----------------
                               LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES:
    Accounts payable..........................................................        --          $   3,950,236
    Accrued liabilities.......................................................         82,035            26,489
                                                                                --------------  -----------------
        Total current liabilities.............................................         82,035         3,976,725
MEMBERS' EQUITY:
    Capital contributions, net of offering costs..............................     63,730,707        63,730,707
    Cumulative losses since inception.........................................        (30,881)         (309,112)
                                                                                --------------  -----------------
        Total members' equity.................................................     63,699,826        63,421,595
                                                                                --------------  -----------------
        Total Liabilities and Members' Equity.................................   $ 63,781,861     $  67,398,320
                                                                                --------------  -----------------
                                                                                --------------  -----------------

   The accompanying notes are an integral part of these financial statements.

                              CHILES OFFSHORE LLC
        (A DELAWARE LIMITED LIABILITY COMPANY IN THE DEVELOPMENT STAGE)

                            STATEMENTS OF OPERATIONS

                                                                                                 FOR THE PERIOD
                                                                                                 FROM INCEPTION
                                                                                                (AUGUST 5, 1997)
                                                                                                 TO DECEMBER 31,
                                                                                                      1997
                                                           FOR THE PERIOD      FOR THE THREE    -----------------
                                                           FROM INCEPTION      MONTHS ENDED
                                                          (AUGUST 5, 1997)    MARCH 31, 1998
                                                          TO MARCH 31, 1998  -----------------
                                                          -----------------     (UNAUDITED)
                                                             (UNAUDITED)
OPERATING EXPENSES:
    General and administrative expenses.................     $  (458,379)       $   (82,290)       $  (376,089)
    Depreciation........................................          (8,518)            (2,565)            (5,953)
                                                          -----------------        --------     -----------------
        Operating loss..................................        (466,897)           (84,855)          (382,042)
INTEREST INCOME.........................................         436,016            363,086             72,930
                                                          -----------------        --------     -----------------
NET INCOME (LOSS).......................................     $   (30,881)       $   278,231        $  (309,112)
                                                          -----------------        --------     -----------------
                                                          -----------------        --------     -----------------

   The accompanying notes are an integral part of these financial statements.

                              CHILES OFFSHORE LLC
        (A DELAWARE LIMITED LIABILITY COMPANY IN THE DEVELOPMENT STAGE)

                         STATEMENTS OF MEMBERS' EQUITY

                                                           GROUP A       GROUP B        GROUP C
                                                           MEMBERS       MEMBERS        MEMBERS         TOTAL
                                                        -------------  ------------  -------------  -------------
INITIAL CAPITAL CONTRIBUTIONS,
    August 5, 1997....................................  $   8,850,000  $  8,850,000  $    --        $  17,700,000
CAPITAL CONTRIBUTIONS,
    December 16, 1997.................................     26,150,000       --          20,000,000     46,150,000
OFFERING COSTS........................................        (66,065)      (16,522)       (36,706)      (119,293)
NET LOSS..............................................       (158,733)     (126,491)       (23,888)      (309,112)
                                                        -------------  ------------  -------------  -------------
BALANCE, December 31, 1997............................     34,775,202     8,706,987     19,939,406     63,421,595
NET INCOME (UNAUDITED)................................        154,084        38,535         85,612        278,231
                                                        -------------  ------------  -------------  -------------
BALANCE, MARCH 31, 1998 (UNAUDITED)...................  $  34,929,286  $  8,745,522  $  20,025,018  $  63,699,826
                                                        -------------  ------------  -------------  -------------
                                                        -------------  ------------  -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                              CHILES OFFSHORE LLC
        (A DELAWARE LIMITED LIABILITY COMPANY IN THE DEVELOPMENT STAGE)

                            STATEMENTS OF CASH FLOWS

                                                                                                FOR THE PERIOD
                                                                                                FROM INCEPTION
                                                                                               (AUGUST 5, 1997)
                                                                                             TO DECEMBER 31, 1997
                                                      FOR THE PERIOD          FOR THE        --------------------
                                                      FROM INCEPTION    THREE MONTHS ENDED
                                                     (AUGUST 5, 1997)     MARCH 31, 1998
                                                     TO MARCH 31, 1998  -------------------
                                                     -----------------      (UNAUDITED)
                                                        (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income (loss)..............................   $       (30,881)    $       278,231       $     (309,112)
    Adjustments to reconcile net loss to net cash
      provided by operating activities--
      Depreciation.................................             8,518               2,565                5,953
    Increase (decrease) in operating cash flows
      resulting from--
        Accounts payable...........................           (67,602)         (3,950,236)           3,882,634
        Accrued liabilities........................            82,035              55,546               26,489
        Prepaid expenses and other.................           (38,738)             (4,123)             (34,615)
                                                     -----------------  -------------------  --------------------
            Net cash provided by (used in)
              operating activities.................           (46,668)         (3,618,017)           3,571,349
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of property and equipment............       (15,093,470)         (9,878,354)          (5,215,116)
                                                     -----------------  -------------------  --------------------
            Net cash used in investing
              activities...........................       (15,093,470)         (9,878,354)          (5,215,116)
                                                     -----------------  -------------------  --------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Membership capital contributions, net..........        33,984,884           --                  33,984,884
                                                     -----------------  -------------------  --------------------
            Net cash provided by financing
              activities...........................        33,984,884           --                  33,984,884
                                                     -----------------  -------------------  --------------------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS......................................        18,844,746         (13,496,371)          32,341,117
CASH AND CASH EQUIVALENTS, beginning of period.....         --                 32,341,117             --
                                                     -----------------  -------------------  --------------------
CASH AND CASH EQUIVALENTS, end of period...........   $    18,844,746     $    18,844,746       $   32,341,117
                                                     -----------------  -------------------  --------------------
                                                     -----------------  -------------------  --------------------
SUPPLEMENTAL CASH FLOW DISCLOSURES:
    Noncash investing activities--
      Purchase of property in exchange for
      membership interest..........................   $    21,260,000           --              $   21,260,000
    Noncash financing activities--
      Receipt of net assets in exchange for
      membership interest..........................   $     8,486,000           --                   8,486,000

   The accompanying notes are an integral part of these financial statements.

                              CHILES OFFSHORE LLC
        (A DELAWARE LIMITED LIABILITY COMPANY IN THE DEVELOPMENT STAGE)

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS:

    Chiles Offshore LLC (Chiles or the Company) is engaged in the construction of offshore drilling rigs which will be contracted to oil and gas operators upon completion of construction. The Company was formed under the laws of the state of Delaware on August 5, 1997. The duration of the Company is 35 years from the date of formation.

    On August 5, 1997, two members, Group A and Group B, entered into the Operating Agreement of Chiles Offshore LLC (the Operating Agreement) for the purpose of forming the Company. Group A and Group B each made capital contributions of $8,850,000 and received a 50 percent percentage interest, as defined in the Operating Agreement, in the Company. Additionally, the president of Group B was hired as president of the Company.

    Group A's capital contribution consisted of $8,850,000 in cash, which was paid directly to third parties on behalf of the Company. Group B's capital contribution consisted of $364,000 in cash and net assets with an agreed-upon value of $8,486,000. The value of Group B's net assets was mutually agreed upon by Group A and Group B based upon Group B's construction contract rights, construction in progress and shipyard slots secured through such construction contracts. The historical cost of such net assets contributed by Group B was $2,256,000. Accordingly, the difference between the agreed-upon value and historical cost of Group B's net assets, $6,230,000, has been recorded in the accompanying balance sheet as rigs under construction and equipment.

    On December 16, 1997, in accordance with the Amended and Restated Agreement of Chiles Offshore LLC (the Agreement) another member group, Group C contributed capital of $20,000,000 in cash for a percentage interest in the Company. Also on December 16, 1997, Group A contributed additional capital of $26,150,000 consisting of $12,158,284 in cash and advances Group A had made to the Company in the amount of $13,991,716. In accordance with the Agreement and effective December 16, 1997, the percentage interests in the Company were 55.38 percent,
13.85 percent and 30.77 percent for Group A, Group B and Group C, respectively.

    The contributions of Groups A, B and C resulted in the issuance to these members of membership interests in the Company. Membership interest is the member's limited liability company interest in the Company which refers to all of a member's rights and interest in the Company in such member's capacity as a member, all as provided in the Agreement and the Delaware Limited Liability Company Act. In conjunction with the issuance of the membership interest to a member, the member received a percentage interest in the Company. The percentage interest of a member means the aggregate limited liability company percentage interest set forth in the Agreement, as modified from time to time.

    The Company has operated as a development stage company since its inception by devoting substantially all of its efforts to designing, engineering and contracting with shipyards and vendors for two offshore drilling rigs, raising capital and securing contracts for the rigs. The Company has not generated revenues, nor is there any assurance that the Company will generate significant revenues in the future. In addition, there can be no assurance that the Company will successfully complete the transition from a development stage company to successful operations. Additional risk factors associated with the Company's operations include, but are not limited to, oil and gas prices, capital expenditure plans of oil and gas operators, access to capital, completion of construction of the rigs and competition. As a result of the aforementioned factors and the related uncertainties, there can be no assurance of the Company's future success.

                              CHILES OFFSHORE LLC
        (A DELAWARE LIMITED LIABILITY COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

1. ORGANIZATION AND BUSINESS: (CONTINUED)
    The Company has a loss from operations of $382,042 for the period from inception to December 31, 1997. Management is currently pursuing a business strategy which includes obtaining drilling contracts with oil and gas operators, employment of rig personnel, obtaining additional financing to complete the construction of the rigs and fund the purchase of drilling equipment, and overseeing the construction of the rigs and installation of the drilling equipment. There are no assurances that this business strategy will be achieved. While pursuing this business strategy, the Company will experience cash flow deficits until the rig construction is completed and the rigs are placed in operation. As a result of the aforementioned factors and related uncertainties, there is substantial doubt as to the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

2. SIGNIFICANT ACCOUNTING POLICIES:

CASH AND CASH EQUIVALENTS

    For purposes of reporting cash flows, all liquid investments with maturities at the date of purchase of three months or less are considered cash equivalents.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PROPERTY, EQUIPMENT AND REALIZATION OF LONG-LIVED ASSETS

    Property and equipment includes costs incurred for the construction of the rigs, including internal expenditures relating to construction support. All expenditures not related to construction are expensed in the accompanying Statements of Operations. Disposals are removed at cost less accumulated depreciation, and any resulting gain or loss is reflected in the accompanying statement of operations. Depreciation is calculated from the date the asset is placed in service, using the straight-line method over the estimated useful lives of the depreciable assets, which range from three to 25 years. The Company capitalizes interest applicable to the construction of the rigs as a cost of such assets. The Company has included in the property and equipment account all costs incurred to support the construction of the rigs. Depreciation expense for the period ended December 31, 1997, was $5,953.

    In March 1995, Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," was issued. SFAS No. 121, which became effective in 1996, requires that certain long-lived assets be reviewed for impairment whenever events indicate that the carrying amount of an asset may not be recoverable and that an impairment loss be recognized under certain circumstances in the amount by which the carrying value

                              CHILES OFFSHORE LLC
        (A DELAWARE LIMITED LIABILITY COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) exceeds the fair value of the asset. The Company adopted SFAS No. 121 in 1996, and the adoption had no effect on the Company's results of operations or consolidated financial position.

INCOME TAXES

    No provision for income taxes is made since the Company is treated as a partnership for tax purposes, and such taxes are liabilities of the individual equity members, and the amounts thereof depend on their respective income tax situations.

    Capital accounts included in the accompanying financial statements differ from amounts in the Company's federal income tax return primarily because of differences in accounting policies adopted for financial and tax reporting purposes.

    The tax returns, the qualification of the Company as a partnership for tax purposes and the amount of distributable partnership income or loss are subject to examination by federal taxing authorities. If such examinations result in changes with respect to the partnership qualification or in changes to distributable partnership income or loss, the tax liability of the partners could be changed accordingly.

3. RELATED-PARTY TRANSACTIONS:

    The Company paid the Group A Members $50,000 in connection with assistance in obtaining $20,000,000 of members' equity and other legal, financial and administrative matters. As of December 31, 1997, no agreement exists between the Company and Group A for Group A to provide any additional services; however, the Company intends to enter into such an agreement with Group A to provide similar services in 1998.

4. RIGS UNDER CONSTRUCTION AND EQUIPMENT:

    Rigs under construction and equipment at December 31, 1997, consists of the following:

Rigs under construction and rig equipment......................  $34,861,269
Furniture and fixtures.........................................     164,775
                                                                 ----------
                                                                 35,026,044
Less-Accumulated depreciation..................................      (5,953)
                                                                 ----------
        Net rigs under construction and equipment..............  $35,020,091
                                                                 ----------
                                                                 ----------

5. COMMITMENTS AND CONTINGENCIES:

    The Company has entered into agreements with a shipyard and various equipment vendors for delivery of two mobile offshore drilling rigs, the Chiles Columbus and Chiles Magellan, for a total estimated cost of approximately $175 million. At December 31, 1997, the Company had purchase commitments of approximately $128 million with respect to these rigs and equipment. These amounts will become payable in future periods in accordance with terms of the construction contract and vendor agreements, and management is currently negotiating to obtain additional financing to meet these terms. The Chiles Columbus is scheduled for delivery during the second quarter of 1999, and Chiles Magellan is scheduled for delivery during the third quarter of 1999.

                              CHILES OFFSHORE LLC
        (A DELAWARE LIMITED LIABILITY COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

5. COMMITMENTS AND CONTINGENCIES: (CONTINUED)
    The Company occupies an administrative office and leases certain equipment under operating leases from unaffiliated third parties. Rent expense for 1997 was $9,800. Lease terms range in length from one to five years. Aggregate minimum future annual rental commitments under the operating leases with lease terms in excess of one year as of December 31, 1997, are as follows:

1998...............................................................  $  64,261
1999...............................................................     64,967
2000...............................................................     64,967
2001...............................................................     62,589
Thereafter.........................................................     45,380

    As of December 31, 1997, the Company has no commitments to provide any executives with severance benefits; however, the Company expects to enter into an employment contract with one of its executives in 1998.

6. MEMBERS' EQUITY:

ALLOCATION OF NET INCOME OR LOSS

    In accordance with the Operating Agreement and the Agreement (collectively referred to herein as the Agreements), profits or losses for any taxable year were allocated in proportion to percentage interests, on a monthly basis and after giving effect to special allocations set forth in the Agreements.

    The special allocations primarily result from the effect of U.S. federal income tax rules for certain types of events that may occur to the Company. If there is a Minimum Gain or Member Nonrecourse Debt Minimum Gain, as defined in the IRS code, then the Agreements provide specific allocations to members in order to comply with the IRS regulations. The Agreements provide that in the event a member unexpectedly receives any adjustments, allocations or distributions resulting from the special allocation rules of IRS regulations as noted in the Agreements, then Company income and losses shall be specifically allocated to such member, in an amount and manner sufficient to eliminate, to the extent provided by the IRS regulations, the adjusted capital account deficit of the member. The Agreements provide that, in the event any member has a deficit capital account at the end of any taxable year, which is in excess of the sum of the amount such member is obligated to restore pursuant to any provision of the Agreements and the amount such member is obligated to restore pursuant to the IRS code sections noted in the Agreements, each such member shall be specially allocated items of the Company income and gain in the amount of such excess as quickly as possible and to the extent allowed in the Agreements. The Agreements provide that Nonrecourse Deductions, as defined in the Agreements, for any taxable year shall be specially allocated to the members in proportion to their respective percentage interests and that any member Nonrecourse Deductions for any taxable year shall be specially allocated to the member who bears the economic loss with respect to the member nonrecourse debt to which such member Nonrecourse Deductions are attributable in accordance with the regulations. In the event some, but not all, of the members would have adjusted capital account deficits as a consequence of the special allocation rules, then losses not allocable to any member due to such limitation shall be allocated to other members pro rata in accordance with the balance of such members' capital accounts.

                              CHILES OFFSHORE LLC
        (A DELAWARE LIMITED LIABILITY COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

6. MEMBERS' EQUITY: (CONTINUED)
DISTRIBUTIONS

    The Agreements provide for quarterly cash distribution of Net Cash Flow, as defined in the Agreements, to members in proportion to, and to the extent of, their relative percentage interests, an amount not in excess of the Tax Distribution, as defined in the Agreements, for the taxable year, and upon the approval by the Management Committee, as defined in the Agreements.

7. SUBSEQUENT EVENTS (UNAUDITED)

MANAGEMENT AGREEMENT

    The Company and Group A entered into a Management and Administrative Services Agreement, dated as of February 27, 1998 (the Services Agreement), pursuant to which Group A agreed to continue to perform certain administrative and technical services on behalf of the Company. Such services include general management and financial services, including periodic advice and consultation in connection with corporate, legal, finance, accounting, tax, marketing, operations and other matters that may be required for the Company's day-to-day operations. Under the Services Agreement, the Company agreed to pay a fee to Group A not to exceed $15,000 per month and such other fees for services of others not to exceed the reasonable value thereof and to reimburse Group A for all out-of-pocket expenses related to the provision of such services. The Services Agreement may be terminated at either party's option upon 60 days' notice to the other party.

OPTIONS PLAN

    Subsequent to year-end, the Company adopted the Chiles Offshore LLC 1998 Equity Option Plan (the Option Plan). The Option Plan authorizes the issuance of Options to acquire up to 5.0% of the then outstanding membership interests on a fully diluted basis. As of March 31, 1998, 3,953 units have been issued under the Option Plan with an exercise price per unit of $650, which the Management Committee believes approximates the fair market value per unit on the date of grant based on recent transactions.

DEBT OFFERING

    In April, 1998, the Company formed three wholly owned subsidiaries, Chiles Magellan LLC, Chiles Columbus LLC and Chiles Offshore Finance Corp. The Company and Chiles Offshore Finance Corp. (Issuers) co-issued Senior Notes with a principal amount of $110 million (Notes) on April 29, 1998. Prior to the issuance of the Notes, the Company's three wholly owned subsidiaries were nominally capitalized. The rig construction contracts, formerly owned by Chiles Offshore LLC, for the Chiles Magellan and Chiles Columbus have been assigned to Chiles Magellan LLC and Chiles Columbus LLC (Rig Owners), respectively.

    As a result, the Issuers received net proceeds of approximately $106.3 million after deducting estimated offering-related expenses. The Notes bear an interest rate of 10%, payable semiannually on May 1 and November 1, commencing on November 1, 1998 and mature in full in the year 2008. The net proceeds of the Notes have been placed in escrow for use to partially fund the construction of the two rigs and pay the first two semi-annual interest installments. The Notes are redeemable in May, 2003, except that until May, 2001, up to 35% of the notes may be redeemable with the proceeds of a public equity offering, both at the option of the Issuers. The Notes are guaranteed by the Rig Owners, jointly and

                              CHILES OFFSHORE LLC
        (A DELAWARE LIMITED LIABILITY COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

7. SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED) severally, on an unsecured basis. Debt issuance costs related to the Notes are being deferred and will be amortized over the life of the Notes.

BANK FACILITY

    The Company has entered into an agreement with two banks to provide a revolving credit facility up to $25 million. The facility will be available to the Company upon delivery of the first of the the two rigs. The facility will bear interest at the rate of LIBOR plus 1.25% and matures on December 31, 2004, at which time the outstanding principal amount will be due. The facility is guaranteed by the Rig Owners.

EMPLOYMENT AGREEMENT

    The Company has entered into an employment agreement with its President for a three year period. The Agreement provides, among other things, the amount of compensation and other benefits to be provided to the President as well as other conditions of the employment term.

EMPLOYEE 401(K) AND PROFIT SHARING PLAN

    Effective May 1, 1998, the Company adopted a 401(k) Profit Sharing Plan
(Plan), covering substantially all of its employees. The Company will match employees' contributions to the Plan in an amount equal to 50%, up to 6% of eligible compensation.

NEWLY ISSUED ACCOUNTING STANDARD

    In June 1997, Statement of Financial Accounting Standards No. 130, REPORTING COMPREHENSIVE INCOME ("SFAS 130") was issued. SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income is the total of net income and all other non-owner changes in equity. The Company has no non-owner changes in equity during the three months ended March 31, 1998 and therefore, no reporting and display of comprehensive income was required.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUERS OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE ISSUERS SINCE SUCH DATE.

                           --------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    1
Risk Factors..............................................................   11
Use of Proceeds...........................................................   20
Capitalization............................................................   20
Selected Financial Data...................................................   21
Certain Financial Forecast Information....................................   22
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   26
Business..................................................................   29
Management................................................................   39
Principal Members.........................................................   43
Controlling Member........................................................   44
Certain Relationships and Related Transactions............................   44
Description of Bank Facility..............................................   48
The Exchange Offer........................................................   49
Description of New Notes..................................................   56
Certain Federal Income Tax Considerations.................................   92
Plan of Distribution......................................................   92
Notice to Canadian Residents..............................................   93
Legal Matters.............................................................   94
Experts...................................................................   94
Available Information.....................................................   94
Index to Financial Statements.............................................  F-1

    UNTIL         , 1998 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE NEW NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                     [LOGO]

                              CHILES OFFSHORE LLC

                         CHILES OFFSHORE FINANCE CORP.

                           OFFER FOR ALL OUTSTANDING
                           10% SENIOR NOTES DUE 2008
                                IN EXCHANGE FOR
                           10% SENIOR NOTES DUE 2008

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                         , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Chiles Offshore LLC and both of the Owners are Delaware limited liability companies.

    Section 18-108 of the Delaware Limited Liability Company Act (the "Delaware Act") grants a Delaware limited liability company the power, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The Company's Amended and Restated Operating Agreement, as amended, provides that the Company will indemnify its Members, members of the Management Committee and the officers of the Company, and certain other persons, from liabilities arising in the course of such persons' service to the Company, provided that (i) the indemnitee acted in good faith and in a manner which such indemnitee believed to be in or not opposed to the interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe such indemnitee's conduct was unlawful and (ii) the indemnitee's conduct did not constitute actual fraud, gross negligence or willful or wanton misconduct. Such liabilities include all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including reasonable attorneys' fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which an indemnitee may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to the business of the Company, including, without limitation, liabilities under the Federal and state securities laws. The limited liability company agreements of the Owners provide that, except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Owners, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the respective Owner, and the Company, as sole member, shall not be obligated personally for any of such debts, obligations or liabilities solely by reason of being a member.

    Finance is a Delaware corporation.

    Section 102 of the Delaware General Corporation Law ("DGCL") allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or to its stockholders for monetary damages for a breach of his fiduciary duty as a director, except in the case where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit. Finance's Certificate of Incorporation contains a provision which, in substance, eliminates directors' personal liability as set forth above.

    Section 145 of the DGCL allows a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director or officer of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Finance's Certificate of Incorporation contains a provision which, in substance, provides for indemnification as set forth above to the fullest extent and in the manner set forth in and permitted by the DGCL, and any other applicable law, as from time to time in effect.

    Under Section 12.10 of the Indenture, the Holders of the Notes have agreed to waive all liability for any obligations incurred by the Issuers under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation, against any incorporator, director, officer, employee, stockholder or controlling person, as such, of the Issuers or any successor person thereof, and have agreed to the release of such persons from any such liability.

    Under Section 5 of the Registration Rights Agreement, the Holders of the Notes have agreed, severally and not jointly, to indemnify and hold harmless the Issuers and controlling persons (within the meaning of the Securities Act and the Exchange Act) of the Issuers from and against any losses, claims, damages or liabilities, or any actions in respect thereof, to which the Issuers or any such controlling person may become subject under the Securities Act, the Exchange Act or otherwise, arising out of or based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any exchange offer registration statement or shelf registration statement for the Notes or any prospectus forming part thereof or in any amendment or supplement thereto or (ii) the omission or alleged omission to state therein a material fact necessary to make the statements therein not misleading, in each case to the extent that such untrue statement or omission or alleged untrue statement or omission was made in reliance upon and in conformity with written information provided by such Holders for inclusion therein.

    The Company does not currently maintain directors and officers liability insurance, although it may consider obtaining such insurance upon commencement of operation of one or both of the Rigs.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits

EXHIBIT
 NO.   DESCRIPTION
------ --------------------------------------------------------------------------
 *3.1  Limited Liability Company Certificate of Chiles Offshore LLC
 *3.2  Amended and Restated Operating Agreement, dated as of December 16, 1997, among the Members of Chiles Offshore LLC
 *3.3  Amendment No. 1, dated effective as of April 28, 1998, to Amended and
         Restated Operating Agreement of Chiles Offshore LLC, among the Members of Chiles Offshore LLC
 *3.4  Certificate of Incorporation of Chiles Offshore Finance Corp.
 *3.5  Bylaws of Chiles Offshore Finance Corp.
 *3.6  Certificate of Formation of Chiles Columbus LLC
 *3.7  Limited Liability Company Agreement of Chiles Columbus LLC
 *3.8  Certificate of Formation of Chiles Magellan LLC
 *3.9  Limited Liability Company Agreement of Chiles Magellan LLC
 *4.1  Indenture, dated as of April 29, 1998, among the Issuers, the Owners and
         U.S. Bank Trust National Association, as Trustee
 *4.2  Form of Old Note (included in Exhibit 4.1 as Exhibit A thereto)
 *4.3  Form of New Note (included in Exhibit 4.1 as Exhibit B thereto)
 *4.4  Registration Rights Agreement, dated as of April 29, 1998, among the
         Issuers, the Owners and the Initial Purchasers
 *4.5  Purchase Agreement, dated April 24, 1998, among the Issuers, the Owners and the Initial Purchasers, relating to the Old Notes
 +5.1  Opinion and consent of Weil, Gotshal & Manges LLP, counsel for the
         Company, as to certain securities registered hereby
*10.1  Credit Agreement, dated as of April 29, 1998, by and among the Company,
         Nederlandse Scheepshypotheek Bank N.V. ("Nedship") and MeesPierson
         Capital Corp. ("MeesPierson"), as co-arrangers, the banks and financial institutions named therein, Nedship, as documentation agent and security trustee, and MeesPierson, as administrative agent and paying agent
*10.2  Platform Construction Agreement, dated April 30, 1997, between Chiles
         Offshore Inc. and AMFELS, Inc., relating to the CHILES COLUMBUS
*10.3  Assignment and Assumption and Consent to Assignment, dated as of August 5,
         1997, among the Company, COI, LLC and AMFELS, Inc.

EXHIBIT
 NO.   DESCRIPTION
------ --------------------------------------------------------------------------
*10.4  Platform Construction Agreement, dated August 5, 1997, between Chiles
         Offshore LLC and AMFELS, Inc., relating to the CHILES MAGELLAN
*10.5  Assignment, Assumption, Acknowledgement and Consent Agreement, dated as of
         April 23, 1998, among the Company, the Owners and AMFELS, Inc.
*10.6  Agreement, dated December 18, 1997, between the Company and AMFELS, Inc.
         concerning Construction Options for the Option Rigs
*10.7  Chiles Offshore LLC 1998 Equity Option Plan
*10.8  Escrow Agreement, dated as of April 29, 1998, among U.S. Bank Trust
         National Association, as Escrow Agent, Trustee and Collateral Agent, and
         the Issuers
*10.9  Escrow Security Agreement, dated as of April 29, 1998, among U.S. Bank
         Trust National Association, as Collateral Agent, and the Issuers
*10.10 Securities Intermediary and Account Agreement, dated as of April 29, 1998, among U.S. Bank Trust National Association, as Securities Intermediary,
         Trustee and Collateral Agent, and the Issuers
*10.11 Employment Agreement, dated as of November 1, 1997, between the Company and William E. Chiles
*10.12 Management and Administrative Services Agreement, dated as of February 27,
         1998, between the Company and SEACOR SMIT Inc.
*21.1  Subsidiaries of the Company
*23.1  Consent of Arthur Andersen LLP
+23.2  Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1)
*24.1  Powers of Attorney (included on signature pages)
*25.1  Form T-1 of U.S. Bank Trust National Association, as Trustee under the
         Indenture filed as Exhibit 4.1
*99.1  Form of Letter of Transmittal
*99.2  Form of Notice of Guaranteed Delivery

------------------------

*   Filed herewith.

+   To be filed by amendment.

    (b) Financial Statement Schedules

    All schedules have been omitted since the required information is either not present or not present in amounts sufficient to require submission of the schedule, or because the information required is included in the consolidated financial statements or the notes thereto.

ITEM 22.  UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the co-registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the co-registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Co-Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 19th day of June, 1998.

                                CHILES OFFSHORE LLC

                                By:            /s/ DICK H. FAGERSTAL
                                     -----------------------------------------
                                                 Dick H. Fagerstal
                                       SENIOR VICE PRESIDENT, CHIEF FINANCIAL
                                               OFFICER AND SECRETARY

    Each person whose signature to this Registration Statement appears below hereby appoints William E. Chiles and Dick H. Fagerstal, and each individually, each of whom may act without the joinder of the other, as his agent and attorney-in-fact to sign on his behalf individually and in the capacity stated below and to file all pre- and post-effective amendments to this Registration Statement (and, in addition, any registration statement filed pursuit to Rule 462(b) under the Securities Act of 1933, as amended, for the offering to which this Registration Statement relates), which may make such changes and additions to this Registration Statement as such agent and attorney-in-fact may deem necessary or appropriate.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on the 19th day of June, 1998 by the following persons in the capacities indicated:

          SIGNATURE                       TITLE
------------------------------  --------------------------

                                President and Chief
    /s/ WILLIAM E. CHILES         Executive Officer
------------------------------    (Principal Executive
      William E. Chiles           Officer) and Manager

                                Senior Vice President,
    /s/ DICK H. FAGERSTAL         Chief Financial Officer
------------------------------    and Secretary (Principal
      Dick H. Fagerstal           Financial Officer) and
                                  Manager

                                Vice President--Controller
   /s/ WILLIAM A. THOROGOOD       and Assistant Secretary
------------------------------    (Principal Accounting
     William A. Thorogood         Officer)

    /s/ CHARLES FABRIKANT
------------------------------  Chairman of the Management
      Charles Fabrikant           Committee

      /s/ RANDALL BLANK
------------------------------  Manager
        Randall Blank

    /s/ TIMOTHY J. MCKEAND
------------------------------  Manager
      Timothy J. McKeand

    /s/ ROBERT PIEROT, JR.
------------------------------  Manager
      Robert Pierot, Jr.

  /s/ JONATHAN B. FAIRBANKS
------------------------------  Manager
    Jonathan B. Fairbanks

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Co-Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 19th day of June, 1998.

                                CHILES OFFSHORE FINANCE CORP.

                                By:            /s/ DICK H. FAGERSTAL
                                     -----------------------------------------
                                                 Dick H. Fagerstal
                                       SENIOR VICE PRESIDENT, CHIEF FINANCIAL
                                               OFFICER AND SECRETARY

    Each person whose signature to this Registration Statement appears below hereby appoints William E. Chiles and Dick H. Fagerstal, and each individually, each of whom may act without the joinder of the other, as his agent and attorney-in-fact to sign on his behalf individually and in the capacity stated below and to file all pre- and post-effective amendments to this Registration Statement (and, in addition, any registration statement filed pursuit to Rule 462(b) under the Securities Act of 1933, as amended, for the offering to which this Registration Statement relates), which may make such changes and additions to this Registration Statement as such agent and attorney-in-fact may deem necessary or appropriate.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on the 19th day of June, 1998 by the following persons in the capacities indicated:

          SIGNATURE                       TITLE
------------------------------  --------------------------

                                President and Chief
    /s/ WILLIAM E. CHILES         Executive Officer
------------------------------    (Principal Executive
      William E. Chiles           Officer) and Director

                                Senior Vice President,
    /s/ DICK H. FAGERSTAL         Chief Financial Officer
------------------------------    and Secretary (Principal
      Dick H. Fagerstal           Financial Officer) and
                                  Director

                                Vice President--Controller
   /s/ WILLIAM A. THOROGOOD       and Assistant Secretary
------------------------------    (Principal Accounting
     William A. Thorogood         Officer)

    /s/ CHARLES FABRIKANT
------------------------------  Director
      Charles Fabrikant

      /s/ RANDALL BLANK
------------------------------  Director
        Randall Blank

    /s/ TIMOTHY J. MCKEAND
------------------------------  Director
      Timothy J. McKeand

    /s/ ROBERT PIEROT, JR.
------------------------------  Director
      Robert Pierot, Jr.

  /s/ JONATHAN B. FAIRBANKS
------------------------------  Director
    Jonathan B. Fairbanks

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Co-Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 19th day of June, 1998.

                                CHILES COLUMBUS LLC

                                By:            /s/ DICK H. FAGERSTAL
                                     -----------------------------------------
                                                 Dick H. Fagerstal
                                       SENIOR VICE PRESIDENT, CHIEF FINANCIAL
                                               OFFICER AND SECRETARY

    Each person whose signature to this Registration Statement appears below hereby appoints William E. Chiles and Dick H. Fagerstal, and each individually, each of whom may act without the joinder of the other, as his agent and attorney-in-fact to sign on his behalf individually and in the capacity stated below and to file all pre- and post-effective amendments to this Registration Statement (and, in addition, any registration statement filed pursuit to Rule 462(b) under the Securities Act of 1933, as amended, for the offering to which this Registration Statement relates), which may make such changes and additions to this Registration Statement as such agent and attorney-in-fact may deem necessary or appropriate.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on the 19th day of June, 1998 by the following persons in the capacities indicated:

          SIGNATURE                       TITLE
------------------------------  --------------------------

                                President and Chief
                                  Executive Officer
                                  (Principal Executive
    /s/ WILLIAM E. CHILES         Officer) and President
------------------------------    and Chief Executive
      William E. Chiles           Officer of Chiles
                                  Offshore LLC, the sole
                                  Manager

                                Senior Vice President,
    /s/ DICK H. FAGERSTAL         Chief Financial Officer
------------------------------    and Secretary (Principal
      Dick H. Fagerstal           Financial Officer)

                                Vice President--Controller
   /s/ WILLIAM A. THOROGOOD       and Assistant Secretary
------------------------------    (Principal Accounting
     William A. Thorogood         Officer)

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Co-Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 19th day of June, 1998.

                                CHILES MAGELLAN LLC

                                By:            /s/ DICK H. FAGERSTAL
                                     -----------------------------------------
                                                 Dick H. Fagerstal
                                       SENIOR VICE PRESIDENT, CHIEF FINANCIAL
                                               OFFICER AND SECRETARY

    Each person whose signature to this Registration Statement appears below hereby appoints William E. Chiles and Dick H. Fagerstal, and each individually, each of whom may act without the joinder of the other, as his agent and attorney-in-fact to sign on his behalf individually and in the capacity stated below and to file all pre- and post-effective amendments to this Registration Statement (and, in addition, any registration statement filed pursuit to Rule 462(b) under the Securities Act of 1933, as amended, for the offering to which this Registration Statement relates), which may make such changes and additions to this Registration Statement as such agent and attorney-in-fact may deem necessary or appropriate.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on the 19th day of June, 1998 by the following persons in the capacities indicated:

          SIGNATURE                       TITLE
------------------------------  --------------------------

                                President and Chief
                                  Executive Officer
                                  (Principal Executive
    /s/ WILLIAM E. CHILES         Officer) and President
------------------------------    and Chief Executive
      William E. Chiles           Officer of Chiles
                                  Offshore LLC, the sole
                                  Manager

                                Senior Vice President,
    /s/ DICK H. FAGERSTAL         Chief Financial Officer
------------------------------    and Secretary (Principal
      Dick H. Fagerstal           Financial Officer)

                                Vice President--Controller
   /s/ WILLIAM A. THOROGOOD       and Assistant Secretary
------------------------------    (Principal Accounting
     William A. Thorogood         Officer)

                                 EXHIBIT INDEX

EXHIBIT
 NO.   DESCRIPTION
------ --------------------------------------------------------------------------
 *3.1  Limited Liability Company Certificate of Chiles Offshore LLC
 *3.2  Amended and Restated Operating Agreement, dated as of December 16, 1997, among the Members of Chiles Offshore LLC
 *3.3  Amendment No. 1, dated effective as of April 28, 1998, to Amended and
         Restated Operating Agreement of Chiles Offshore LLC, among the Members of Chiles Offshore LLC
 *3.4  Certificate of Incorporation of Chiles Offshore Finance Corp.
 *3.5  Bylaws of Chiles Offshore Finance Corp.
 *3.6  Certificate of Formation of Chiles Columbus LLC
 *3.7  Limited Liability Company Agreement of Chiles Columbus LLC
 *3.8  Certificate of Formation of Chiles Magellan LLC
 *3.9  Limited Liability Company Agreement of Chiles Magellan LLC
 *4.1  Indenture, dated as of April 29, 1998, among the Issuers, the Owners and
         U.S. Bank Trust National Association, as Trustee
 *4.2  Form of Old Note (included in Exhibit 4.1 as Exhibit A thereto)
 *4.3  Form of New Note (included in Exhibit 4.1 as Exhibit B thereto)
 *4.4  Registration Rights Agreement, dated as of April 29, 1998, among the
         Issuers, the Owners and the Initial Purchasers
 *4.5  Purchase Agreement, dated April 24, 1998, among the Issuers, the Owners and the Initial Purchasers, relating to the Old Notes
 +5.1  Opinion and consent of Weil, Gotshal & Manges LLP, counsel for the
         Company, as to certain securities registered hereby
*10.1  Credit Agreement, dated as of April 29, 1998, by and among the Company,
         Nederlandse Scheepshypotheek Bank N.V. ("Nedship") and MeesPierson
         Capital Corp. ("MeesPierson"), as co-arrangers, the banks and financial institutions named therein, Nedship, as documentation agent and security trustee, and MeesPierson, as administrative agent and paying agent
*10.2  Platform Construction Agreement, dated April 30, 1997, between Chiles
         Offshore Inc. and AMFELS, Inc., relating to the CHILES COLUMBUS
*10.3  Assignment and Assumption and Consent to Assignment, dated as of August 5,
         1997, among the Company, COI, LLC and AMFELS, Inc.
*10.4  Platform Construction Agreement, dated August 5, 1997, between Chiles
         Offshore LLC and AMFELS, Inc., relating to the CHILES MAGELLAN
*10.5  Assignment, Assumption, Acknowledgement and Consent Agreement, dated as of
         April 23, 1998, among the Company, the Owners and AMFELS, Inc.
*10.6  Agreement, dated December 18, 1997, between the Company and AMFELS, Inc.
         concerning Construction Options for the Option Rigs
*10.7  Chiles Offshore LLC 1998 Equity Option Plan
*10.8  Escrow Agreement, dated as of April 29, 1998, among U.S. Bank Trust
         National Association, as Escrow Agent, Trustee and Collateral Agent, and
         the Issuers
*10.9  Escrow Security Agreement, dated as of April 29, 1998, among U.S. Bank
         Trust National Association, as Collateral Agent, and the Issuers
*10.10 Securities Intermediary and Account Agreement, dated as of April 29, 1998, among U.S. Bank Trust National Association, as Securities Intermediary,
         Trustee and Collateral Agent, and the Issuers
*10.11 Employment Agreement, dated as of November 1, 1997, between the Company and William E. Chiles
*10.12 Management and Administrative Services Agreement, dated as of February 27,
         1998, between the Company and SEACOR SMIT Inc.
*21.1  Subsidiaries of the Company
*23.1  Consent of Arthur Andersen LLP
+23.2  Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1)
*24.1  Powers of Attorney (included on signature pages)
*25.1  Form T-1 of U.S. Bank Trust National Association, as Trustee under the
         Indenture filed as Exhibit 4.1
*99.1  Form of Letter of Transmittal
*99.2  Form of Notice of Guaranteed Delivery

------------------------
*   Filed herewith.

+   To be filed by amendment.